This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time this prospectus supplement is delivered in final form. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-88958

SUBJECT TO COMPLETION, DATED JUNE 3, 2003

Prospectus Supplement

(to Prospectus dated June 18, 2002)
$185,000,000

% Senior Subordinated Notes due 2013
Offering Price:       %, plus accrued interest from                     , 2003

Set forth below is a summary of the terms of the notes offered by this prospectus supplement. For more details, see “Description of the Notes.”

■	Interest

The notes have a fixed annual interest rate of           %, which will be paid every six months on                               15 and                                           15 commencing                               .

■	Maturity

                    , 2013.

■	Guarantees

The notes are not currently guaranteed by any of our subsidiaries. Some of our future subsidiaries, if any, will guarantee the notes. If we cannot make payments on the notes when they are due, those future subsidiaries must make payments instead.

■	Ranking

The notes and the future guarantees, if any, are subordinated to all of our current debts and all of our future debts and the debts of any future subsidiary guarantors that we and they are permitted to incur, except those which expressly provide that they rank equal or subordinate in right of payment to the notes and the future guarantees, if any.

The notes and the future guarantees, if any, will rank equal to all of our existing and future senior subordinated indebtedness and the senior subordinated indebtedness of any future subsidiary guarantors.

If we or any future guarantor go into bankruptcy, payments on the notes and any guarantees will only be made after our senior debts or the senior debts of the guarantor, if any, have been paid in full.

■	Mandatory Offer to Repurchase

If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

■	Optional Redemption

We may, at our option, redeem the notes at any time after June      , 2008.

Prior to                     , 2006, we may, at our option, redeem up to 35% of the notes with the proceeds of certain equity offerings.

■	Use of Proceeds

We expect to use the money raised from the notes to purchase or redeem certain of our existing senior debt, to reduce borrowings under our senior credit facility and to pay related fees and expenses.

We will receive $                    , or           % of the gross proceeds from the sale of the notes, as calculated on both a per-note and an aggregate basis, after paying the underwriters’ discounts and commissions of $                    , or           % of the gross proceeds from the sale of the notes, as calculated on both a per-note and an aggregate basis, and before paying expenses estimated at $                    .

This investment involves risks. See “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc. expects to deliver the notes to purchasers on June       , 2003.

Bear, Stearns & Co. Inc.

Sole Book Running Manager

UBS Warburg

CIBC World Markets

The date of this prospectus supplement is June       , 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
DEFICIENCY OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
DESCRIPTION OF OUTSTANDING INDEBTEDNESS
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
NOTICE REGARDING ARTHUR ANDERSEN LLP
EXPERTS

SUMMARY
RISK FACTORS
LODGENET ENTERTAINMENT CORPORATION
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
DEFICIENCY OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS SUPPLEMENT

      We provide information to you about this offering of notes in two separate documents that are bound together: (a) this prospectus supplement, which describes the specific details regarding this offering and certain information relating to us and our business, and (b) the accompanying prospectus, which provides general information, some of which may not apply to the notes or this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read carefully this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the prospectus including this prospectus supplement, before you invest. These documents contain information you should consider when making your investment decision.

      Except as stated under “Description of the Notes” below, all references to “we,” “us,” “our” or “LodgeNet” in this prospectus supplement and the accompanying prospectus mean LodgeNet Entertainment Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the reporting requirements of the Securities Exchange Act of 1934, and, in accordance with that act, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC’s web site contains reports, proxy and information statements and other information regarding companies, such as us, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus supplement or the accompanying prospectus, and any references to this web site or any other web site are inactive textual references only.

      The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement or the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2002; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

      We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the filing date of this prospectus and prior to the termination of this offering. Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated in, or deemed to be incorporated by reference to this prospectus or the accompanying prospectus shall be deemed to be modified or suspended, for purposes of this prospectus and the accompanying prospectus, to the extent that a statement contained this prospectus or the accompanying prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference to this prospectus or the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

      Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus we will send to you the copies you request at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such

S-i

documents. You should direct requests for such copies to the Corporate Secretary, LodgeNet Entertainment Corporation, 3900 West Innovation Street, Sioux Falls, South Dakota 57107. Our telephone number is (605) 988-1000.

      You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus supplement and prospectus by reference constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus supplement and accompanying prospectus by reference, words such as “expect,” “anticipate,” “estimate,” “believe,” “no assurance,” “intend,” “should,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and statements which are made in the future tense, are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

      Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	general economic and business conditions, and trends in the lodging and entertainment industries in particular;

•	changes in hotel occupancy rates, business and leisure travel rates and the “buy rate” of our customers;

•	our ability to access popular movies, video games, music and other content on terms that are acceptable to us;

•	the impact of regulations or competition on our products and services and changes to the competitive environment for our products and services, including the ability of our competitors to deliver on demand guest pay services through the Internet or cable;

•	the occurrence of one or more future terrorist attacks, wars, public health concerns or other domestic or international crises;

•	the ability of our suppliers to provide key components and services necessary for the manufacture and assembly of our interactive systems;

•	uncertainties inherent in our new business strategies, such as our efforts to expand our digital system to a broader segment of our customer base;

•	uncertainties inherent in our efforts to improve operating results by increasing revenue and decreasing costs;

•	our ability to secure additional capital on terms that are acceptable to us and sufficient to execute our business plan, including expanding the installation of our digital system in our customers’ guest rooms, and to adapt to technological changes in our industry;

•	changes in the nature of our relationships with hotel chains and their franchisees, including our ability to obtain new customers and to retain existing customers;

S-ii

•	the outcome of any litigation;

•	the results of our product development efforts relating to the development of new technologies and the enhancement of existing technologies; and

•	other factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated in the prospectus by reference.

      These forward-looking statements speak only as of the date of this prospectus supplement. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making an investment decision. You should read carefully this entire prospectus supplement and accompanying prospectus, including the “Risk Factors,” the financial data and related notes, and the reports incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. For the purposes of this prospectus supplement, unless otherwise indicated, the terms “we,” “us,” “our” and “LodgeNet” refer to LodgeNet Entertainment Corporation including all of our subsidiaries. Our only current active subsidiary is LodgeNet Entertainment (Canada) Corporation.

Our Business

      We are the world’s largest and leading provider of broadband, interactive TV systems and services to hotels, resorts and casinos throughout the United States and Canada as well as select international markets. We provide a wide range of interactive services including movies, music and television on-demand programming as well as video games, high-speed Internet access and other services designed to make guests’ stays more enjoyable, productive and convenient. We estimate that a range of our services are accessible to more than 260 million guests per year, based on the number of rooms served, average occupancy rates, estimated average guests per room and an assumed stay of one night per guest in 2002. As of March 31, 2003, our systems provided services to approximately 5,700 hotel properties serving more than 960,000 rooms, more properties and rooms than any other provider in the world.

      Guests purchase our services on a per-view, hourly, or daily basis. Our services include movies, video games, music and music videos, television on-demand programming, Internet on television which does not require a laptop for access, and high-speed laptop Internet access services (all of which we refer to as Guest Pay interactive services). Service packages may also include satellite-delivered basic and premium cable television programming, and other interactive entertainment and information services that are paid for by the hotel and provided to guests at no charge (which we refer to as free-to-guest services). We provide our services to various corporate-managed hotel chains such as Hilton, Doubletree, Embassy Suites, Sheraton, Ritz-Carlton, Harrah’s, Omni Hotels, Delta Hotels, Outrigger, La Quinta Inns, Wingate Inns, Homewood Suites, Isle of Capri, Hampton Inns & Suites, Baymont Inns & Suites, and Red Roof Inns, plus various major real estate investment trusts and management companies such as MeriStar, Felcor, Flagstone, Prime, WestCoast Hospitality, as well as many independent properties using the Marriott, Holiday Inn, Inter-Continental, Courtyard by Marriott, Prince, Radisson, W Hotel, Westin and other trade names.

Our Strengths

      In-Room Entertainment Leader — We are the largest and leading provider of in-room entertainment systems in the world with nearly one million rooms under contract. We expect to continue to solidify this position by enhancing our service through digital upgrades and adding to our room base by attracting newly built hotels as well as hotels currently unserved by LodgeNet as customers.

      Recurring and Stable Revenue Stream — We provide our services under exclusive contracts that generally run for a term of five to seven years. For the five years ended December 31, 2002, the term of our new contracts has averaged 6.5 years. At March 31, 2003, our portfolio of contracts had an average remaining life of almost four years and will expire at an average rate of not more than approximately 15% of the installed Guest Pay interactive room base per year through 2009. In addition, our customer base has been stable and loyal. Over the last five years, the number of installed rooms from which we have removed our systems on an annual basis has averaged less than 2% of our installed Guest Pay interactive room base. Since the fourth quarter of 1993, our last-12-month revenue has increased for 38 consecutive quarters.

      Strong and Diversified Customer Base — We maintain a portfolio of clients that includes some of the world’s leading hotel chains. Since 1995, our client hotels’ occupancy rates have averaged 410 basis points above the industry occupancy rate average. We believe that the type and location diversification of our customer base make us less susceptible to revenue volatility caused by seasonality and fluctuations in occupancy rates. Approximately 60% of our hotel customers are in suburban or highway locations, although our room portfolio also includes hotels in the urban, airport and resort segments. We believe that our concentration on suburban and highway properties has tended to reduce our exposure to downturns in air travel, such as those occurring after the events of September 11, 2001, and the effects on city centers of the recent weakness in the economy. In addition, no one customer accounts for more than 5% of our room base.

      Growth-Based Capital Investments — We believe that the average life and expiration schedule of our contracts, as well as our long history in providing in-room entertainment, improve our ability to effectively manage our capital expenditure programs.

•	Contract Renewals/ Digital Upgrades. We typically evaluate the feasibility of capital expenditures to upgrade a room to digital in the context of a contract renewal prior to the expiration of a contract. The operating performance of a property, developed over the life of its contract, as well as our experience with nearly one million rooms, allows us to evaluate the expected financial return against the required capital expenditure and determine whether it meets specified investment parameters.

•	New Rooms. We make our new room investments only after performing a rigorous feasibility study on the economics of a potential contract. Our operating history with nearly one million rooms enables us to utilize our historical experience in pricing and developing a mutually beneficial business model with a new customer.

      Improving Operating Efficiencies — As we have increased the installed base of rooms and expanded our revenue, selling, general and administrative (SG&A) expenses have declined as a percentage of revenue from 9.8% in 2000 to 9.1% in the first quarter of 2003. In addition, as we continue to deploy our digital platform across an increasing percentage of our total rooms, we expect to realize further operating efficiencies. Our digital platform has helped lower the cost of distributing content to the hotels by satellite distribution rather than physical delivery of content. For the twelve months ended March 31, 2003, rooms served by our digital platform produced an average of 35.3% greater Guest Pay revenue per room than rooms with our tape-based system due to the expanded content and product offerings, as well as product availability.

Our Strategy

      Continue to Expand Interactive Room Base. Within our target market of hotels with 75 or more rooms (which is estimated, based on industry sources, to contain 3.5 million hotel rooms), we believe substantial opportunity exists for continued, selective growth in our Guest Pay interactive services room base. We estimate that 335,000 rooms are presently not served by any interactive services provider and fit our target economic profile. We also estimate that 130,000 newly constructed lodging rooms will open within the next two years that meet or exceed target criteria. In addition, we estimate that another 350,000 rooms, which are under contract with our competitors, will be approaching expiration over the next two years. Historically, we have had significant success in capturing such rooms. Over the last seven years, 30% of our growth has come from hotels previously served by other providers while, during the same time, we have de-installed an average of less than 2% of our installed Guest Pay interactive room base per year. Of those hotels that we did not renew, a significant number was at our discretion, as the expected return on required renewal upgrade capital did not meet our return criteria. We believe that the cost-effective and flexible design of our scaleable interactive digital system which offers enhanced revenue opportunities, combined with our expertise in installation, programming, technical support and customer service, will help us to continue to expand and retain our Guest Pay interactive services room base pursuant to long-term contracts. Internationally, we intend to continue to expand into selected countries in Asia, Central America, South America and other regions through licensing agreements with established entities in those areas.

      Increase Revenue per Room from Expanded Installation of the Next-Generation Digital System. We plan to increase the revenue we realize from each Guest Pay interactive services room by expanding and enhancing the scope of our Guest Pay interactive services. As of March 31, 2003, our interactive digital system is installed in approximately 33.4% of the our Guest Pay interactive room base. We intend to continue installing our interactive digital system in new rooms and in selected existing properties we currently serve in exchange for long-term contract extensions of our services. For the twelve months ended March 31, 2003, our interactive digital system generated an average of 35.3% greater Guest Pay revenue per room than the traditional tape-based rooms due to the increased variety and availability of video content, television on-demand programming, digital music services, Internet on television, improved marketing and merchandising capabilities, and on-screen controls that allow the guest more viewing control and flexibility.

      Increase Operating Margins. Complementing our room and revenue growth objectives is our ongoing goal of increasing operating margins by reducing direct and overhead expenses, as measured on a percentage of revenue and on a per-installed unit basis. Our digital system continues to lower operating costs as the platform distributes movies, television on-demand programming, and music content via satellite, eliminating videotape duplication and shipping costs as well as a technician’s visit to the hotel to load the content. The online diagnostic capabilities of our systems also enable us to identify and resolve a majority of reported system malfunctions from our service control center without visiting the hotel property. We believe that further efficiencies will be achieved as we continue to expand the number of installed rooms and the scope of our interactive television and interactive product offerings.

      Continue to Integrate Cost-Effective System Technologies. We intend to continue to use our product design and development expertise to make system improvements as well as lower the installation cost of new and upgraded systems. Lower installation costs allow us to install our system economically into more diverse hotel properties as our investment decisions are based upon estimates of future revenues, cash flows and rates of return related to the contracts. In addition, lower installation and upgrade costs increase the return on invested capital for any given revenue stream. Lastly, system enhancements typically increase the market demand for our Guest Pay interactive services systems based on new system features and benefits and many times also increase the revenue generating capability of the system.

      Drive Toward Free Cash Flow and Profitability. In pursuit of our goals of free cash flow and profitability, we intend to expand our interactive digital room base and aggressively seek renewals of long-term contracts at attractive properties, while focusing on operating expense controls. Renewal rooms can provide us with revenue streams at capital reinvestment levels substantially below the cost of adding new interactive rooms. We also plan to pursue debt reduction consistent with our long-term capital investment plans, which if successful will reduce interest expense and improve our earnings and cash flow.

Corporate Information

      We are incorporated in Delaware. Our principal executive offices are located at 3900 West Innovation Street, Sioux Falls, South Dakota 57107. Our telephone number is (605) 988-1000.

The Offering

Issuer	LodgeNet Entertainment Corporation

Notes Offered	$185,000,000 principal amount of % Senior Subordinated Notes due 2013

Maturity	, 2013

Interest Payment Dates	Each 15 and 15, commencing 15, 2003. Interest will accrue from the date of issuance of the notes.

Guarantees	As of the date of issuance of the notes, the notes will not be guaranteed.

If we create or acquire a domestic subsidiary it will be required to guarantee the notes, unless we designate the subsidiary as an “unrestricted subsidiary” under the indenture governing the notes.

Security and Ranking	The notes will not be secured by any collateral.

The notes will be general unsecured senior obligations subordinated in right of payment to our and any guarantor’s existing and future senior debt, including all our obligations under our senior credit facility and our 11.50% senior notes due 2005. The notes will be subordinated effectively to our and any guarantor’s existing and future secured debt.

We estimate that, as of March 31, 2003, on an as adjusted basis giving effect to this offering and the application of net proceeds described in this prospectus supplement, we would have had $179.8 million of senior debt outstanding. This amount includes capital leases but does not include our interest rate swap arrangements or $5.0 million of other long-term liabilities, to which these notes would also have been subordinated as of March 31, 2003.

Optional Redemption	Except in the case of equity offerings by us, we cannot choose to redeem the notes prior to , 2006.

At any time from and after , 2008 (which may be more than once), we can choose to redeem some or all of the notes at specified prices, plus accrued but unpaid interest.

Optional Redemptions after Equity Offering	At any time (which may be more than once) before , 2006, we can choose to purchase up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as:

• we pay % of the face amount of the notes purchased, plus accrued but unpaid interest;

• we purchase the notes within 90 days of completing the equity offering; and

• at least 65% of the notes originally issued remain outstanding afterwards.

Mandatory Redemption	Except in the case of a change of control or an asset sale, the notes are not subject to mandatory redemption.

Change of Control	If we experience a change of control, we must offer to purchase your notes at 101% of their face amount, plus accrued but unpaid interest.

We might not be able to pay you the required price for notes you present to us at the time of a change of control, because:

• we might not have enough funds at that time; or

• the terms of our other debt may prevent us from paying.

Asset Sales	We may have to use the net cash proceeds from selling assets to offer to purchase your notes at their face amount, plus accrued but unpaid interest.

Covenants	The indenture governing the notes will limit what we (and most or all of our subsidiaries) may do. The provisions of the indenture will limit our ability to:

• incur more debt;

• pay dividends and make distributions;

• make other restricted payments and investments;

• incur restrictions on the ability of certain of our subsidiaries to pay dividends or make other payments to us;

• create liens;

• enter into transactions with affiliates; and

• sell certain assets or merge with or into other companies.

These covenants are subject to a number of important exceptions. For more details, see “Description of the Notes — Certain Covenants”.

Use of Proceeds	We expect to use the money raised from the notes to repurchase or redeem all of our outstanding 10.25% senior notes due 2006, together with accrued but unpaid interest thereon, to reduce outstanding debt under our existing credit facility and to pay fees and costs associated with this offering and the repurchase of the 10.25% senior notes due 2006.

      For more complete information about the notes, see the “Description of the Notes” section of this prospectus supplement.

Risk Factors

      This investment involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement for a discussion of certain factors you should consider carefully before deciding to invest in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

      The following table sets forth summary consolidated financial data as of the dates and for the periods presented. You should read the following information in conjunction with our consolidated financial statements and the related notes included or incorporated by reference herein.

							Three Months Ended
	Year Ended December 31,						March 31,

	2000		2001		2002		2002		2003

	(Dollar amounts in thousands, except per-share and per-room data)
Statement of Operations Data:
Guest Pay	$186,718		$206,001		$226,238		$52,637		$57,867
Other	10,099		10,894		8,752		2,372		1,779

Total revenue	196,817		216,895		234,990		55,009		59,646
Direct costs (exclusive of other operating expenses)	82,450		92,090		100,782		22,455		26,596

Gross profit (exclusive of other operating expenses)	114,367		124,805		134,208		32,554		33,050
Operating expenses	112,073		115,685		128,233		31,146		33,015

Operating income	2,294		9,120		5,975		1,408		35
Investment gains (losses)	(13,593)		(2,790)		872		280		—
Litigation settlements(1)	—		—		(2,700)		—		—
Loss on early retirement of debt(2)	—		(2,091)		—		—		—
Interest expense	(27,809)		(30,306)		(33,037)		(8,126)		(8,389)
Other income (expense)	419		348		314		(103)		64

Loss before income taxes	(38,689)		(25,719)		(28,576)		(6,541)		(8,290)
Provision for income taxes	(325)		(689)		(550)		(124)		(129)

Net loss	$(39,014)		$(26,408)		$(29,126)		$(6,665)		$(8,419)

Net loss per common share (basic and diluted)	$(3.21)		$(2.16)		$(2.35)		$(0.54)		$(0.68)

Other Data:
Adjusted EBITDA(3)	$67,764		$75,128		$81,893		$19,801		$20,012
Capital expenditures(4)	$60,195		$78,386		$72,115		$18,817		$16,180
Depreciation and amortization	$65,470		$66,008		$75,918		$18,393		$19,977
Ratio of total long-term debt to Adjusted EBITDA(3)(5)	4.29	x	4.33	x	4.32	x	4.27	x(6)	4.38	x(6)
Ratio of Adjusted EBITDA to interest expense(3)	2.44	x	2.48	x	2.48	x	2.50	x(6)	2.44	x(6)
Deficiency of earnings to fixed charges(7)	$(38,689)		$(25,719)		$(28,576)		$(6,541)		$(8,290)
Non-Financial Operating Data:
Guest Pay rooms served(8)	725,075		812,149		876,348		828,650		889,776
Rooms with Digital services(8)	—		115,378		265,097		143,177		297,592
Total rooms served(8)(9)	806,112		890,546		952,673		908,487		962,852
Average monthly revenue per Guest Pay room:
Movie revenue	$18.19		$17.93		$17.77		$17.04		$17.12
Other interactive service revenue	4.27		4.48		4.57		4.41		4.77

Total	$22.46		$22.41		$22.34		$21.45		$21.89

	As of December 31,			As of March 31, 2003

	2000	2001	2002	Actual	As Adjusted(10)

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,059	$1,528	$1,107	$1,188	$1,188
Total assets	281,605	291,485	298,084	297,340	301,465
Total debt(5)	290,659	325,831	353,790	353,463	364,832
Total stockholders’ equity (deficiency)	(36,426)	(67,568)	(101,304)	(108,641)	(115,885)

(1)	During 2002, we entered into settlement agreements with Broadcast Music Inc. and the American Society of Composers, Authors and Publishers, which resolved claims for alleged nonpayment of royalties on copyrighted musical works performed in major motion pictures. See the description under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2001 and 2002 — Investment Losses — Litigation Settlements” on page S-32.

(2)	In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Under SFAS No. 145, gains and losses on extinguishments of debt will no longer be classified as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. Effective January 1, 2002, we adopted the provisions of SFAS No. 145. In connection with the adoption, we reclassified the $2.1 million loss on early retirement of our 1999 bank credit facility, which was recorded in the third quarter of 2001 as an extraordinary item, to other expense within our consolidated statement of operations.

(3)	Adjusted EBITDA is not a financial measure under generally accepted accounting principles, or GAAP. We define Adjusted EBITDA as net income (loss), the most directly comparable GAAP measure, plus depreciation and amortization, restructuring and other charges, investment gains (losses), litigation settlements, loss on early retirement of debt, interest expense, other (income) expense and provision for income taxes. Adjusted EBITDA is not intended to represent an alternative to net income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles) as a measure of performance, and is not representative of funds available for discretionary use due to our financing obligations. See “Use of Non-GAAP Financial Measures” on page S-8.

(4)	Represents cash used for property and equipment additions as reported in the Statement of Cash Flows.

(5)	Debt includes current portion of long-term debt but excludes other long-term liabilities, which totaled $5.0 million at December 31, 2002 and March 31, 2003.

(6)	Ratio is based on last 12-month Adjusted EBITDA.

(7)	We do not have any preferred stock outstanding, and consequently the ratio of earnings to combined fixed charges and preference dividends is identical to the ratio of earnings to fixed charges as of the date of this prospectus supplement.

(8)	End of period statistics.

(9)	Total rooms served include those rooms receiving one or more of our services, including rooms served by international licensees.

(10)	The as-adjusted balance sheet and other data summarized below reflect our receipt of the estimated net proceeds of $178.1 million from this offering after deducting underwriting discounts, commissions and expenses.

Use of Non-GAAP Financial Measures

      Adjusted EBITDA is not a financial measure under generally accepted accounting principles, or “GAAP.” We define Adjusted EBITDA as net income (loss), the most directly comparable GAAP financial measure, plus depreciation and amortization, restructuring and other charges, investment gains (losses), litigation settlements, loss on early retirement of debt, interest expense, other (income) expense and provision for income taxes. We have presented Adjusted EBITDA because we use it to monitor compliance with the financial covenants in the agreements governing our indebtedness, and because Adjusted EBITDA is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies on the basis of operating performance. We also use Adjusted EBITDA as an integral part of our internal reporting to measure the performance of our business and to evaluate the performance of our senior management. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements. Reconciliation of net income to Adjusted EBITDA is provided below:

						For the Three Months
	For the Year Ended December 31,					Ended March 31,

	1998	1999	2000	2001	2002	2002	2003

	(In thousands)
Net income (loss)	$(39,912)	$(36,428)	$(39,014)	$(26,408)	$(29,126)	$(6,665)	$(8,419)
Plus:
Depreciation and amortization	55,215	60,778	65,470	66,008	75,918	18,393	19,977
Restructuring and other charges	3,300	—	—	—	—	—	—
Investment gains (losses)	6,550	9,584	13,593	2,790	(872)	(280)	—
Litigation settlements	—	—	—	—	2,700	—	—
Loss on early retirement of debt	—	—	—	2,091	—	—	—
Interest expense	23,261	27,210	27,809	30,306	33,037	8,126	8,389
Other (income) expense	(213)	(1,414)	(419)	(348)	(314)	103	(64)
Provision for income taxes	375	370	325	689	550	124	129

Adjusted EBITDA	$48,576	$60,100	$67,764	$75,128	$81,893	$19,801	$20,012

RISK FACTORS

      The notes that are offered with this prospectus supplement involve a high degree of risk. You should carefully consider the following risks and all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in the notes. These risks and other risks and uncertainties could cause a material and adverse effect on our business, financial condition or results of operations. In any such event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

      After this offering, we will have a significant amount of indebtedness. Assuming that this offering was completed on March 31, 2003 and the net proceeds were applied as described under “Use of Proceeds” (including our repurchase of all of our existing 10.25% senior notes due 2006 and to pay related fees and expenses), our total debt as of March 31, 2003 would have been $364.8 million, of which $179.8 million would have been senior debt to which these notes are subordinated. As of March 31, 2003, these notes would also have been subordinated to $5.0 million in other long-term liabilities and to interest rate swap arrangements relating to $100 million in borrowings under our senior credit facility.

      Our substantial indebtedness could have important consequences to you. Our indebtedness may increase as we continue to borrow under existing and future credit arrangements in order to finance future working capital requirements, capital expenditures or acquisitions and for general corporate purposes, which would increase the associated risks. These risks include:

•	potential inability to satisfy our obligations with respect to the notes, including the required interest payments;

•	reduced ability to adjust to adverse economic conditions;

•	greater difficulty funding future working capital, capital expenditures, acquisitions and other general corporate requirements, including possible required repurchases of the notes;

•	limits on our flexibility in planning for, or reacting to, changes in our business, the lodging industry and the competitive environment;

•	limits on future borrowings under our existing or future credit arrangements, which could affect our ability to pay our indebtedness, including the notes, or to fund our other liquidity needs;

•	potentially higher interest payment obligations due to future changes in interest rates under our variable-rate indebtedness, such as the indebtedness under our current senior credit facility; and

•	restrictions on our ability to refinance our indebtedness on commercially reasonable terms.

      Additionally, the presence of cross-default provisions in our debt instruments means that a default under any of our debt instruments could lead to the acceleration of our other debt.

Despite current debt levels, we and our subsidiaries may still be able to incur substantially more debt.

      The terms of the indenture generally do not prohibit us or our subsidiaries from borrowing additional funds under our senior credit facility and possible future credit arrangements. Giving effect to this offering as if it had occurred on March 31, 2003 and assuming that the net proceeds had been applied as described under “Use of Proceeds,” our senior credit facility would have permitted additional borrowings of up to $63.8 million as of March 31, 2003, subject to compliance with our debt incurrence covenants and to customary borrowing conditions. All of those borrowings would be senior to the notes. In addition, we could issue more notes under the indenture or issue other debt securities, which could be senior or rank equal to the notes, subject to compliance with our debt covenants.

Our ability to generate sufficient cash to service our indebtedness depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund capital expenditures and future acquisitions will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing and future credit arrangements in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity, or to sell assets. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the notes, or sell any assets on commercially reasonable terms or at all.

The notes are junior to all of our existing senior debt and possibly to all of our future borrowings, and in some situations, this may reduce our ability to fulfill our obligations under the notes. Further, any guarantees of the notes will be junior to all of any guarantor’s existing senior debt and possibly to all of their borrowings.

      The notes rank, and any subsidiary guarantees will rank, behind all of our existing senior debt and all of our future borrowings and that of any subsidiary guarantors, except any future indebtedness that expressly provides that it ranks equal with or is subordinated in right of payment to the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of any future guarantors in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding relating to us or any future subsidiary guarantors or our or their property, the holders of our senior debt and that of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes.

      In addition, all payments on the notes will be blocked in the event of a payment default on certain senior debt and may be blocked for up to 179 days in any period of 360 consecutive days in the event of non-payment defaults on certain senior debt.

      In the event of a bankruptcy, liquidation, dissolution or reorganization or similar proceeding relating to us or any subsidiary guarantor, the indenture requires that amounts otherwise payable to holders of the notes be paid to holders of senior debt instead until the senior debt is paid in full. Holders of the notes may receive less, ratably, than holders of senior debt and other unsubordinated obligations in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of senior debt.

      Assuming we had completed this offering on March 31, 2003 and the net proceeds were applied as described under “Use of Proceeds” (including our repurchase of all of our 10.25% senior notes due 2006 and payment of related fees and expenses), the notes would have been subordinated to $179.8 million of our senior debt, including $2.9 million of capital lease obligations, and to $5.0 million of other long-term liabilities and to our interest rate swap arrangements. We may incur substantial additional indebtedness, including senior debt, in the future.

The notes will be effectively subordinated to any debt of our existing subsidiaries and any future subsidiaries that do not guarantee the notes.

      As of the date of the issuance of the notes, the notes will be effectively subordinated to any debt and other liabilities and obligations, including trade payables and lease obligations, of our subsidiaries, whether or not secured. As of the date of the issuance of the notes, the notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless those assets are transferred to us by dividend or otherwise. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon a subsidiary’s liquidation or reorganization will be effectively subordinated to the claims of that subsidiary’s creditors (except to the extent that we are creditors of that subsidiary). Consequently, as of the date of the issuance of the notes, the notes will be effectively subordinated to all liabilities, including trade payables and lease obligations, of any of our presently existing subsidiaries and any future subsidiaries that do not guarantee the notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the obligation under its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

      Since only newly created or acquired domestic subsidiaries will become guarantors of the notes, we cannot assure you that at the time we create or acquire a subsidiary that the subsidiary will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. Further, we cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The notes are unsecured, and will be effectively subordinated to our secured debt.

      The notes will not be secured by any of our assets. Holders of secured debt will have claims with respect to some or all of our assets that are prior to the claims of holders of the notes.

      In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, proceeds from the sale of any of our pledged assets would be available to satisfy obligations of the secured debt before those proceeds could be used to make any payment on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank senior to or equally with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

Covenant restrictions under our senior credit facility and instruments governing our other debt securities, including the notes, may limit our ability to operate our business.

      Our senior credit facility and the instruments governing our debt securities, including the indenture governing the notes, contain covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Future borrowing instruments, such as credit facilities and indentures, are also likely to contain restrictive covenants and may require us to pledge assets as security under those future arrangements. The terms of our senior credit facility and debt securities restrict, among other things, our ability and the ability of our subsidiaries to:

•	borrow money;

•	pay dividends or make distributions;

•	purchase or redeem stock;

•	repay subordinated indebtedness before its stated maturity date;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	engage in sale-leaseback transactions;

•	consummate certain asset sales;

•	effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

•	create liens on our assets.

In addition, the indenture, our senior credit facility, other debt instruments and other material agreements require us to maintain specified financial ratios and satisfy certain financial condition tests that may require us to reduce our debt or to act in a manner contrary to our business objectives. Our senior credit facility also includes a covenant that would result in an event of default if we suffer a material adverse effect as defined in the senior credit facility. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests and to otherwise remain in compliance with the requirements of our senior credit facility, other debt instruments and other material agreements. We cannot assure you that we will meet those tests or compliance requirements or that our senior lenders or other third parties will waive any failure to meet those tests or requirements. A breach of any of these covenants would result in a default under the applicable debt instrument or agreement. In that event, the amounts under the applicable agreement could be declared immediately due and payable, and such a default may cause a default under and/or an acceleration of our other outstanding indebtedness and some of our material agreements. As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt, compete effectively or take advantage of new business opportunities.

     We may be unable to purchase the notes upon a change of control.

      Upon the occurrence of a “Change of Control” as defined in the indenture for the notes, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued interest. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our senior credit facility or other debt instruments will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a Change of Control under the indenture. See “Description of the Notes — Repurchase at the Option of Holders.” Our failure to make or consummate the change of control offer or pay the change of control purchase price when due would result in an event of default under the indenture governing the notes and would give the trustee and the noteholders the rights described under “Description of the Notes — Events of Default and Remedies.”

Our former use of Arthur Andersen LLP as our independent auditor may pose risks to us and will limit your ability to seek potential recoveries from them related to their work.

      Effective May 31, 2002, our board of directors dismissed Arthur Andersen LLP, our former independent auditor, and appointed PricewaterhouseCoopers LLP to succeed Arthur Andersen as our independent auditors. Our audited consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 that are incorporated by reference in this prospectus supplement were audited by Arthur Andersen as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. Arthur Andersen has not consented to the incorporation by reference of its audit reports in this prospectus supplement, and we have dispensed with the requirement to file Arthur Andersen’s consent in reliance on Rule 437a under the Securities Act. Since Arthur Andersen has not consented to the incorporation by reference of their audit reports in the registration statement, an investor’s ability to seek recoveries from Arthur Andersen related to the work performed by Arthur Andersen may be limited significantly by the lack of such consent and by the lack of assets of Arthur Andersen that are available to satisfy any such investor’s claims.

     An active trading market may not develop for the notes.

      The notes are a new issue of securities with no established trading market. We have not listed and do not intend to list the notes on any national or regional securities exchange or to seek approval for quotation through any automated quotation system. We cannot give any assurance that a trading market will exist in the future for the notes. If a market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. Even if a market does develop, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the financial performance of or prospects for companies in our industry generally.

     Trading prices for the notes may be volatile.

      Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial volatility in those securities’ trading prices. Any market for the notes that does develop could be subject to similar volatility. The trading prices of the notes also could fluctuate in response to a variety of factors, such as the following:

•	variations in our quarterly operating results;

•	the principal amount of notes then outstanding;

•	changes in the amount of senior debt to which the notes are subordinated;

•	changes in general economic or market conditions;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	investor perception of our industry or our prospects;

•	regulatory developments affecting us or our industry; and

•	changes in securities analysts’ recommendations regarding our securities.

Risks Related to Our Business

We are incurring significant losses and cannot give assurances that we will become profitable or generate positive cash flow, which could have a harmful effect on our results of operations, business and the value of our securities.

      We incurred net losses of $26.4 million in 2001, $29.1 million in 2002, and $8.4 million in the first quarter of 2003. As of March 31, 2003, we had an accumulated deficit of $108.6 million. We cannot give assurances that we will become profitable or generate positive cash flow or that, if we attain profitability or positive cash flow, we can maintain it. Our failure to become profitable or to remain profitable could have a harmful effect on our business and the value of our securities.

We cannot assure you that we will have adequate capital resources to carry out our business plan, which could have a harmful effect on our business and prospects and the value of our securities.

      We may have insufficient capital resources to carry out our business plan if our capital expenditure or working capital requirements increase, due to product development efforts, changes in technology or otherwise, and we are unable to access financing on acceptable terms. This would have the following adverse impacts on our business and prospects, among others:

•	we may be unable to make the capital expenditures necessary to expand or maintain our customer base or to deploy our digital system and other technological advances throughout our installed room base;

•	we may have insufficient capital to make payments on the notes and our other debt securities and senior credit facility as they become due;

•	we may have to delay or limit our product development activities; and

•	we may have to seek additional capital through additional equity or debt financings, asset sales, collaborative arrangements or other sources, which may not be available to us on a timely basis, if at all, or may not be available on acceptable terms.

Our revenue is affected by seasonality and dependent on other factors beyond our control.

      Our revenue is dependent on the occupancy rate of each hotel property served, the “buy rate,” or percentage of occupied rooms that buy movies or other services at the property, and the price of the services. Occupancy rates vary based on the property’s location, its competitive position within the marketplace, and, over time, seasonal factors, general economic conditions and changes in travel patterns due to public health concerns, the threat of terrorism, wars and other international crises, and other factors outside of our control. Occupancy rates are usually higher during the summer and lower during the winter. Buy rates generally reflect the hotel’s guest mix profile, the popularity and seasonality of motion pictures, and other services available at the hotel and the guests’ other entertainment alternatives. Buy rates also vary over time with general economic conditions. Our results are closely related to the performance of the lodging industry. Occupancy rates at the hotels we serve have declined from 2000 through the first quarter of 2003, and may decline further due to the factors described above. Because many of the factors described above are out of our control, we may not be able to control negative trends in our revenue.

We are dependent on others for our programming content, and increases in our costs or license fees to obtain such programming could reduce our cash flow and profitability.

      Our guest room programming content is provided primarily by major television networks, movie studios and other providers, aggregators and distributors of entertainment content. We currently pay each of these parties a fee for the right to broadcast their programming to our installed guest rooms. We may be exposed in the future to volatile or increased programming costs that may adversely affect our operating results. Our entertainment content providers may demand higher royalty rates or higher minimum payments than we are currently paying. In some cases, we are obligated to pay for programming on the basis of the number of guest rooms we serve, rather than the amount of revenue we earn from resales of the programming. Lower occupancy rates would therefore negatively impact our operating income. We do not have a formal agreement with some of our content providers so we cannot give assurances that content from these providers will be available in the future on terms that are acceptable to us, or at all. Increased licensing fees would negatively impact our operating income and ability to make payment on the notes.

If our third party suppliers fail to provide us with key components and services on a timely basis, our costs could increase and our growth could be hindered.

      We currently rely on third parties to supply key components and services, which are available only from a limited number of suppliers, for the manufacture and assembly of our interactive systems. We have occasionally experienced delays and other problems in receiving the components and services and may, in the future, be unable to obtain the same on the scale and within the time frames required by us on terms we find acceptable, or at all. If we are unable to obtain, or if we experience a delay in the delivery of, such components or services, we may be forced to incur significant unanticipated costs to secure alternative third party suppliers or adjust our operations. Additionally, certain electronic component parts used within our systems can be subject to temporary shortages because of general economic conditions. The occurrence of any of these events could increase our costs, hinder our growth and adversely affect our business and prospects.

Our success depends on new product development.

      We have a continuing product development program designed to develop new products and to enhance and improve our existing products. The successful development of our products and product enhancements is subject to numerous risks, both known and unknown, including:

•	unanticipated delays;

•	access to capital;

•	budget overruns; and

•	technical problems.

      These difficulties could result in the abandonment or substantial change in the design, development and commercialization of these new products or product enhancements.

      Given the uncertainties inherent with product development and introduction, we cannot assure you that any of our product development efforts will be successful on a timely basis, within budget or at all. Our failure to develop new products and product enhancements on a timely basis or within budget could harm our business and prospects.

We may have to incur significant capital expenditures in order to adapt to technological change.

      The television-based interactive services industry has been, and is likely to continue to be, subject to:

•	rapid and significant technological change, including continuing developments in technology that do not presently have widely accepted standards; and

•	frequent introductions of new services and alternative technologies, including new technologies for providing and displaying video services and Internet content.

      We expect that new technologies will emerge that may be superior to, or may not be compatible with, some of our current technologies, which may require us to make significant capital expenditures to remain competitive. Many of our competitors, including cable and Internet service providers, may have greater financial and technical resources to adapt to and capitalize on any such technological changes more effectively than we can. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. We rely in part on third parties for the development of, and access to, communications and network technology. As a result, we may be unable to obtain access to new technology on a timely basis or on satisfactory terms. If we fail to adapt successfully to any technological change or obsolescence, or fail to obtain access to important technologies, our revenues and business could be harmed.

If our customers become dissatisfied with our services, they may elect not to renew or to terminate service agreements with us, and in that event, our ability to maintain or grow our revenue would be adversely affected.

      In the event our customers become dissatisfied with the scope or capability of our products and services, they may elect not to renew our service agreements upon expiration or, in certain instances, our customers may elect to terminate their existing agreements with us for our failure to perform under the terms of their contracts.

Future acquisitions of companies or technologies may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

      As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including difficulties in assimilation of acquired personnel, operations, technologies or products which may adversely affect our ability to develop new products and services and to compete in our rapidly changing marketplace. Any future acquisitions may not generate any additional revenue or provide any benefit to our business.

Our business could be harmed if we are unable to protect our proprietary technology.

      We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our technology. Despite these precautions, unauthorized third parties may infringe, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. In addition, we have applied or plan to apply for corresponding patents and patent applications in several foreign countries for some of our patents and patent applications. There is a risk that these patent applications will not be granted or that the patent or patent application will not provide significant protection for our products and technology. Our competitors may independently develop similar technology that our patents do not cover. In addition, because patent applications in the United States can provide patent protection from the date of filing but are not publicly disclosed until eighteen months after the patent application has been filed, other patent applications may have been filed in the last eighteen months which relate to our technology and of which we are unaware. Moreover, there is a risk that foreign intellectual property laws will not protect our intellectual property rights to the same extent as United States intellectual property laws. In the absence of significant patent protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology, which could harm our business.

If our products or services employ technology that infringes the proprietary rights of others, we may be subject to infringement claims, forced to pay high prices to license technology or required to stop selling our products.

      Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or to design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. A successful claim of infringement against us or our failure or inability to license infringed or similar technology could damage our business to the extent we are required to pay substantial monetary damages or if, as a result of a successful claim, we become unable to sell our products and services without redeveloping them or otherwise were forced to incur significant additional expense. As a result, any infringement claims by third parties or claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may harm our business and prospects.

Industry Risks

We could be adversely impacted by conditions affecting the lodging industry’s performance.

      Our results are closely connected to the performance of the hotel industry, in which occupancy rates may fluctuate as a result of various factors. Reduction in hotel occupancy resulting from business, economic, or other events, such as significant international crises, acts of terrorism, war or public health issues, could adversely impact our business, financial condition and results of operations.

      Recently, the overall travel industry has been adversely affected by the weaker general economic climate, the threat of terrorist attacks, the Iraqi situation and, particularly in Asia, concerns about SARS. In 2002 and 2003 to date, occupancy rates have been below the level experienced in 2001 and prior years. For full year 2003, lodging industry sources forecast occupancy rates to be flat or slightly lower than 2002. Industry occupancy rates may be even more adversely impacted by current or future events. If hotel occupancy rates were to decline below forecasted levels, our revenues would be adversely affected.

We operate in a very competitive business environment, which could adversely affect our ability to attract and retain customers.

      Competition in our industry is very active and includes virtually all aspects of the entertainment industry. Many of our competitors have greater financial, technical and network resources than we do. Market participants include:

•	other interactive television service providers to the lodging industry such as On Command Corporation, Hospitality Network, SVI, Verizon, Sprint, NXTV, and other international providers, such as Quadriga;

•	cable television companies such as Comcast, AOL Time Warner, Cox Cable and Charter Communications;

•	direct broadcast satellite companies such as DIRECTV and EchoStar Communications;

•	television networks and programmers such as ABC, NBC, CBS, Fox, HBO and Showtime;

•	Internet service providers and portals such as AOL Time Warner and Yahoo!;

•	companies offering web sites that provide on-demand movies;

•	rental companies that provide videocassettes and DVDs that can be viewed in hotel rooms; and

•	hotels that offer in-room laptops with Internet access.

      Lodging industry guests also obtain entertainment and information from print media such as newspapers, magazines and books, concerts, sporting events and movie theaters. Given the dynamism of communications technology, we expect to continue to confront new sources of competition, many of which have access to cheaper and more available financing.

      A number of competitors, including Cox Cable and Quadriga, as well as some of the franchised and wireless cable operators, telecommunications companies, Internet service and direct broadcast satellite providers listed above, can use their existing infrastructure to provide in-room entertainment services to the lodging industry. Some of these competitors are already providing free-to-guest or Internet-related services to the lodging industry and have announced plans to offer guest pay interactive services. Due to the capital commitment required to install our system equipment, it has not been cost-effective for us to install our system at hotels with fewer than 75 guest rooms or low occupancy rates. Our competitors that have substantially greater financial and other resources than we do may develop a technology that is more cost effective than ours or can absorb the costs of wide-scale system deployment better than we can. As a result, our competitors may be in a better position than we are to increase their market share in the lodging industry and could adversely affect our ability to attract and retain customers.

Competition could reduce our revenue and our cash flow.

      We operate in the hotel in-room entertainment business, which is highly competitive. If we are unable to compete effectively with large diversified entertainment service providers that have substantially greater resources than we have, our operating margins and market share could be reduced, and the growth of our business inhibited. In particular, as discussed above, we compete directly for customers with a variety of other interactive service providers, including other interactive television service providers, cable television companies, direct broadcast satellite companies, television networks and programmers, Internet service providers and portals, companies offering web sites that provide on-demand movies, rental companies that provide videocassettes and DVDs that can be viewed in hotel rooms and hotels that offer in-room laptops with Internet access. We also compete, in varying degrees, with other leisure-time activities such as movie theaters, the Internet, radio, print media, personal computers and other alternative sources of entertainment and information. In addition, future technological developments may affect competition within this business. A continuing trend towards business combinations and alliances in both the domestic and foreign entertainment services industry may create significant new competitors for us. Many of these combined entities will have resources far greater than ours. These combined entities may provide bundled packages of programming, delivery and other services that compete directly with the products we offer. Our competitors may also offer services sooner and at more competitive rates than we do. We may need to reduce our prices or license additional programming to remain competitive, and we may be unable to sustain future pricing levels as competition increases. Our failure to achieve or sustain market acceptance of our offered services at desired pricing levels could impair our ability to achieve positive cash flow, which would harm our business and adversely affect our ability to make payments on the notes.

Opportunities to expand our installed customer room base may be limited, so we may be unable to grow our revenue.

      Due to the capital commitment required to install our system equipment, we may choose not to offer our services to some unserved hotels because we expect some hotels to generate an insufficient return on our investment. Further, while new hotel construction and hotel expansions offer an opportunity to expand our customer base, increases in unserved rooms due to the addition of new hotel rooms in any given year would be incremental. Accordingly, in order to grow revenue, we must be successful in broadening the range of services provided to customers and securing contracts to serve both new hotel rooms and hotels that are currently served by competitors. However, we may not be successful in these efforts, which could adversely affect our ability to grow our revenue or to generate positive cash flow and to make payments on the notes.

Future terrorist attacks or threats of attack are likely to cause sharp declines in business and leisure travel, including lodging occupancy, which will decrease our revenue.

      Any future terrorist attack or threat of an attack is likely to adversely affect the travel industry, including lodging occupancy rates. For example, industry occupancy rates fell after the events of September 11, 2001. Any reduction in occupancy rates, particularly if extended over a long period of time, will reduce our revenue opportunities which would have an adverse impact on our financial condition and results of operations.

New technologies, including the expansion of digital distribution in our markets, may fundamentally change the method and cost of distributing content. This may increase competition and result in a decrease in our revenue.

      The advent of digital technology, including the introduction of digital television, is likely to accelerate the convergence of broadcast, telecommunications, Internet and other media and could result in material changes in the economics, regulations, intellectual property usage and technical platforms on which our business relies. These changes could lower cost barriers for our competitors desiring to enter into or expand their presence in the television-based interactive services business. Increased competition may adversely affect the scale, source and volatility of our revenue streams, cost structures and cash flow, and may require us to significantly change our operations. There is a risk that our business and prospects will be harmed by these changes or that we will not identify or adapt to them as quickly as our competitors.

Federal, state, local and foreign legislation and regulation may negatively impact our business and growth.

      We may be classified as a multichannel video programming distributor, and thus may be subject to various provisions of the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and the regulations promulgated under those acts. In addition, the Internet-based services offered by us may be affected by various laws and governmental regulations. While there are currently few laws or regulations directly applicable to access to or commerce on commercial online services, new laws and regulations are under debate by federal and local lawmakers and may be adopted. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet which may cause a decline for our Internet-based services and products or other adverse effects on our business. In addition, any legislative or regulatory changes restricting content that may be delivered over our systems, particularly mature content, could reduce our revenues. Federal, state, local and foreign laws and regulations are, or may be, the subject of a variety of judicial, administrative and legislative hearings and proceedings that could change, in varying degrees, the regulatory classification applicable to us and the manner in which we are regulated. We cannot predict the outcome of these proceedings or their impact on our operations at this time.

USE OF PROCEEDS

      Our net proceeds, after deducting underwriting discounts and commissions and other expenses of this offering payable by us, from the sale of the notes are expected to be approximately $178.1 million. We intend to use up to $154.4 million of the net proceeds to fund our offer to purchase and consent solicitation relating to our outstanding 10.25% senior notes due 2006, of which $150.0 million is outstanding, including the fees and expenses relating to the offer, or to otherwise redeem the 10.25% notes. We intend to use the remainder of the net proceeds for general corporate purposes, including the repayment of a portion of outstanding borrowings under our senior credit facility. Pending this utilization, we intend to invest the net proceeds from the sale of the notes in short-term, dividend-paying or interest-bearing investment grade securities. We intend to redeem any 10.25% notes not properly tendered and accepted by us as part of the tender offer at a redemption price (expressed as a percentage of principal amount) of 102.563%, plus accrued and unpaid interest to the redemption date. We used borrowings under our senior credit facility during the most recent twelve months to finance capital investments and for working capital. Our senior credit facility has a maturity date of June 2006. The weighted average interest rate as of March 31, 2003 on indebtedness outstanding under our senior credit facility was 4.29%.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated deficiency in the coverage of fixed charges for the periods indicated.

	Year Ended December 31,					Three Months
						Ended
	1998	1999	2000	2001	2002	March 31, 2003

	(in thousands)
Deficiency in the coverage of fixed charges(1)	$(39,537)	$(36,058)	$(38,689)	$(25,719)	$(28,576)	$(8,290)

(1)	We do not have any preferred stock outstanding, and consequently the ratio of earnings to combined fixed charges and preference dividends is identical to the ratio of earnings to fixed charges as of the date of this prospectus supplement.

      For purposes of calculating the deficiency in the coverage of fixed charges, (i) fixed charges consist of interest on debt, amortization of discount on debt and capitalized interest and one-third of rental expense (which we estimate to represent the interest portion of such expense), and (ii) earnings consist of pre-tax income from operations and fixed charges (excluding capitalized interest) and include the amortization of capitalized interest.

CAPITALIZATION

      The following table presents our consolidated cash and cash equivalents and capitalization as of March 31, 2003 on an actual basis and adjusted to give effect to this offering and the application of the net proceeds from this offering as described under “Use of Proceeds.”

      This table should be read in conjunction with the section captioned “Use of Proceeds” in this prospectus supplement and our Consolidated Financial Statements and the footnotes thereto incorporated herein by reference.

	March 31, 2003

	Actual	As Adjusted(1)

	(In thousands)
Cash and cash equivalents	$1,188	$1,188

Current portion of long-term debt	$8,527	$8,527

Long-term debt:
Senior Credit Facility:
Bank term loan	$147,750	$147,750
Revolving credit facility	35,000	11,369
10.25% senior notes(2)	150,000	—
11.50% senior notes	18,000	18,000
Less unamortized discount	(154)	(154)
% senior subordinated notes offered hereby	—	185,000
Capital leases	2,867	2,867

Total debt(3)	353,463	364,832

Total stockholders’ equity (deficiency)	(108,641)	(115,885)

Total capitalization	$244,822	$248,947

(1)	As adjusted to reflect this offering and the intended use of net proceeds of this offering, including the write-off of deferred financing costs of approximately $2.7 million.

(2)	To the extent that less than all outstanding 10.25% notes are repurchased in our tender offer and related consent solicitation at the offer price of 102.688% of the principal amount plus accrued and unpaid interest, we intend to redeem the remaining notes at a redemption price of 102.563% of the principal amount plus accrued and unpaid interest to the date of redemption.

(3)	Excludes $16.3 million of other long-term liabilities and derivative instruments.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table sets forth consolidated financial data as of the dates and for the periods presented. The statement of operations data, balance sheet data and other data as of, and for each of the three years during the five-year period ended, December 31, 2002 have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. The statement of operations data, balance sheet data and other data as of and for each of the years ended December 31, 1998 and 1999 are derived from our audited consolidated financial statements. The selected historical statement of operations data, balance sheet data and other data as of, and for the three months ended, March 31, 2003 and March 31, 2002 have been derived from, and should be read in conjunction with, our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 incorporated by reference in this prospectus supplement and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

	(Dollar amounts in thousands, except per-share and per-room data)
Statement of Operations Data:
Guest Pay	$146,481	$169,850	$186,718	$206,001	$226,238	$52,637	$57,867
Other	19,870	11,422	10,099	10,894	8,752	2,372	1,779

Total revenue	166,351	181,272	196,817	216,895	234,990	55,009	59,646
Direct costs (exclusive of other operating expenses)	74,008	78,490	82,450	92,090	100,782	22,455	26,596

Gross profit (exclusive of other operating expenses)	92,343	102,782	114,367	124,805	134,208	32,554	33,050
Operating expenses	102,282	103,460	112,073	115,685	128,233	31,146	33,015

Operating income (loss)	(9,939)	(678)	2,294	9,120	5,975	1,408	35
Investment gains (losses)	(6,550)	(9,584)	(13,593)	(2,790)	872	280	—
Litigation settlements(1)	—	—	—	—	(2,700)	—	—
Loss on early retirement of debt(2)	—	—	—	(2,091)	—	—	—
Interest expense	(23,261)	(27,210)	(27,809)	(30,306)	(33,037)	(8,126)	(8,389)
Other income (expense)	213	1,414	419	348	314	(103)	64

Loss before income taxes	(39,537)	(36,058)	(38,689)	(25,719)	(28,576)	(6,541)	(8,290)
Provision for income taxes	(375)	(370)	(325)	(689)	(550)	(124)	(129)

Net loss	$(39,912)	$(36,428)	$(39,014)	$(26,408)	$(29,126)	$(6,665)	$(8,419)

Net loss per common share (basic and diluted)	$(3.45)	$(3.05)	$(3.21)	$(2.16)	$(2.35)	$(0.54)	$(0.68)

Other Data:
Adjusted EBITDA(3)	$48,576	$60,100	$67,764	$75,128	$81,893	$19,801	$20,012
Adjusted EBITDA margin(3)	29.2%	33.2%	34.4%	34.6%	34.8%	36.0%	33.6%
Capital expenditures(4)	$69,660	$51,226	$60,195	$78,386	$72,115	$18,817	$16,180
Depreciation and amortization	$55,215	$60,778	$65,470	$66,008	$75,918	$18,393	$19,977
Deficiency of earnings to fixed charges(5)	$(39,537)	$(36,058)	$(38,689)	$(25,719)	$(28,576)	$(6,541)	$(8,290)

						Three Months Ended
	Year Ended December 31,					March 31,

	1998	1999	2000	2001	2002	2002	2003

Non-Financial Operating Data:
Guest Pay rooms served(6)	596,806	661,691	725,075	812,149	876,348	828,650	889,776
Rooms with Digital services(6)	—	—	—	115,378	265,097	143,177	297,592
Total rooms served(6)(7)	703,325	761,509	806,112	890,546	952,673	908,487	962,852
Average monthly revenue per Guest Pay room:
Movie revenue	$18.44	$18.62	$18.19	$17.93	$17.77	$17.04	$17.12
Other interactive service revenue	3.62	3.85	4.27	4.48	4.57	4.41	4.77

Total	$22.06	$22.47	$22.46	$22.41	$22.34	$21.45	$21.89

	As of December 31,					As of March 31,

	1998	1999	2000	2001	2002	2002	2003

	(Dollar amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$5,240	$1,644	$4,059	$1,528	$1,107	$1,059	$1,188
Total assets	306,030	305,275	281,605	291,485	298,084	296,353	297,340
Total debt(8)	268,093	282,990	290,659	325,831	353,790	331,856	353,463
Total stockholders’ equity (deficiency)	11,774	(5,504)	(36,426)	(67,568)	(101,304)	(72,485)	(108,641)

(1)	During 2002, we entered into settlement agreements with Broadcast Music Inc. and the American Society of Composers, Authors and Publishers, which resolved claims for alleged nonpayment of royalties on copyrighted musical works performed in major motion pictures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2001 and 2002 — Investment Losses — Litigation Settlements” on page S-32.

(2)	In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Under SFAS No. 145, gains and losses on extinguishments of debt will no longer be classified as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. Effective January 1, 2002, we adopted the provisions of SFAS No. 145. In connection with the adoption, we reclassified the $2.1 million loss on early retirement of our 1999 bank credit facility, which was recorded in the third quarter of 2001 as an extraordinary item, to other expense within our consolidated statement of operations.

(3)	Adjusted EBITDA is not a financial measure under GAAP. We define Adjusted EBITDA as net income (loss), the most directly comparable GAAP measure, plus depreciation and amortization, restructuring and other charges, investment gains (losses), litigation settlements, loss on early retirement of debt, interest expense, other (income) expense and provision for income taxes. Adjusted EBITDA is not intended to represent an alternative to net income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles) as a measure of performance, and is not representative of funds available for discretionary use due to our financing obligations. See “Use of Non-GAAP Financial Measures” on page S-8.

(4)	Represents cash used for property and equipment additions as reported in the Statement of Cash Flows.

(5)	We do not have any preferred stock outstanding, and consequently the ratio of earnings to combined fixed charges and preference dividends is identical to the ratio of earnings to fixed charges as of the date of this prospectus supplement.

(6)	End of period statistics.

(7)	Total rooms served include those rooms receiving one or more of our services, including rooms served by international licensees.

(8)	Debt includes current portion of long-term debt but excludes other long-term liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion provides information concerning our results of operations and financial condition as of and for the years ended December 31, 2001 and 2002 and as of and for the three-month period ended March 31, 2003. This discussion should be read in conjunction with the section entitled “Risk Factors” and with the accompanying consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and accompanying prospectus.

Overview

      We are the world’s largest and leading provider of broadband, interactive TV systems and services to hotels, resorts and casinos throughout the United States and Canada as well as select international markets. We provide a wide range of interactive services including movies, music and television on-demand programming as well as video games, high-speed Internet access and other services designed to make guests’ stays more enjoyable, productive and convenient. We estimate that a range of our services are accessible to more than 260 million guests per year, based on the number of rooms served, average occupancy rates, estimated average guests per room and an assumed stay of one night per guest in 2002. As of March 31, 2003, our systems provided services to approximately 5,700 hotel properties serving more than 960,000 rooms, more properties and rooms than any other provider in the world.

      Guest Pay Interactive Services. Guests purchase our Guest Pay interactive services on a per-view, hourly, or daily basis. Our services include on-demand movies, television on-demand programming, music and music videos, network-based video games, Internet on television, and high-speed Internet access services. Service packages may also include additional satellite-delivered basic and premium cable television, video review of room charges, video checkout, guest surveying, and merchandising services that are paid for by the hotel and provided to guests at no charge.

      Our Guest Pay interactive services revenues depend on a number of factors, including the number of rooms equipped with our systems, hotel occupancy rates and guest demographics, and the popularity, pricing, and availability of programming. The primary direct costs of providing Guest Pay interactive services are:

•	license fees paid to studios for non-exclusive distribution rights to recently released major motion pictures;

•	nominal one-time license fees paid for independent films, most of which are non-rated and intended for mature audiences;

•	license fees for music rights associated with motion pictures;

•	license fees for other interactive services;

•	Internet connectivity costs; and

•	the commission retained by the hotel.

      Guest Pay operating expenses include costs of system maintenance and support, programming delivery and distribution, data retrieval, insurance, and personal property taxes.

      The room installations for the twelve months ended March 31, 2003 represent an increase of 7.4% for Guest Pay interactive rooms as compared to March 31, 2002. Additionally, digital services rooms increased 107.8% over the number of rooms installed with digital systems at March 31, 2002. Over the last five years, the number of installed rooms from which we have removed our systems on an annual basis has averaged less than 2% of our installed Guest Pay interactive room base.

      Our base of installed rooms was comprised as follows at March 31:

	2002	2003

Guest Pay interactive rooms(1)	828,650	889,776
Digital services rooms(2)	143,177	297,592
Total rooms served(3)	908,487	962,852

(1)	100% of Guest Pay interactive rooms are served by our on-demand interactive systems.

(2)	Digital services rooms are equipped with the interactive digital systems where on-demand movies, television on-demand programming, and music content are updated and delivered via satellite to our systems within respective hotels. Digital rooms are included with the total Guest Pay interactive rooms and, as of March 31, 2003, represented 33.4% of the Guest Pay interactive rooms served.

(3)	Total rooms served represent rooms receiving one or more of our services, including rooms served by international licensees.

      Free-to-Guest and Other Services. In addition to Guest Pay interactive services, we provide satellite-delivered basic and premium cable television programming for which the hotel, rather than its guests, pays the charges. The hotel pays us a fixed monthly charge per room for each programming channel provided. We obtain our free-to-guest programming pursuant to multi-year agreements and pay a monthly fee per room, which varies depending on incentive programs in effect from time to time.

      To meet the needs of our hotel customers related to our service offerings, we provide a variety of other services to our hotel customers, including the sale of system equipment and service parts and labor. Results from these other services and free-to-guest services delivered to rooms not receiving Guest Pay interactive services are included in the “other” components of revenues and direct costs related to such revenues are included in our statements of operations.

      Gamet and PointOne. On March 21, 2003, we entered into an agreement with Gamet Technology, Inc., a company engaged in the casino system technology industry, to form a limited liability company, PointOne Technologies, LLC. The business purpose of PointOne is to engage in the development of server-based gaming systems for the casino industry by utilizing some of our intellectual property and Gamet’s intellectual property. We entered into a technology licensing agreement with PointOne pursuant to which we licensed the right to some of our technology to PointOne under which we may derive revenue through the sale or license of server-based gaming systems. We received a 37.5% equity interest in PointOne. Gamet received a 62.5% equity interest in PointOne. PointOne requires additional financing to pursue its development plan. The members of PointOne have been discussing various financing alternatives and revisions to the scope of the project, but have not yet reached agreement on how to proceed. In the first quarter of 2003, we advanced $1.0 million to Gamet pursuant to a written promissory note. Although the maturity date of the loan has passed, we have not yet demanded repayment. Other than the non-exclusive and non-transferable rights to utilize our licensed technology, we are not obligated or committed to provide any further funds to PointOne.

Critical Accounting Policies

      Management’s discussion and analysis of financial condition and results of operations are based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. Our primary cost drivers are fact-based with predetermined rates, such as hotel commissions, license fees paid for major motion pictures, or one-time flat fees for independent films. However, the preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable based upon the available information. The following critical policies relate to the more significant judgments and estimates used in the preparation of the financial statements:

      Revenue Recognition. We recognize revenue from the sale of Guest Pay interactive services in the period during which the related services are provided to the hotel or guest. No future performance obligations exist on a service that has been provided. The prices related to our products or services are fixed prior to delivery of the products or services. Revenue from the sale of system equipment and service parts and labor is recognized when the equipment is delivered or the service has been provided. We also have advance billings for certain free-to-guest programming services where the revenue is deferred and recognized in the periods during which services are provided.

      Allowance for doubtful accounts. We determine the estimate of the allowance for doubtful accounts considering several factors, including:

•	historical experience,

•	aging of the accounts receivable, and

•	contract terms between the hotel and us.

      In accordance with our hotel contracts, monies collected by hotels for Guest Pay interactive services are held in trust for us. We believe that collectibility is reasonably assured based on our nominal write-off history. If the financial condition of a hotel chain or group of hotels were to deteriorate and reduce the ability to remit our monies, we may be required to increase our allowance by recording additional bad debt expense.

      Allowance for excess or obsolete system components. We regularly evaluate component levels to ascertain build requirements based on our backlog and service requirements based on our current installed base. When a certain system component becomes obsolete due to technological changes and we determine that the component cannot be utilized within our current installed base, we record a provision for excess and obsolete component inventory based on estimated forecasts of product demand and service requirements. We make every effort to ensure the accuracy of our forecasts of service requirements and future production. However, any significant unanticipated changes in demand or technological advances could have an impact on the value of system components and reported operating results.

      Property and Equipment. Our property and equipment are stated at cost, net of accumulated depreciation and amortization. Installed Guest Pay and free-to-guest systems consist of equipment, related costs of installation, including certain payroll costs, and customer acquisition costs. Maintenance costs, which do not significantly extend the useful lives of the respective assets, and repair costs are charged to operations as incurred. We begin depreciating Guest Pay and free-to-guest systems when such systems are installed and activated. Depreciation of other equipment begins when such equipment is placed in service. We attribute no salvage value to equipment, and depreciation and amortization are computed using the straight-line method over the following useful lives:

Years

Buildings	30
Guest Pay systems:
System components	5–7
In-room equipment	2–5
Other equipment	3–10

Results of Operations — Three Months Ended March 31, 2002 and 2003

      Revenue Analysis. Our total revenue for the first quarter of 2003 increased 8.4%, or $4.6 million, in comparison to the first quarter of 2002. The following table sets forth the components of revenue (dollar amounts in thousands) for the quarter ending March 31:

	2002		2003

		Percent of		Percent of
Revenue	Amount	Total Revenue	Amount	Total Revenue

Guest Pay	$52,637	95.7	$57,867	97.0
Other	2,372	4.3	1,779	3.0

	$55,009	100.0	$59,646	100.0

      Guest Pay interactive services revenue increased 9.9%, or $5.2 million, in the first quarter of 2003 in comparison to the same quarter of 2002. This increase was attributable to a 7.7% increase in the average number of installed Guest Pay interactive rooms, including an additional 154,000 digital services rooms deployed compared to the first quarter of 2002. The following table sets forth information in regard to average monthly revenue per Guest Pay room for the quarter ending March 31:

	2002	2003

Average monthly revenue per room:
Movie revenue	$17.04	$17.12
Other interactive service revenue	4.41	4.77

Total per Guest Pay room	$21.45	$21.89

      Average monthly movie revenue per room increased 0.5% in the first quarter of 2003 despite a decline in reported occupancy levels (140 basis points) from the first quarter of 2002. Other Guest Pay interactive services increased 8.2%, driven by expanding revenue from TV Internet, TV on demand, digital music and music videos, cable television programming services, and other interactive TV services available with the digital system.

      Revenue from other sources includes revenue from free-to-guest services provided to hotels not receiving Guest Pay services and sales of system equipment and service parts and labor. Other revenue decreased $593,000, or 25.0%, driven by decreased equipment sales to international licensees due to the civil and economic uncertainties in the international markets served.

      Gross Profit (exclusive of other operating expenses discussed separately below). Gross profit totaled $33.1 million for the first quarter ended March 31, 2003, an increase of 1.5% over the first quarter of 2002.

	2002	2003

Gross profit:
Guest Pay	$31,463	$32,123
Other	1,091	927

	$32,554	$33,050

Gross profit margin:
Guest Pay	59.8%	55.5%
Other	46.0%	52.1%
Composite	59.2%	55.4%

      Gross profit on Guest Pay interactive services increased 2.1%, or $660,000, on a 9.9% increase in related revenue. Guest Pay direct costs (movie license fees, music license fees within major motion pictures, license fees for other interactive services, Internet connectivity fees, and the commission retained by the hotel) are primarily based on related revenue, and such costs generally vary directly with revenue. As a percentage of revenue, the decline in Guest Pay gross profit margin from 59.8% to 55.5% was primarily due to increased Internet connectivity costs, programming costs, and hotel commissions.

      Gross profit on other services decreased $164,000, or 15.0%, in the first quarter of 2003 from the prior year quarter and the gross profit margin increased from 46.0% to 52.1%. The resulting increased gross profit margin was attributable to the decrease in lower margin sales of equipment to international licensees.

      As a percentage of revenue, our overall gross profit margin of 55.4% in the first quarter of 2003 was lower than our gross profit margin of 59.2% in the prior year quarter. In addition to the information provided above, the following table sets forth the primary drivers of changes in composite gross margin for the quarter ended March 31:

	2002	2003	Change

Gross profit margin	59.2%	55.4%	(3.8)%
Change drivers:
TV Internet			(2.0)
Programming costs			(0.9)
Hotel commissions			(0.9)

			(3.8)%

      Operating Expenses. The following table sets forth information in regard to our operating expenses for the quarter ending March 31 (dollar amounts in thousands):

	2002		2003

		Percent of		Percent of
	Amount	Total Revenue	Amount	Total Revenue

Operating expenses:
Guest Pay operations	$6,993	12.7	$7,623	12.8
Selling, general and administrative	5,760	10.5	5,415	9.1
Depreciation and amortization	18,393	33.4	19,977	33.5

Total operating expenses	$31,146	56.6	$33,015	55.4

      Guest Pay operations expenses consist of costs directly related to the operation of systems at hotel sites. The increase in Guest Pay operations expenses of $630,000, or 9.0%, from the first quarter of 2002 was due primarily to the 7.7% increase in the average number of installed Guest Pay interactive rooms. Per average installed room, Guest Pay operations expenses were $2.88 per month in the first quarter of 2003 as compared to $2.85 per month in the first quarter of 2002.

      Selling, general and administrative expenses decreased $345,000, or 6.0%, in the first quarter of 2003 compared to the year earlier quarter. This decrease was due to reductions in the levels of bad debt and professional fees incurred in the prior year quarter related to the InnMedia lawsuit and termination of related InnMedia agreements, partially offset by increases in payroll related expenses. As a percentage of revenue, such expenses decreased to 9.1% in the current quarter from 10.5% in the first quarter of 2002.

      Depreciation and amortization expenses increased 8.6% to $20.0 million in the first quarter of 2003 from $18.4 million in the year earlier quarter. The increase was driven by the 7.7% increase in average Guest Pay interactive rooms in operation and the amortization of intangibles and distribution rights acquired in August 2002. At the end of first quarter 2003, the interactive digital system had been installed in more than 297,000 rooms, an increase of 154,000 rooms over the prior year quarter. As a percentage of revenue, depreciation and amortization expenses increased slightly to 33.5% in the current quarter from 33.4% in the first quarter of 2002.

      Operating Income. As a result of the factors described above, we generated operating income of $35,000 in the first quarter of 2003 compared to $1.4 million in the first quarter of 2002.

      Interest Expense. Interest expense increased $263,000, or 3.2%, to $8.4 million during the first quarter of 2003 due to increases in long-term debt to fund our continuing expansion of our digital platform. Average principal amount of long-term debt outstanding during the quarter ended March 31, 2003 was approximately $354 million (at an average interest rate of approximately 9.5%) as compared to an average principal amount outstanding of approximately $328 million (at an average interest rate of approximately 9.9%) during the comparable period of 2002.

      Taxes. For the first quarter of 2003, we incurred franchise tax of $129,000 compared with $124,000 during the first quarter of 2002.

      Net Loss. For the reasons previously described, our net loss increased to $8.4 million in the first quarter of 2003 from a net loss of $6.7 million in the prior year quarter.

Results of Operations — Years Ended December 31, 2001 and 2002

     Revenue Analysis

      Total revenue for 2002 was $235.0 million, an increase of $18.1 million or 8.3% compared to 2001. The increase resulted from a 10.2% increase in average Guest Pay interactive rooms in operation, driven by the addition of nearly 150,000 rooms served by our next-generation interactive digital system, which represents a 129.8% increase over 2001.

      Guest Pay Interactive Services. Guest Pay interactive service revenue increased 9.8%, or $20.2 million, in 2002 as compared to 2001. The increase was primarily due to the additional 77,800 average Guest Pay rooms in operation and the growth of Guest Pay rooms installed with the interactive digital system. The following table sets forth the components of our revenue (dollar amounts in thousands) for the years ended December 31:

	2001		2002

		Percent of		Percent of
Revenue	Amount	Total Revenue	Amount	Total Revenue

Guest Pay	$206,001	95.0	$226,238	96.3
Other	10,894	5.0	8,752	3.7

Total	$216,895	100.0	$234,990	100.0

      Average movie revenue per room decreased 1.0% from 2001 due to a 110 basis point decline in occupancy rates of the properties we served. This factor was partially offset by higher prices charged for movies. The following table sets forth information with respect to revenue per Guest Pay room for the years ended December 31:

	2001	2002

Average monthly revenue per room:
Movie revenue	$17.93	$17.77
Other interactive service revenue	4.48	4.57

Total per Guest Pay room	$22.41	$22.34

      Average other interactive service revenue per room increased 2.0% from the prior year. This increase was primarily due to the increase in the number of rooms served by the interactive digital system, which provides a broader range of products available to the hotel guests.

      Other Revenue. Revenue from other sources is comprised of free-to-guest services provided to hotels not receiving Guest Pay services and sales of system equipment and service parts and labor. The $2.1 million decrease in other revenue was primarily driven by decreased equipment sales to international licensees due to the civil and economic uncertainties in the international markets served.

     Expense Analysis

      Direct Costs. The following table sets forth information regarding our direct costs (dollar amounts in thousands) and gross profit margin (excluding other operating expenses discussed separately below) for the years ended December 31:

	2001	2002

Direct costs:
Guest Pay	$85,288	$96,043
Other	6,802	4,739

	$92,090	$100,782

Gross profit margin:
Guest Pay	58.6%	57.5%
Other	37.6%	45.9%
Total	57.5%	57.1%

      Guest Pay interactive services direct costs increased 12.6% to $96.0 million in 2002 from $85.3 million in the prior year. Guest Pay direct costs (movie license fees, music license fees within major motion pictures, license fees for other interactive services, Internet connectivity fees, and the commission retained by the hotel) are primarily based on related revenue, and such costs generally vary directly with revenue. The decline in Guest Pay gross profit margin from 58.6% to 57.5% was primarily attributable to the costs that we absorbed upon termination of InnMedia and increases in hotel commissions, offset by reductions in video game royalties. InnMedia costs included Internet connectivity, hotel commissions, royalties, and technical support fees, and other direct expenses.

      Other direct costs associated with other revenue decreased $2.1 million, or 30.3%, in 2002 from the prior year and the gross profit margin increased from 37.6% in 2001 to 45.9% in 2002. The resulting increased gross profit margin was attributable to the reduction of lower margin sales of equipment to international licensees.

      Our overall gross profit increased 7.5% in 2002 to $134.2 million on an 8.3% increase in revenue as compared to 2001. As a percentage of revenue, the overall gross profit margin was 57.1% in 2002 compared to 57.5% in the prior year. The change was primarily due to the costs that we absorbed upon termination of InnMedia and increases in hotel commissions, offset by reductions in video game license fees and a nominal shift in sales from higher margin Guest Pay interactive services, such as movies, to lower margin free-to-guest and Internet services.

      Operating Expenses. The following table sets forth information in regard to our operating expenses (dollar amounts in thousands) for the years ended December 31:

	2001		2002

		Percent of		Percent of
	Amount	Total Revenue	Amount	Total Revenue

Operating expenses:
Guest Pay operations	$28,698	13.2	$30,207	12.9
Selling, general and administrative	20,979	9.7	22,108	9.4
Depreciation and amortization	66,008	30.4	75,918	32.3

Total operating expenses	$115,685	53.3	$128,233	54.6

      Guest Pay operations expenses consist of costs directly related to the operation of systems at hotel sites. Guest Pay operations expenses increased by $1.5 million, or 5.3%, in 2002 from the prior year. This increase is primarily attributable to the 10.2% increase in average installed Guest Pay interactive rooms in operation during 2002 as compared to 2001. Offsetting the increased operating costs were greater operating efficiencies resulting from reduced truck rolls related to tape changes and related freight costs and improved economies of scale. Per average installed room, Guest Pay operations expenses decreased by 4.5% to $2.98 per month in 2002 as compared to $3.12 per month in 2001.

      Selling, general and administrative expenses increased 5.4% to $22.1 million in 2002 from $21.0 million in 2001. The increase was substantially attributable to an InnMedia bad debt charge of $471,000 taken in the second quarter and approximately $640,000 of professional fees connected with the InnMedia-related litigation that was dismissed with prejudice pursuant to a settlement reached in August 2002. As a percentage of revenue, selling, general and administrative expenses were 9.4% in 2002 and 9.7% in 2001.

      Depreciation and amortization expenses increased 15.0% to $75.9 million in 2002 from $66.0 million in the prior year. The increase was primarily due to the additional 77,800 average Guest Pay interactive rooms in operation. During the fourth quarter, we also expensed approximately $1.4 million of unamortized costs related to browser software that we replaced with new browser software that provides greater functionality. Additionally, we also incurred depreciation expense of $860,000 for other capitalized costs including new service vans, equipment, and computers, and additional amortization expense of $1.3 million for software development and other intangibles, offset by the changes in fully depreciated assets remaining in service. As a percentage of revenue, depreciation and amortization expenses increased to 32.3% in 2002 from 30.4% in 2001.

      Operating Income. As a result of increased Guest Pay interactive services revenue and decreased operating expenses as a percent of revenue driven by greater operating efficiencies, we generated operating income of $6.0 million in 2002 as compared to operating income of $9.1 million in 2001. As noted above, the change in operating income was primarily driven by hotel commissions, costs that we absorbed upon termination of InnMedia, bad debt and professional fees connected with the InnMedia-related litigation, depreciation and amortization, and service costs related to the 10.2% increase in average installed Guest Pay interactive rooms in operation.

     Investment Losses

      InnMedia LLC. InnMedia is a limited liability company formed by LodgeNet and Hilton during the fourth quarter of 2000. We have a 47.5% equity interest in InnMedia and recorded losses under the equity method of accounting for an investment of $2.6 million during 2001 and $3.0 million during 2000.

      On April 12, 2002, we terminated our Distribution and Carriage Agreement and Services Agreement with InnMedia. The terminations followed the institution of legal proceedings by InnMedia against us. As a result of the dispute with InnMedia, we charged off $471,000 in uncollectable receivables and continued to incur the costs associated with providing InnMedia’s services, totaling $914,000 through the end of July 2002. Prior to the terminations, we had charged InnMedia for system access fees of $633,000, connectivity costs of $793,000, and support and administrative expenses of $355,000 related to the first quarter of 2002.

      On August 2, 2002, we and InnMedia’s co-owner, Hilton, agreed to dissolve InnMedia. InnMedia and we mutually released our claims against each other, and the lawsuit filed by InnMedia against us was dismissed with prejudice. For the year ended December 31, 2002, we recorded an equity loss of $419,000 with respect to InnMedia. We expect InnMedia to be dissolved in 2003 with no additional funding required to cover dissolution expenses.

      GICC Investment. Until 2001, we had a 30% equity interest in Global Interactive Communications Corporation, which provided cable television programming and telecommunications services to the multi-family dwelling unit market. We accounted for our investment in GICC using the equity method of accounting and recorded losses of $183,000 and $4.2 million for the years ended 2001 and 2000, respectively. In the second quarter of 2001, we transferred our equity interest back to GICC and had no further financing obligation to GICC. GICC filed for bankruptcy protection in the third quarter of 2001. In 2002, we recovered the full amount of our receivable from GICC, which was $316,000 as of December 31, 2001, and recorded an investment gain of $1.3 million from the $1.7 million in proceeds derived from the sale of GICC’s assets.

      Loss On Early Retirement of Debt. In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Under SFAS No. 145, gains and losses on extinguishments of debt will no longer be classified as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. Effective January 1, 2002, we adopted the provisions of SFAS No. 145. In connection with the adoption, we reclassified the $2.1 million loss on early retirement of our 1999 bank credit facility, which was recorded in the third quarter of 2001 as an extraordinary item, to other expense within our consolidated statement of operations.

      Litigation Settlements. During 2002, we entered into settlement agreements with Broadcast Music Inc. (BMI) and the American Society of Composers, Authors and Publishers (ASCAP), which resolved claims for alleged nonpayment of royalties on copyrighted musical works performed in major motion pictures. BMI and ASCAP had asserted that the music, primarily background music, used within major motion pictures required licensing. BMI and ASCAP sought damages for public performances of such music from their respective catalogues. As a result of the settlements, we recorded a provision for the litigation settlements of $2.7 million that is related to pre-2002 reporting periods. This nonrecurring charge has been reported as a litigation expense in the accompanying statements of operations. We paid approximately $1.2 million of the settlement amount with the balance to be paid ratably over the next five quarters, the first payment of which was made during the first quarter of 2003. In addition, we recorded approximately $420,000 as 2002 operating expense to accurately reflect music royalty costs directly related to current year operating activities.

      Interest Expense. Interest expense was $33.0 million in 2002 compared to $30.3 million in 2001 due to increases in long-term debt to fund continuing expansion of our business. The average principal amount of long-term debt outstanding during 2002 was approximately $339 million (at a weighted average interest rate of approximately 9.8%) as compared to an average principal amount outstanding of approximately $307 million (at a weighted average interest rate of approximately 9.9%) during 2001.

      Net Loss. As a result of factors previously described, we incurred a net loss of $29.1 million as compared to a net loss of $26.4 million in 2001.

      Adjusted EBITDA. Adjusted EBITDA (which we define as net income (loss), the most directly comparable GAAP measure, plus depreciation and amortization, restructuring and other charges, investment gains (losses), litigation settlements, loss on early retirement of debt, interest expense, other (income) expense and provision for income taxes) increased 9.0% to $81.9 million in 2002 as compared to $75.1 million in 2001. This increase was primarily due to a 10.2% increase in the average number of installed rooms receiving Guest Pay interactive services and the related increase in Guest Pay revenue, as well as increased gross profit earned on Guest Pay revenue and other revenue as described above. As a percentage of total revenue, Adjusted EBITDA increased to 34.8% in 2002 as compared to 34.6% in 2001.

      Adjusted EBITDA is not a financial measure under generally accepted accounting principles, or “GAAP,” whose most directly comparable GAAP financial measure is net income (loss). Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements. See “Use of Non-GAAP Financial Measures” on page S-8.

Results of Operations — Years Ended December 31, 2000 and 2001

     Revenue Analysis

      Our total revenue for 2001 increased 10.2%, or $20.1 million, in comparison to 2000. The following table sets forth the components of our revenue (dollar amounts in thousands) for the years ended December 31:

	2000		2001

		Percent of		Percent of
Revenue	Amount	Total Revenue	Amount	Total Revenue

Guest Pay	$186,718	94.9	$206,001	95.0
Other	10,099	5.1	10,894	5.0

Total	$196,817	100.0	$216,895	100.0

      Guest Pay Interactive Services. Guest Pay interactive service revenue increased 10.3%, or $19.3 million, in 2001 as compared to 2000. This increase was primarily due to a 10.6% increase in the average number of installed Guest Pay rooms. The following table sets forth information with respect to revenue per Guest Pay room for the years ended December 31:

	2000	2001

Average monthly revenue per room:
Movie revenue	$18.19	$17.93
Other interactive service revenue	4.27	4.48

Total per Guest Pay room	$22.46	$22.41

      Average movie revenue per room decreased 1.4% from 2000 due to a lower occupancy rate throughout the hotel industry, which was attributable to the events of September 11th and the impact on the general economy, and due to a relatively less popular selection of major motion pictures during the early part of 2001. These factors were partially offset by higher prices charged for movies.

      Average other interactive service revenue per room increased 4.9% from the prior year. This increase was primarily due to (i) increased per room revenue from Internet services resulting from increased penetration of Internet services into Guest Pay rooms, an expanded selection of revenue generating Internet services, and increasing interest in Internet services from hotel guests; and (ii) increased revenue from cable television programming services resulting from decreased incentive credits granted to hotels and increases in the number of cable television programming channels supplied by hotels to their guests.

      Other Revenue. Revenue from other sources is comprised of free-to-guest services provided to hotels not receiving Guest Pay services and sales of system equipment and service parts and labor. The 7.9%, or $795,000, increase in other revenue was due to increased equipment sales to international licensees.

     Expense Analysis

      Direct Costs. The following table sets forth information regarding our direct costs (dollar amounts in thousands) and gross profit margin (excluding other operating expenses discussed separately below) for the years ended December 31:

	2000	2001

Direct costs:
Guest Pay	$76,586	$85,288
Other	5,864	6,802

	$82,450	$92,090

Gross profit margin:
Guest Pay	59.0%	58.6%
Other	41.9%	37.6%
Composite	58.1%	57.5%

      Guest Pay interactive direct costs increased 11.4% to $85.3 million in 2001 from $76.6 million in the prior year. Guest Pay direct costs (movie license fees, license fees for other interactive services, Internet connectivity fees, and the commission retained by the hotel) are primarily based on related revenue, and such costs generally vary directly with revenue. The nominal decrease to gross profit margin from 59.0% to 58.6% was primarily due to the shift from sales of higher margin Guest Pay interactive services to lower margin free-to-guest and Internet services.

      Other direct costs associated with other revenue increased $938,000 or 16.0% in 2001 from the prior year and the gross profit margin decreased from 41.9% in 2000 to 37.6% in 2001. The resulting decreased gross profit margin was due to lower profit margin sales of equipment to international licensees.

      Our overall gross profit increased 9.1% in 2001 to $124.8 million on a 10.2% increase in revenue as compared to 2000. As a percentage of revenue, the overall gross profit margin decreased to 57.5% in 2001 from 58.1% in the prior year. The decrease was due to increased equipment sales to international licensees, which generally earns a lower profit margin, and a nominal shift in sales from higher margin Guest Pay interactive services such as movies to lower margin free-to-guest and Internet services.

      Operating Expenses. The following table sets forth information in regard to our operating expenses (dollar amounts in thousands) for the years ended December 31:

	2000		2001

		Percent of		Percent of
		Total		Total
	Amount	Revenues	Amount	Revenues

Operating expenses:
Guest Pay operations	$27,356	13.9	$28,698	13.2
Selling, general and administrative	19,247	9.8	20,979	9.7
Depreciation and amortization	65,470	33.3	66,008	30.4

Total operating expenses	$112,073	56.9	$115,685	53.3

      Guest Pay operations expenses consist of costs directly related to the operation of systems at hotel sites. Guest Pay operations expenses increased by $1.3 million or 4.9% in 2001 from the prior year. This increase is primarily attributable to the 10.6% increase in average installed Guest Pay interactive rooms in 2001 as compared to 2000. Offsetting the increased operating costs were improved cost controls and greater operating efficiencies. Per average installed room, Guest Pay operations expenses were $3.12 per month in 2001 as compared to $3.29 per month in 2000.

      Selling, general and administrative expenses increased 9.0% to $21.0 million in 2001 from $19.2 million in 2000. This increase was primarily due to increased payroll, related employee benefits, and outside professional fees. As a percentage of revenue, selling, general and administrative expenses were 9.7% in 2001 and 9.8% in 2000.

      Depreciation and amortization expenses increased 0.8% to $66.0 million in 2001 from $65.5 million in the prior year. This increase was due to the increase in the number of installed Guest Pay interactive rooms previously described, as well as the associated software costs and other capitalized costs including service vans, equipment, and computers that are related to the increased number of rooms in service since the prior year offset by the increase in fully depreciated assets remaining in service. As a percentage of revenue, depreciation and amortization expenses decreased to 30.4% in 2001 from 33.3% in 2000.

      Operating Income. As a result of increased Guest Pay interactive revenue and decreased operating expenses as a percent of revenue driven by greater internal cost and operating controls, we generated operating income of $9.1 million in 2001 as compared to operating income of $2.3 million in 2000.

      Investment Losses. Effective November 30, 1998, the operations of our majority-owned subsidiary, ResNet Communications, LLC, were merged with two non-affiliated entities to form Global Interactive Communications Corporation. We contributed net assets totaling $31.3 million in exchange for a 30% equity interest in GICC and notes receivable totaling $10.8 million.

      We accounted for our investment in GICC using the equity method of accounting for an investment. During 1999, the management and board of GICC approved a plan to sell its assets. We recorded losses of $4.2 million and $22.1 million for the years ended 2000 and 1999, respectively. During first quarter 2001, we recorded equity losses of $183,000. In the second quarter of 2001, we transferred our equity interest in GICC back to GICC and had no further financing obligation to GICC. As of December 31, 2001, we had a receivable of $316,000 included in our consolidated balance sheets.

      Marketable Securities. During the fourth quarter of 2000, we recorded losses on our investment in CMGI common stock of $6.4 million reflecting a market value decline in the securities, which was deemed to be permanent. The recorded value of this investment was $1.4 million as of December 31, 2000. During 2001, we sold the investment for $1.4 million.

      InnMedia LLC. As previously described, InnMedia was formed by LodgeNet and Hilton during the fourth quarter of 2000. We had a 47.5% equity interest in InnMedia and recorded losses under the equity method of accounting for an investment of $2.6 million during 2001 and $3.0 million during 2000. During the fourth quarter of 2001, we completed the $5 million financing commitment to InnMedia. As of December 31, 2001, we had a receivable from InnMedia of $531,000, a payable to InnMedia of $773,000 and an investment balance of $167,000.

      Interest Expense. Interest expense increased to $30.3 million in 2001 from $27.8 million in 2000 due to increases in long-term debt to fund continuing expansion of our business. The average principal amount of long-term debt outstanding during 2001 was approximately $307 million (at a weighted average interest rate of approximately 9.9%) as compared to an average principal amount outstanding of approximately $282 million (at a weighted average interest rate of approximately 9.9%) during 2000.

      Loss On Early Retirement of Debt. In August 2001, we retired our 1999 bank credit facility that was due in February 2005. As a result of the early retirement, we wrote off related unamortized debt issuance costs of $2.1 million under Other Expense as a loss on early retirement of debt.

      Net Loss. As a result of factors previously described, we incurred a net loss of $26.4 million in 2001 as compared to a net loss of $39.0 million in 2000.

      Adjusted EBITDA. Adjusted EBITDA (which we define as net income (loss), the most directly comparable GAAP measure, plus depreciation and amortization, restructuring and other charges, investment gains (losses), litigation settlements, loss on early retirement of debt, interest expense, other (income) expense and provision for income taxes) increased 10.9% to $75.1 million in 2001 as compared to $67.8 million in 2000. This increase was primarily due to a 10.6% increase in the average number of installed rooms receiving Guest Pay interactive services and the related increase in Guest Pay revenue, as well as increased gross profit earned on Guest Pay revenue and other revenue as described above. As a percentage of total revenue, Adjusted EBITDA increased to 34.6% in 2001 as compared to 34.4% in 2000.

      Adjusted EBITDA is not a financial measure under generally accepted accounting principles, or “GAAP,” whose most directly comparable GAAP financial measure is net income (loss). Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements. See “Use of Non-GAAP Financial Measures” on page S-8.

Recent Accounting Developments

      In November 2002, the FASB Emerging Issues Task Force reached a consensus on EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” The EITF addresses how to account for multiple-deliverable revenue arrangements and focuses on when a revenue arrangement should be separated into different revenue-generating deliverables or “units of accounting” and if so, how the arrangement considerations should be allocated to the different deliverables or units of accounting. The provisions of EITF 00-21 are effective for fiscal years beginning after December 15, 2002. The adoption of the EITF had no impact on our consolidated financial statements.

      In November 2002, FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” was released and had no impact on our consolidated financial statements.

      In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure — an Amendment to FAS 123.” SFAS 148 provides two additional transition methods for entities that adopt the preferable method of accounting for stock based compensation. In addition, the statement requires disclosure of comparable information for all companies regardless of whether, when, or how an entity adopts the preferable, fair value–based method of accounting. These disclosures are now required for interim periods in addition to the traditional annual disclosure. We adopted the additional disclosure provisions of this statement in the first quarter of 2003. The amendments to SFAS No. 123, which provide for additional transition methods, are effective for periods beginning after December 15, 2002. The transition methods were not applicable to us as we continue to account for stock options under APB No. 25.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. We do not have ownership in any variable interest entities and will apply the consolidation requirements of FIN 46 in future periods if we acquire an interest in a variable interest entity.

Seasonality

      Our quarterly operating results are subject to fluctuation depending upon hotel occupancy rates and other factors. Typically, occupancy rates are higher during the second and third calendar quarters due to seasonal travel patterns.

Liquidity and Capital Resources

      We historically have required substantial amounts of capital to fund operations, expand our business and service existing indebtedness. In 2002, cash flow from operations was sufficient to cover all debt service, capital expenditures classified as renewal, general corporate, or maintenance capital as well as a portion of growth capital. The funding for the balance of the growth capital expenditures was provided by our bank facility. During the first quarter of 2003, cash flow from operations was sufficient to cover all debt service as well as additional capital investments. Capital expenditures in the first quarter of 2003 were $16.2 million as compared to $18.8 million in the first quarter of 2002. Net cash provided by operating activities in the first quarter of 2003 was $17.6 million as compared to $11.2 million in the same period of 2002. The change in working capital during the first quarter of 2003 was a source of cash of $6.0 million driven by timing of vendor payments versus a use of cash of $0.2 million during the first quarter of 2002. As of March 31, 2003, working capital was negative $9.3 million as compared to negative $5.2 million at December 31, 2002.

      Depending on the rate of growth of our business and other factors, we expect to incur capital expenditures of $60 to $63 million in 2003. Based on that range, we estimate that we would be able to install 75,000 to 80,000 new rooms and 55,000 to 60,000 major upgrade rooms.

      As of March 31, 2003, we were in compliance with all covenants related to our bank debt and senior notes. We are not aware of any events that qualify under the material adverse effect clause of our credit facility. The total amount of long-term debt outstanding, including that portion of debt classified as current, as of March 31, 2003 was $353.5 million versus $353.8 million as of December 31, 2002.

      We do not use special purpose entities or off-balance sheet financial arrangements.

      We believe that our operating cash flows and borrowing available under our senior credit facility will be sufficient for the foreseeable future to fund our future growth, financing obligations, and our negative working capital. However, if current economic conditions persist for an extended period of time, or if other adverse events or conditions occur, resulting in lower than anticipated operating cash flows, we would attempt to cover any shortfall through any combination of additional borrowings available under our current revolving credit facility, a reduction in capital spending and/or a reduction in operating expenses. If we were to reduce our projected capital spending significantly, our growth rate would be less than historical levels.

      In August 2002, we received unanimous consent from our lenders to amend our existing senior credit facility. The amendment modified the covenants for leverage and interest coverage by deferring the scheduled step-downs in covenant terms that were to be effective as of December 31, 2002. The maximum consolidated total leverage ratio will remain at 4.5 times debt to EBITDA, as defined by the senior credit facility, through the third quarter of 2003 with a step-down to 4.4 times debt to EBITDA at the end of the fourth quarter of 2003. The maximum consolidated senior secured leverage ratio was modified to 2.5 times senior debt to EBITDA from 2.25 times. The 2.5 ratio is in effect through the fourth quarter of 2004. The minimum consolidated interest ratio coverage ratio was amended to 2.25 times and will remain at that level through the second quarter of 2004. For the periods ending December 31, 2002 and March 31, 2003, EBITDA as defined in our senior credit facility was the same as Adjusted EBITDA as presented in the section entitled “Use of Non-GAAP Financial Measures” on page S-8.

      We have proposed that the lenders under our senior credit facility consent to amendments in connection with this offering. The proposed amendments would, among other things, increase our permitted consolidated total leverage ratio, through the fourth fiscal quarter of fiscal year 2003, to a maximum of 5.0 times total debt to EBITDA, as defined by the credit facility. Additionally, LIBOR-based loans incurred under the revolving credit facility would bear interest at a rate whose upper range would be increased to LIBOR plus a margin of 3.25%, from LIBOR plus 3.00%.

      This offering is being made pursuant to a universal shelf registration statement that we filed with the Securities and Exchange Commission in 2002, providing for the offering from time to time of debt securities, common stock or preferred stock with aggregate proceeds of up to $225 million. Other than this offering of notes, we have not sold any securities under this registration statement. We may use the proceeds from any future sale of additional securities under this registration statement for general corporate purposes, which include additions to working capital, repayment or redemption of existing indebtedness, financing of capital expenditures, development of new technologies, future acquisitions and strategic investment opportunities. The timing and amount of any offering under the registration statement will depend on the market and general business conditions.

      We will record a loss on early retirement of debt of approximately $2.7 million in the second quarter of 2003, representing a writeoff of unamortized deferred financing costs, due to the debt repayments that we intend to make with the net proceeds of this offering.

      In the event of significant international crises, acts of terrorism, or public health issues, we believe that the general economy and the lodging industry could be negatively affected. If such a crisis is protracted or the effects on the lodging industry are severe, the effect on our financial performance could result in our being in violation of one or more of our covenants in our debt instruments or other material agreements. We could also violate one or more of our covenants in our debt instruments or other material agreements, due to the occurrence of other adverse events such as those described under the heading “Risk Factors.” Any violation could require us to renegotiate our covenants, significantly reduce our growth plans and/or curtail expenditures for operating expenses. While we believe we could renegotiate our covenants, there is no assurance that this could be accomplished, nor can we determine at this time the financial cost of such a renegotiation or that refinancing, if required, would be available on terms favorable to us.

      The foregoing statements regarding capital expenditures and cash requirements and our beliefs regarding renegotiation of covenants are forward-looking statements and there can be no assurance in this regard. Our actual cash flow and cash requirements will vary (and such variations could be material) depending upon the number of new contracts for services we enter into, the cost of installations, demand for our services, competitive factors, hotel occupancy rates, general economic factors and other factors including, without limitation, those set forth under the captions “Special Note Regarding Forward-Looking Statements” on page S-ii and “Risk Factors” beginning on page S-9.

      Obligations and Commitments as of March 31, 2003 (dollar amounts in thousands):

		Payments Due by Period

		Less than	1 - 3	4 - 5	Over
	Total	1 Year	Years	Years	5 Years

Contractual obligations:
Long-term debt(s)	$353,463	$8,527	$16,407	$328,529	$—
Interest on senior notes	64,609	17,101	32,132	15,376	—
Other long-term obligations	10,247	2,721	3,477	3,978	71

Total contractual obligations	$428,319	$28,349	$52,016	$347,883	$71

	Amount of Commitment Expiration Per Period

		Less than	1 - 3	4 - 5	Over
	Total	1 Year	Years	Years	5 Years

Other commercial commitments:
Standby letters of credit	$2,000	$2,000	$—	$—	$—

BUSINESS

Our Business

      We are the world’s largest and leading provider of broadband, interactive TV systems and services to hotels, resorts and casinos throughout the United States and Canada as well as select international markets. We provide a wide range of interactive services including movies, music and television on-demand programming as well as video games, high-speed Internet access and other services designed to make guests’ stays more enjoyable, productive and convenient. We estimate that a range of our services are accessible to more than 260 million guests per year, based on the number of rooms served, average occupancy rates, estimated average guests per room and an assumed stay of one night per guest in 2002. As of March 31, 2003, our systems provided services to approximately 5,700 hotel properties serving more than 960,000 rooms, more properties and rooms than any other provider in the world.

      Guests purchase our services on a per-view, hourly, or daily basis. Our services include movies, video games, music and music videos, television on-demand programming, Internet on television which does not require a laptop for access, and high-speed laptop Internet access services (all of which we refer to as Guest Pay interactive services). Service packages may also include satellite-delivered basic and premium cable television programming, and other interactive entertainment and information services that are paid for by the hotel and provided to guests at no charge (which we refer to as free-to-guest services). We provide our services to various corporate-managed hotel chains such as Hilton, Doubletree, Embassy Suites, Sheraton, Ritz-Carlton, Harrah’s, Omni Hotels, Delta Hotels, Outrigger, La Quinta Inns, Wingate Inns, Homewood Suites, Isle of Capri, Hampton Inns & Suites, Baymont Inns & Suites, and Red Roof Inns, plus various major real estate investment trusts and management companies such as MeriStar, Felcor, Flagstone, Prime, WestCoast Hospitality, as well as many independent properties using the Marriott, Holiday Inn, Inter-Continental, Courtyard by Marriott, Prince, Radisson, W Hotel, Westin and other trade names.

      We have experienced substantial revenue growth over the past five years, primarily as the result of the rapid expansion of the number of rooms installed with our interactive services. From 1998 to 2002, our interactive room base increased by more than 249,000 rooms while our revenue also increased by 41%. Despite the heavy investment associated with our strong room growth, driven by the addition of 265,000 rooms served by our interactive digital system during 2001 and 2002, our leverage ratio and interest coverage show marked improvement during the five-year period.

      We provide our services directly to customers throughout the United States and Canada, and through licensing arrangements with established companies in other select countries. Our contracts with hotels, resorts and casinos are exclusive and typically have initial, non-cancelable terms of five to seven years. As of March 31, 2003, our average remaining contract term was almost four years. The exclusive nature of these contracts allows us to estimate (based on certain operating assumptions) future revenues, cash flows and rates of return related to the contracts prior to making a capital investment decision.

      We design, develop, own and operate the broadband, interactive television systems installed at each property. The interactive system connects each room to a server, referred to as the “headend” located in the hotel. Because of the flexible and modular design of the system architecture, we can periodically upgrade our software and hardware to support the introduction of new interactive services and integrate new technologies as they become commercially available and economically viable.

      In 2001, we introduced our interactive digital system that enhances and expands the delivery of content and services through our interactive television network, providing travelers with enhanced levels of choice, convenience and control in the guest room. In addition to the on-demand movies, video games, and other services already provided by our installed tape-based systems, the interactive digital system offers:

•	increased variety and availability of video selections;

•	television on-demand programming;

•	digital music and music videos;

•	Internet on television;

•	access to Internet-sourced content;

•	on-screen controls that allow the guest more viewing control and flexibility;

•	improved guest marketing and merchandising capabilities; and

•	a system architecture that transmits video and music content via satellite, resulting in operating cost reductions.

      As of March 31, 2003, we had installed the interactive digital system in over 297,000 rooms or 33.4% of our interactive installed base. We plan to continue to install our next-generation digital system in newly installed hotel properties and in existing sites as current service contracts are successfully renewed and extended.

      Our principal executive offices are located at 3900 West Innovation Street, Sioux Falls, South Dakota 57107 and our telephone number is (605) 988-1000.

Our Strengths

      In-Room Entertainment Leader — We are the largest and leading provider of in-room entertainment systems in the world with nearly one million rooms under contract. We expect to continue to solidify this position by enhancing our service through digital upgrades and adding to our room base by attracting newly built hotels as well as hotels currently unserved by LodgeNet as customers.

      Recurring and Stable Revenue Stream — We provide our services under exclusive contracts that generally run for a term of five to seven years. For the five years ended December 31, 2002, the term of our new contracts has averaged 6.5 years. At March 31, 2003, our portfolio of contracts had an average remaining life of almost four years and will expire at an average rate of not more than approximately 15% of the installed Guest Pay interactive room base per year through 2009. In addition, our customer base has been stable and loyal. Over the last five years, the number of installed rooms from which we have removed our systems on an annual basis has averaged less than 2% of our installed Guest Pay interactive room base. Since the fourth quarter of 1993, our last-12-month revenue has increased for 38 consecutive quarters.

      Strong and Diversified Customer Base — We maintain a portfolio of clients that includes some of the world’s leading hotel chains. Since 1995, our client hotels’ occupancy rates have averaged 410 basis points above the industry occupancy rate average. We believe that the type and location diversification of our customer base make us less susceptible to revenue volatility caused by seasonality and fluctuations in occupancy rates. Approximately 60% of our hotel customers are in suburban or highway locations, although our room portfolio also includes hotels in the urban, airport and resort segments. We believe that our concentration on suburban and highway properties has tended to reduce our exposure to downturns in air travel, such as those occurring after the events of September 11, 2001, and the effects on city centers of the recent weakness in the economy. In addition, no one customer accounts for more than 5% of our room base.

      Growth-Based Capital Investments — We believe that the average life and expiration schedule of our contracts, as well as our long history in providing in-room entertainment, improve our ability to effectively manage our capital expenditure programs.

•	Contract Renewals/ Digital Upgrades. We typically evaluate the feasibility of capital expenditures to upgrade a room to digital in the context of a contract renewal prior to the expiration of a contract. The operating performance of a property, developed over the life of its contract, as well as our experience with nearly one million rooms, allows us to evaluate the expected financial return against the required capital expenditure and determine whether it meets specified investment parameters.

•	New Rooms. We make our new room investments only after performing a rigorous feasibility study on the economics of a potential contract. Our operating history with nearly one million rooms enables us to utilize our historical experience in pricing and developing a mutually beneficial business model with a new customer.

      Improving Operating Efficiencies — As we have increased the installed base of rooms and expanded our revenue, selling, general and administrative (SG&A) expenses have declined as a percentage of revenue from 9.8% in 2000 to 9.1% in the first quarter of 2003. In addition, as we continue to deploy our digital platform across an increasing percentage of our total rooms, we expect to realize further operating efficiencies. Our digital platform has helped lower the cost of distributing content to the hotels by satellite distribution rather than physical delivery of content. For the twelve months ended March 31, 2003, rooms served by our digital platform produced an average of 35.3% greater Guest Pay revenue per room than rooms with our tape-based system due to the expanded content and product offerings, as well as product availability.

Our Strategy

      Continue to Expand Interactive Room Base. Within our target market of hotels with 75 or more rooms (which is estimated, based on industry sources, to contain 3.5 million hotel rooms), we believe substantial opportunity exists for continued, selective growth in our Guest Pay interactive services room base. We estimate that 335,000 rooms are presently not served by any interactive services provider and fit our target economic profile. We also estimate that 130,000 newly constructed lodging rooms will open within the next two years that meet or exceed target criteria. In addition, we estimate that another 350,000 rooms, which are under contract with our competitors, will be approaching expiration over the next two years. Historically, we have had significant success in capturing such rooms. Over the last seven years, 30% of our growth has come from hotels previously served by other providers while, during the same time, we have de-installed an average of less than 2% of our installed Guest Pay interactive room base per year. Of those hotels that we did not renew, a significant number was at our discretion, as the expected return on required renewal upgrade capital did not meet our return criteria. We believe that the cost-effective and flexible design of our scaleable interactive digital system which offers enhanced revenue opportunities, combined with our expertise in installation, programming, technical support and customer service, will help us to continue to expand and retain our Guest Pay interactive services room base pursuant to long-term contracts. Internationally, we intend to continue to expand into selected countries in Asia, Central America, South America and other regions through licensing agreements with established entities in those areas.

      Increase Revenue per Room from Expanded Installation of the Next-Generation Digital System. We plan to increase the revenue we realize from each Guest Pay interactive services room by expanding and enhancing the scope of our Guest Pay interactive services. Our interactive digital system is currently installed in 33.4% of the our Guest Pay interactive room base. We intend to continue installing our interactive digital system in new rooms and in selected existing properties we currently serve in exchange for long-term contract extensions of our services. For the twelve months ended March 31, 2003, our interactive digital system generated an average of 35.3% greater Guest Pay revenue per room than the traditional tape-based rooms due to the increased variety and availability of video content, television on-demand programming, digital music services, Internet on television, improved marketing and merchandising capabilities, and on-screen controls that allow the guest more viewing control and flexibility.

      Increase Operating Margins. Complementing our room and revenue growth objectives is our ongoing goal of increasing operating margins by reducing direct and overhead expenses, as measured on a percentage of revenue and on a per-installed unit basis. Our digital system continues to lower operating costs as the platform distributes movies, television on-demand programming, and music content via satellite, eliminating videotape duplication and shipping costs as well as a technician’s visit to the hotel to load the content. The online diagnostic capabilities of our systems also enable us to identify and resolve a majority of reported system malfunctions from our service control center without visiting the hotel property. We believe that further efficiencies will be achieved as we continue to expand the number of installed rooms and the scope of our interactive television and interactive product offerings.

      Continue to Integrate Cost-Effective System Technologies. We intend to continue to use our product design and development expertise to make system improvements as well as lower the installation cost of new and upgraded systems. Lower installation costs allow us to install our system economically into more diverse hotel properties as our investment decisions are based upon estimates of future revenues, cash flows and rates of return related to the contracts. In addition, lower installation and upgrade costs increase the return on invested capital for any given revenue stream. Lastly, system enhancements typically increase the market demand for our Guest Pay interactive services systems based on new system features and benefits and many times also increase the revenue generating capability of the system.

      Drive Toward Free Cash Flow and Profitability. In pursuit of our goals of free cash flow and profitability, we intend to expand our interactive digital room base and aggressively seek renewals of long-term contracts at attractive properties, while focusing on operating expense controls. Renewal rooms can provide us with revenue streams at capital reinvestment levels substantially below the cost of adding new interactive rooms. We also plan to pursue debt reduction consistent with our long-term capital investment plans, which if successful will reduce interest expense and improve our earnings and cash flow.

Markets and Customers

      U.S. and Canadian Market. Our primary market for our services is predominantly in the mid-size and large hotel segments within the United States and Canada. Based on industry sources, we estimate that these segments account for approximately 77%, or 3.5 million, of the lodging industry’s estimated 4.5 million rooms. Furthermore, we believe that significant growth opportunities remain available through:

•	economically viable rooms not yet served by any provider;

•	supply growth within the lodging industry; and

•	rooms currently served by other service providers whose contracts expire over the next few years.

      Diversified Customer Base. We believe that our hotel base served is well diversified in terms of location, demographics, and customer contracts. As of March 31, 2003, no single state or province accounted for more than 12% of the hotel properties we served. In segmenting our hotel base according to six demographic classifications set by industry sources, no segment represented more than one-third of our hotel customers’ locations. We provide our services to such corporate-managed hotel chains as Hilton, Doubletree, Embassy Suites, Sheraton, Ritz-Carlton, Harrah’s, Omni Hotels, Delta Hotels, Outrigger, La Quinta Inns, Wingate Inns, Homewood Suites, Isle of Capri, Hampton Inns & Suites, Baymont Inns & Suites, and Red Roof Inns, as well as many individual properties using the Marriott, Holiday Inn, Inter-Continental, Courtyard by Marriott, Prince, Radisson, W Hotel, Westin and other trade names. No single contract represented greater than 10% of our revenue for the year ended December 31, 2002. In 2000, we signed a contract with Hilton Hotels Corporation to install, on an exclusive basis, our interactive television system in all Hilton-owned properties and to be the exclusive recommended provider of choice for Hilton managed and franchised properties until 2007. At March 31, 2003, we had installed our interactive system in approximately 81,800 Hilton rooms.

      International Market. We also provide services in select international countries — primarily countries located in Central and South America — through licensing arrangements with established entities in these areas. Under the arrangements, we do not provide any capital investment. Instead, we sell equipment and license our interactive television system and technologies to the licensee and receive a royalty based on gross revenue. Financial information related to our international operations is included within our consolidated financial statements.

Services and Products

      Guest Pay Interactive Services. Our primary source of revenue is providing in-room, interactive television services to the lodging industry, for which the hotel guest pays on a per-view, hourly or daily basis. The high-speed, two-way digital communications design of our broadband system architecture enables us to provide sophisticated interactive features such as on-demand movies, network-based video games, music services, Internet on television, and television on-demand programs. Guest Pay packages may also include satellite-delivered cable television programming which are paid for by the hotel and provided to guests free of charge, as well as other interactive services such as review of room charges and video checkout, guest surveying, merchandising, and other services that enable hotel owners to broadcast informational and promotional messages.

      In May 1993, we entered into a non-exclusive license agreement with Nintendo of America Inc. to provide hotels with a network-based video game system. In May 1998, this agreement was revised and extended for ten years. Pursuant to this extended agreement, Nintendo provides us with access to its video game system and games. We use our broadband system architecture to allow guests to play the video games over the hotel master antenna system. Hotel guests are charged a fee based on the amount of time they play the video games.

      In 2001, we began wide-scale deployment of our new interactive digital system. In addition to the services already offered by our existing tape-based systems, the digital system allows guests to choose from an expanded menu of digital video as well as digital music selections. For the twelve months ended March 31, 2003, rooms served by our interactive digital system produce an average of 35.3% greater Guest Pay revenue per room than the traditional tape-based rooms due to the increased variety and availability of video content, television on-demand programming, digital music services, Internet on television, improved marketing and merchandising capabilities, and on-screen controls that allow the guest more viewing control and flexibility. Additionally, the interactive digital systems are equipped so that content such as on-demand movies and music are updated and delivered via satellite to our system within the hotel. This not only eliminates videotape duplication and shipping costs and reduces the need for technician visits to update the content, but also ensures that all of our digital hotels can offer the content as of the first date available for exhibition. As of March 31, 2003, we had approximately 297,000 digital interactive rooms.

      The revenues generated from Guest Pay interactive services at any given property are dependent upon a number of factors, including:

•	the occupancy rate at the property;

•	the “buy rate,” or percentage of occupied rooms that purchase a movie, video game, music service, Internet access or other interactive service offered at the property; and

•	the price of the service purchased by the hotel guest.

      Occupancy rates vary by property based on the property’s competitive position within its marketplace, over time based on seasonal factors, and as a result of changes in general economic conditions and other factors. Typically, occupancy rates are higher during the second and third quarters due to seasonal travel patterns. Historically, the properties we serve have experienced higher occupancy rates versus the industry average. Buy rates generally reflect the hotel’s guest mix profile, the popularity of the available programming and the guests’ other entertainment alternatives. Buy rates also vary over time with general economic conditions. We establish the price charged for each programming option and set it according to the guest mix profile at each property and overall economic conditions. We set movie prices on a title-by-title basis and so prices may be higher in some locations and for some highly popular titles.

      Free-to-Guest and Other Services. In addition to Guest Pay interactive services, we provide cable television programming for which the hotel, rather than its guests, pays the charges. Programming is delivered via satellite and distributed to guest rooms over the network. The hotel pays us a fixed monthly charge per room for each programming channel selected. The hotel provides these channels to its guests free of charge. Premium channels, such as HBO, Showtime and The Disney Channel, broadcast major motion pictures and specialty programming, while non-premium channels, such as CNN, ESPN and WTBS, broadcast news, sports and informational programs, among others. Premium programming suppliers typically contract only with cable companies and other large volume subscribers like us, and will not generally provide programming directly to individual hotel properties. We compete with local cable television operators by tailoring different programming packages to provide specific channels desired by the hotel subscriber, which typically reduces the overall cost of the services provided.

      We also provide a variety of other services to our hotel customers, including the sale of system equipment and service parts and labor. We believe that these services complement our goal of being a full-service provider of in-room entertainment and information services to the lodging industry.

Operations

      Contracts. We provide our Guest Pay interactive services under contracts with lodging properties that generally run for a term of five to seven years. The initial term of our new contracts has averaged 6.5 years, for the five years ended December 31, 2002. Our contracts typically provide that we will be the exclusive provider of in-room, on-demand television entertainment services to the hotels, permit us to set prices for Guest Pay interactive services, and allow us to terminate the contract and remove our systems if the results of operation of our system installed at the hotel do not meet our return on investment criteria. The contracts also typically grant us a right of first refusal regarding the provision of additional video related services to the hotel. Under these contracts, we install our system in the hotel free of charge, are responsible for maintaining the installed system, and retain ownership of all equipment utilized in providing our services. The terms contained in the contract with corporate-managed hotels for any one chain generally are negotiated by that chain’s corporate management, and the hotels subscribe at the direction of corporate management. In the case of franchised hotels, the contracts are generally negotiated separately with each hotel. For Guest Pay interactive services which are paid for by the hotel guest, the hotel collects such charges, coincident with the collection of room and other charges made by the hotel guest, and the hotel remits them monthly to us. The hotels retain a commission from such charges, which varies depending on the size and profitability of the system and other factors. We generally seek to extend and renew hotel contracts in advance of their expiration on substantially similar terms. As of March 31, 2003, the average remaining life of our current Guest Pay interactive contracts was almost four years, with less than 11% of these contracts coming up for renewal before 2004.

      Technology, Product Development and Patents. We design and develop our own broadband interactive television systems. Because such systems utilize an open architecture platform incorporating industry standard interfaces, we can upgrade system software to support the introduction of new services or integrate new technologies as they become economically viable. Our interactive television system incorporates our scaleable broadband system architecture with commercially manufactured, readily available electronic and computer components and hardware.

      Our broadband system architecture utilizes our proprietary, two-way digital communications design to process and respond rapidly to input commands from the viewer. This capability enables us to provide sophisticated interactive television services such as on-demand movies, network-based video games, music services, Internet on television, and a variety of other interactive services such as review of room charges and video checkout, guest surveying, and other guest services.

      Our interactive systems consist of equipment located within the guest room connected via a local cable distribution network to a headend (which is the associated equipment required for the reception, storage, amplification and modulation of signals) located elsewhere in the hotel. Typical in-room equipment includes a terminal unit, a hand-held television remote control and a video game controller. For those properties equipped with the digital systems, in-room equipment may also include an infrared computer keyboard. Those rooms equipped for high-speed Internet capabilities have a desktop device, which allows for the guest to link to a high-speed Internet connection. Video and music programming originates from the system headend and is transmitted to individual rooms over the network. Video game programs are downloaded into dedicated video game processors also located within the headend. Keystrokes and other system commands and communications are transmitted from the room using our proprietary communications infrastructure and the video and other signals are transmitted to the guest room over the network. The system computer controls the delivery of the Guest Pay interactive services to the guest room and also automatically records purchase transactions and billing data to the hotel’s accounting system, which automatically posts the charge to the guest’s bill.

      It is our policy to apply for patents on those product designs which we believe may be of significance to us. We currently own twelve United States patents, and have other applications for patents pending in the U.S. Patent and Trademark Office dealing with various aspects of our interactive systems. We also license industry-related technology from third parties.

      We use a number of registered and unregistered trademarks for our products and services. We have applications for registration pending for certain unregistered trademarks, and those trademarks for which we have not sought registration are governed by common law and state unfair competition laws. Because we believe that these trademarks are significant to our business, we have taken legal steps to protect our trademarks in the past and intend to protect these trademarks actively in the future. We believe that our trademarks are generally well recognized by consumers of our products and are associated with a high level of quality and value.

      Sales and Marketing. We focus our sales and marketing strategies on acquiring new contracts from hotels, extending and retaining existing contracts, and marketing our Guest Pay interactive services to the hotel guest. Our sales and marketing organization includes national account representatives who develop relationships with national hotel franchise organizations and management groups, and regional sales representatives who maintain relationships primarily with regional hotel management and ownership organizations. We market our services and products to hotels by advertising in industry trade publications, attending industry trade shows, direct marketing and telemarketing. We coordinate our sales activities from our headquarters.

      We market our services to hotel guests by means of an interactive, image-based menu and purchasing protocol using on-screen graphics, promotions and programming information. The system also generates a “Welcome Channel,” which appears on-screen when the television is turned on and describes the programming and interactive services available through our system.

      Installation Operations. Our installation personnel prepare engineering surveys at each hotel, install our systems, train the hotel staff to operate the systems and perform quality control tests. Due to our diversified customer base we believe it is more cost effective for us to utilize subcontract installation teams. In 2002, approximately 82% of the installation was completed by subcontractors where one of our employees managed the installation project from inception through completion.

      Service Operations. We believe that high quality and consistent systems support and maintenance are essential to competitive success in our industry. We emphasize the use of our service personnel residing in 26 locations throughout the United States and Canada, but also use subcontractors we have trained in areas where there is not a sufficient concentration of LodgeNet-served hotels to warrant a service representative employed by us. Currently, our service organization has responsibility for approximately 89% of the Guest Pay interactive hotel rooms we serve. Service personnel are responsible for all preventive and corrective systems maintenance.

      We also maintain a toll-free customer support hot line, TechConnectionSM, which is staffed 24 hours a day, 365 days a year by support technicians we employ and train. The on-line diagnostic capability of our systems enables us to identify and resolve a majority of reported system malfunctions from our service control center without visiting the hotel property. When a service visit is required, the modular design of our systems permits service personnel to replace only those components that are defective at the hotel site.

      Programming. We obtain non-exclusive rights to show recently released major motion pictures from motion picture studios pursuant to a long-term master agreement with each studio. The license period is typically two to three years in length and royalty rates for each movie are pre-determined, with the studio receiving a percentage of our gross revenue from the movie. For recently released motion pictures, we typically obtain rights to exhibit the picture while it is still in theatrical release, but prior to its release to the home video market or for exhibition on cable television. Generally, studios make a master of their movies available for distribution sufficiently in advance of the release dates for the lodging industry so that all of our hotels can offer the movies on the first date they are available for exhibition. For our television on-demand programming, we obtain rights to release television on-demand hits where we pay a predetermined percentage of gross revenue or a flat fee. We obtain independent films, most of which are non-rated and intended for mature audiences, for a one-time flat fee that is nominal in relation to the licensing fees paid for major motion pictures and which permits us to distribute the films as necessary to our hotel sites. During 2002, we also entered into agreements with Broadcast Music Inc. and the American Society of Composers, Authors and Publishers, where we pay music license fees for certain music performances used within major motion pictures. We also obtain non-exclusive rights to market our digital music services through an agreement with a third party vendor whereby we pay a predetermined percentage of the gross revenue from the music service. We obtain our selection of Nintendo video games pursuant to a ten-year non-exclusive license agreement with Nintendo entered into in 1998. Under the terms of the agreement, we pay Nintendo a monthly fee based on the number of rooms offering Nintendo video game services. We continuously monitor guests’ entertainment selections and adjust our programming to respond to viewing patterns.

      We obtain our basic and premium cable television programming pursuant to multiyear license agreements and pay our programming suppliers a fixed, monthly fee for each room or subscriber receiving the service. We believe that relations with the programming suppliers are good and expect to renew these contracts as necessary on competitive terms. In January 2000, we entered into a seven year agreement with DIRECTV, Inc. to make DIRECTV® programming available to the properties we serve.

      Suppliers. We contract directly with various electronics firms for the manufacture and assembly of certain of our systems hardware, the design of which we control. We have found these suppliers to be dependable and generally able to meet delivery schedules on time. We believe that, in the event of a termination of any of our sources, with proper notification from the supplier, alternate suppliers could be located without incurring significant costs or delays. Certain electronic component parts used within our products are available from a limited number of suppliers and can be subject to temporary shortages because of general economic conditions and the demand and supply for such component parts. If we were to experience a shortage of any given electronic part, we believe that alternative parts could be obtained or system design changes implemented. In such event, we could experience a temporary reduction in the rate of new room installations and/or an increase in the cost of such installations. All other components of our systems are standard commercial products, such as computers, hard drives, modulators and amplifiers that are available from multiple sources. We believe our anticipated growth can be accommodated through existing suppliers.

Competition

      Based on the number of hotels and rooms served, we are the world’s largest and leading provider of broadband, interactive TV systems and services to hotels, resorts and casinos throughout the United States and Canada as well as select international markets, serving over 5,700 hotels and 960,000 rooms as of March 31, 2003. Competition in this industry is very active and includes virtually all aspects of the entertainment industry. Market participants include, but are not limited to:

•	other interactive television service providers such as On Command Corporation, Hospitality Network, SVI, Verizon, Sprint, NXTV, and other international providers, such as Quadriga;

•	cable television companies such as Comcast, AOL Time Warner, Cox Cable and Charter Communications;

•	direct broadcast satellite companies such as DIRECTV and EchoStar Communications;

•	television networks and programmers such as ABC, NBC, CBS, Fox, HBO, and Showtime;

•	Internet service providers and portals such as AOL Time Warner and Yahoo;

•	companies offering web sites that provide on-demand movies;

•	rental companies that provide videocassettes and DVDs that can be viewed in properly equipped hotel rooms; and

•	hotels that offer in-room laptops with Internet access.

      Lodging industry guests also obtain entertainment and information from print media (such as newspapers, magazines, and books), concerts, sporting events, and movie theaters. Given the dynamism of communications technology, we expect to continue to confront new sources of competition-many of which may have access to cheaper and more available financing.

      A number of potential competitors could use their existing infrastructure to provide in-room entertainment services to the lodging industry, including some of the aforementioned franchised and wireless cable operators, telecommunications companies, Internet service and digital broadcast service providers. Some of these potential competitors are already providing free-to-guest or Internet-related services to the lodging industry and have announced plans to offer guest pay services. Some of these companies have substantially greater financial and other resources than we have, and it is possible that such competitors may develop a technology that is more cost effective than ours. To respond to competition, we will need to continue to enhance our interactive systems, expand our operations and meet the increasing demands for competitive pricing, service quality and availability of value-added product offerings.

      Competition with respect to new hotel contracts centers on a variety of factors, depending upon the features important to a particular hotel. Among the more important factors are:

•	the features and benefits of the entertainment systems;

•	the quality of the vendor’s technical support and maintenance services;

•	the financial terms and conditions of the proposed contract (including commissions to the hotel); and

•	the ability to complete system installation in a timely and efficient manner.

      In addition, with respect to hotel properties already receiving in-room entertainment services, the incumbent provider may have certain informational and installation cost advantages as compared to outside competitors.

      We believe that our competitive advantages include:

•	our broadband, interactive television system architecture that enables us to deliver a broad range of interactive features and services such as on-demand movies, television on-demand programming, network-based video games, music services, Internet on television, and high speed Internet connectivity;

•	the flexible design of our system which enables us to add enhancements or integrate new technologies and services as they become commercially available and economically viable;

•	high quality customer support and field service operations; and

•	an experienced management team and well-trained professional sales organization.

      We believe that our success in securing contracts reflects the strong competitive position of our products and services. While we believe that our system architecture is comparable or superior to the systems currently being used by our competitors in the lodging industry, there can be no assurance our competitors will not develop a cost-effective system that is comparable or superior to our system. There can be no assurance that we will continue our current level of success in obtaining new contracts from hotels currently served by other vendors or previously unserved, or that we will be able to retain contracts with hotels we serve when those contracts expire.

      Although in the free-to-guest market, the local franchised cable operator in a hotel’s market may have a substantial market presence, such operators typically offer the hotel owner only standard packages of programming typically developed for the residential market rather than the lodging market, and at a fixed price per room based on all the channels provided. We compete with the franchised cable operator for free-to-guest contracts by customizing packages of programming to provide only those channels desired by the hotel, typically reducing the overall cost per room to the hotel operator.

      Competitive pressures in the guest pay and free-to-guest segments could result in reduced market share for us, higher hotel commissions, lower margins and increased expenditures for marketing, product development and systems installation, each of which could adversely affect our financial condition and operating results.

Regulation

      Cable Television Regulation. The Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996 (which we refer to collectively as the Communications Act), and the regulations promulgated under those acts, govern the regulation of cable systems. The law defines a “cable system” as a facility, consisting of a set of closed transmission paths and associated signal generation, reception, and control equipment that is designed to provide cable service which includes video programming and which is provided to multiple subscribers within a community, but the law exempts from that definition, among other facilities, a facility that serves subscribers without using any public rights-of-way. We construct and operate separate headend systems at each hotel and those systems do not use public rights-of-way. Consequently, we are not required to comply with many of the rules of the Federal Communication Commission (FCC) relating to cable systems, including, among other things, rate regulation and the requirement to obtain a franchise from local government authorities in order to provide video services.

      We may be classified as a multichannel video programming distributor, and thus may become subject to various provisions of the Communications Act. These include laws and regulations that would benefit us, such as provisions that ensure us access to programming on fair, reasonable and nondiscriminatory terms, as well as provisions that would subject us to additional requirements, such as the requirement to obtain consent from broadcasters in order to retransmit their signals over our systems.

      Internet Regulation. The Internet-based services we offer potentially may be affected by various laws and government regulations. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. However, because of the increasing popularity and use of commercial online services and the Internet, new laws and regulations may be adopted. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for our Internet-based services and products or otherwise have an adverse effect on us. In addition, any legislative or regulatory changes restricting content that may be delivered over our systems, particularly mature content, could reduce our revenues.

      On January 18, 2001, the FCC released a Notice of Inquiry regarding interactive television services (ITV) over cable television. The FCC sought comment on, among other things, an appropriate definition of ITV services, whether access to a high-speed connection is necessary to realize ITV capabilities, and whether a nondiscrimination rule is necessary and/or appropriate. The FCC has not yet taken any action in response to this proceeding. We cannot predict at this time the outcome of the proceedings or its effect on us.

      We do not purport to describe all present and proposed federal, state and local regulations and legislation relating to the video programming and Internet industries and applicable to us. Other existing federal, state and local laws and regulations currently are, or may be, the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals that could change in varying degrees the manner in which private cable operators, other video programming distributors, and Internet service providers operate. We cannot predict the outcome of these proceedings or their impact upon our operations at this time.

MANAGEMENT

      Our directors and executive officers, and their ages, positions and, for our directors, duration of service, are as follows:

		Year First Became Director(1)/
Name and Position	Age	Term Expires

David M. Bankers, Senior Vice President, Product and Technology	46	—
R. Douglas Bradbury, Director	52	1999/2006
Lawrence Flinn, Jr., Director	67	1994/2004
Richard R. Hylland, Director	43	1990/2006
R.F. Leyendecker, Director	57	1986/2005
Stephen D. McCarty, Senior Vice President, Sales & Hotel Relations	45	—
Jarl Mohn, Director	51	2002/2005
Scott C. Petersen, Chairman of the Board, President and Chief Executive Officer	47	1993/2004
Steven R. Pofahl, Senior Vice President, Technical Operations	43	—
Gary H. Ritondaro, Senior Vice President, Finance, Information & Administration	56	—
Steven D. Truckenmiller, Senior Vice President, Programming and Content Management	50	—

(1)	For purposes of this table, the year in which an individual first became a director is the year in which the individual was appointed to the Board of Directors of LodgeNet or its South Dakota predecessor.

      David M. Bankers has served as Senior Vice President and Chief Technology Officer since December 1998. Mr. Bankers joined us in 1989 as Director of Information Systems and was appointed Vice President of Corporate Technologies in 1992. Prior to joining LodgeNet, Mr. Bankers managed Digital Data Production for TGS Technology, Inc.

      R. Douglas Bradbury served as Vice Chairman of the Board of Level 3 Communications, Inc., a publicly traded telecommunications and information services company, from February 2000 to May 2003, and Director from 1998 to May 2003. He served as Executive Vice President of Level 3 from 1997 through December 2002 and was Chief Financial Officer from 1997 to 2000. He also is a member of the Colorado Board of Trustees for the Nature Conservancy.

      Lawrence Flinn, Jr. has been a private investor since 1997. He founded the predecessor company to United Video Satellite Group, Inc. in 1965, and retired in 1997 as its Chairman, Chief Executive Officer and Director.

      Richard R. Hylland served as President, Chief Operating Officer and Director of NorthWestern Corporation, a publicly traded company (NOR), from 1998 to April 2003, and Vice Chairman of NorthWestern Growth Corporation, a wholly owned subsidiary of NOR, from 1999 to April 2003. He has served as Executive Vice President of NOR from 1995 to 1998 and as Chief Executive Officer, from January to May 1999, and was Chief Operating Officer of NorthWestern Growth Corporation from 1994 to 1999. Mr. Hylland also serves as Director of MDC Communications, a publicly traded provider of secure transaction products and services and communications and marketing services; Director and Vice Chairman of Cornerstone Propane GP, Inc.; the Managing General Partner of Cornerstone Propane Partners, L.P., a public company.

      R.F. Leyendecker is a private investor. From 2000 to 2002, he was Vice President of Regulatory Affairs for NorthWestern Services Group, Inc. a wholly owned subsidiary of NorthWestern Corporation, a publicly traded company. He served as President and Chief Executive Officer for NorthWestern Energy Corporation and NorCom Advanced Technologies, Inc. (both wholly owned subsidiaries of NOR), from 1996 to 2000.

      Stephen D. McCarty has served as Senior Vice President, Sales & Hotel Relations since July 2002. Mr. McCarty joined us in 1992 as Texas Regional Sales Manager and served as Director of Sales, Eastern Region from June 1992 to August 1998, Vice President, Director Sales from August 1998 to December 1999 and Vice President, Sales from January 2000 to July 2002. Prior to joining LodgeNet, Mr. McCarty held various sales management positions with Spectradyne, Inc. and Home Box Office.

      Jarl Mohn is President of The Mohn Family Foundation. He served as President & Chief Executive Officer of Liberty Digital, Inc., a former subsidiary of Liberty Media Corporation, a public company, from 1999 to 2002 and was President and CEO of E! Entertainment Television from 1990 to 1999. He is a Director of E.W. Scripps Company, a public company, and Director of The Game Show Network.

      Scott C. Petersen is our Chairman of the Board, President and Chief Executive Officer. Mr. Petersen joined us in 1987 as Senior Vice President for Corporate and Legal Affairs, was appointed Executive Vice President and Chief Operating Officer in 1991, was appointed President and Chief Executive Officer in July 1998 and became Chairman of the Board in October 2000.

      Steven R. Pofahl has served as Senior Vice President, Technical Operation since March 1996. Mr. Pofahl joined us in 1989 and served as Director of Installations from March 1992 to March 1996.

      Gary H. Ritondaro has served as Senior Vice President and Chief Financial Officer since 2001. Prior to joining LodgeNet, Mr. Ritondaro served as Senior Vice President and Chief Financial Officer for Mail-Well, Inc., an NYSE-listed manufacturer of envelopes, commercial printing and labels, from 1999 to 2001. From 1996 to 1999, Mr. Ritondaro was Vice President and Chief Financial Officer for Ferro Corporation, a New York Stock Exchange – listed international manufacturer of specialty plastics, chemicals, colors, industrial coatings and ceramics.

      Steven D. Truckenmiller has served as our Senior Vice President, Programming & Content Management since February 2003. Mr Truckenmiller is one of our founding shareholders and was appointed Vice President of Technical Services in 1985, Vice President of Technical Development in 1988 and Vice President of Guest Pay Services in 1991.

DESCRIPTION OF OUTSTANDING INDEBTEDNESS

Senior Credit Facility

      We have a $225 million senior credit facility, comprised of a $150 million term loan and a $75 million revolving credit facility. The revolving credit facility may be increased at our option but with the consent of the bank, to $100 million, provided that no event of default is occurring at such time. The term loan matures in June 2006, and quarterly repayments began in December 2001. The term loan bears interest at either of the following, at our option: (1) the bank’s base rate plus a margin of 2.75% or (2) the London Interbank Offered Rate (LIBOR) plus a margin of 4.00%. The term loan interest rate as of March 31, 2003 was 5.29%. The revolving credit facility matures in June 2006, and loans under the revolving credit facility bear interest at either of the following, at our option: (1) the bank’s base rate plus a margin of from 1.00% to 1.75%, or (2) LIBOR plus a margin of from 2.25% to 3.00%. As of March 31, 2003, the weighted average interest rate of the revolving credit facility was 4.29%. Loans under the senior credit facility are collateralized by a first priority security interest in all of our assets.

      The senior credit facility provides for the issuance of letters of credit up to $10 million, subject to customary terms and conditions. As of March 31, 2003, we had outstanding letters of credit totaling $2 million.

      Subject to customary exceptions, the senior credit facility contains various covenants that restrict, among other things, our business and affairs in connection with our ability to:

•	incur additional indebtedness and issue capital stock,

•	encumber assets,

•	issue guarantees,

•	invest in or acquire other business and assets,

•	merge with another company or dispose of certain assets,

•	make capital expenditures,

•	enter in new lines of business, and

•	make certain payments or distributions with respect to capital stock.

      In addition, the senior credit facility contains financial covenants that require us to maintain a:

•	specified minimum consolidated interest coverage ratio;

•	specified maximum consolidated total leverage ratio; and

•	specified maximum consolidated senior secured leverage ratio.

      In addition to these financial covenants, the senior credit facility also requires us to maintain at least 700,000 guest pay rooms (as defined in the credit facility) at any time.

      The senior credit facility defines various events of default including any event or change that causes or evidences a material adverse effect on us or any of our subsidiaries, taken as a whole.

Debt Securities — 11.50% Senior Notes

      During 1995, we issued $30 million principal amount of unsecured 11.50% senior notes. Annual principal payments of $6 million commenced in July 2001 and continue through July 2005. Semi-annual interest payments are required on July 15 and January 15 of each year. We may redeem these notes in whole or in part, at 100% of their principal amount (plus accrued and unpaid interest) plus an amount equal to the excess of the discounted value of the remaining scheduled principal payments of the 11.50% notes over the aggregate principal amount of the 11.50% notes being redeemed at such time.

      The indenture governing the 11.50% notes contains a change of control provision which states, among other things, that upon a change of control (as defined in the indenture) the holders of the 11.50% notes may require us to purchase some or all of their 11.50% notes at a purchase price equal to 101% of the principal amount plus accrued interest, if any, to the date of purchase. In addition, the indenture governing the 11.50% notes restricts, among other things, our business and affairs in connection with our ability to:

•	incur additional indebtedness and issue capital stock,

•	make certain payments or distributions with respect to capital stock,

•	transact with affiliates,

•	grant liens,

•	issue guarantees, and

•	sell assets.

      We issued a total of 480,000 warrants to purchase our common stock in connection with the issuance of the 11.50% notes and the value of the warrants, $1.68 million, was recorded as additional paid-in capital and shown as a discount on the 11.50% notes.

Capital Leases

      As of March 31, 2003, we had total capital lease obligations of $2,867,000. Equipment acquired under capital lease arrangements totaled $2,208,000 during the year ended December 31, 2002, and $77,000 during the three months ended March 31, 2003.

DESCRIPTION OF THE NOTES

      The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. You should carefully read the entire prospectus and prospectus supplement to fully understand the terms of the notes. The following summary of the notes is qualified in its entirety by reference to the indenture referred to in the accompanying prospectus, as supplemented by a supplemental indenture establishing the terms of the notes (the indenture referred to in the accompanying prospectus, together with that supplemental indenture, are together called the “indenture” in this description of the notes). Certain capitalized terms used and not otherwise defined in the following discussion are defined below under “— Certain Definitions.” In this description the word “LodgeNet” refers only to LodgeNet Entertainment Corporation and not to any of its Subsidiaries.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders (“Holders”) of the notes. A copy of the indenture will be available from the Securities and Exchange Commission as set forth below in the accompanying prospectus under “— Where You Can Find More Information.”

      The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes

      The notes:

•	are general unsecured obligations of LodgeNet;

•	are subordinated in right of payment to all existing and future Senior Debt of LodgeNet;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of LodgeNet; and

•	will be unconditionally guaranteed on a joint and several basis by the future Guarantors, if any.

      Assuming we had completed this offering as of March 31, 2003 and applied the proceeds as described in this prospectus supplement, LodgeNet would have had total Senior Debt of approximately $184.8 million, not counting our interest rate swap arrangements relating to $100.0 million of borrowings under our senior credit facility. As indicated above, and as discussed in detail below under the caption “— Subordination,” payments on the notes and under any guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and any Guarantor to incur additional Senior Debt.

      None of our existing Subsidiaries will guarantee the notes. Payments on the notes will be effectively subordinated to the holders of such Subsidiaries’ debt and other obligations, including trade payables.

      As of the date of issuance of the notes, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

      LodgeNet will issue notes in an aggregate principal amount of $185.0 million in this offering. Without the consent of the Holders, LodgeNet may from time to time after this offering issue additional notes having the same CUSIP number, maturity date and other terms as the notes offered hereby. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. LodgeNet will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June      , 2013.

      Interest on the notes will accrue at the rate of           % per annum and will be payable semi-annually in arrears on                               and                               , commencing on                               , 2003. LodgeNet will make each interest payment to the Holders of record on the immediately preceding                               and                               .

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subsidiary Guarantees

      The notes will be guaranteed jointly and severally (the “Subsidiary Guarantees”) by each of LodgeNet’s Domestic Subsidiaries (other than Unrestricted Subsidiaries). Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor on the same basis as the notes are subordinated to Senior Debt of LodgeNet. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. The application of such laws, however, does not come into effect until each Guarantor has asserted any contribution and reimbursement rights that such Guarantor may have against any other Guarantor. See “Risk Factors — Federal and State statutes allow courts, under specific circumstances, to avoid guarantees and require note holders to return payments received from guarantors.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than LodgeNet or a Wholly Owned Subsidiary Guarantor), unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of LodgeNet, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of LodgeNet, if the sale complies with the “Asset Sale” provisions of the indenture; or

(3) if LodgeNet designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See “— Repurchase at the Option of Holders — Asset Sales.”

      Not all of our Subsidiaries will guarantee the notes. As of the date of issuance of the notes, LodgeNet has three inactive Domestic Subsidiaries and one active Subsidiary organized under the laws of Canada. None of our current Subsidiaries will guarantee the notes. In accordance with the provisions of the covenant described below under the caption “— Certain Covenants — Additional Subsidiary Guarantees,” any Domestic Subsidiary formed, created or acquired by us will become a Restricted Subsidiary and a Guarantor, unless designated an Unrestricted Subsidiary. Our Canadian Subsidiary, and any foreign Subsidiary formed, created or acquired by us after the date of issuance of the notes, will become a Restricted Subsidiary (unless designated an Unrestricted Subsidiary) but will not become a Guarantor.

      In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries of LodgeNet, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our Canadian Subsidiary and our three inactive Domestic Subsidiaries generated 4.0% and none, respectively, of our consolidated revenues in the 12-month period ended March 31, 2003 and 4.7% and none, respectively, of our Consolidated Cash Flow in the 12-month period ended March 31, 2003.

Subordination

      The payment of principal of, and interest and premium, if any, on, the notes will be subordinated to the prior payment in full in cash of all Senior Debt of LodgeNet, including Senior Debt incurred after the date of issuance of the notes.

      The Guarantors’ payment obligations under the Subsidiary Guarantees will be subordinated to the prior payment in full in cash of all Senior Debt of the Guarantors, including Senior Debt incurred after the date of issuance of the notes.

      The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of LodgeNet:

(1) in a liquidation or dissolution of LodgeNet or such Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to LodgeNet or such Guarantor or the property of LodgeNet or such Guarantor;

(3) in an assignment for the benefit of creditors of LodgeNet or such Guarantor; or

(4) in any marshaling of LodgeNet’s or such Guarantor’s assets and liabilities.

      LodgeNet also may not make any payment in respect of the notes (except from the trust described under “— Legal Defeasance and Covenant Defeasance”) and may not make any deposits with the trustee as described under “— Legal Defeasance and Covenant Defeasance” if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from LodgeNet or the holders of any Designated Senior Debt.

      Payments on the notes may be resumed:

(1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default on Designated Senior Debt, upon the earliest of: (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated and remains due and unpaid or (c) the date on which the trustee receives notice from the holder of such Designated Senior Debt rescinding such Payment Blockage Notice.

      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal of, and interest and premium, if any, on the notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of LodgeNet or any Guarantor, Holders of notes may recover less ratably than creditors of LodgeNet or such Guarantor who are holders of Senior Debt. See “Risk Factors — The notes are unsecured, and will be effectively subordinated to our secured debt.”

Optional Redemption

      At any time prior to                               , 2006, LodgeNet may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of           % of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by LodgeNet and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

      Except pursuant to the preceding paragraph, the notes will not be redeemable at LodgeNet’s option prior to June      , 2008. LodgeNet is not, however, prohibited from acquiring the notes by means other than an optional redemption, whether pursuant to an issuer tender offer, in open market purchases or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture or violate applicable securities laws.

      After June      , 2008, LodgeNet may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed to the applicable redemption date, if redeemed during the 12-month period beginning on June      of the years indicated below:

Year	Percentage

2008	%
2009	%
2010	%
2011 and thereafter	100.000%

Mandatory Redemption

      LodgeNet is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

     Change of Control

      If a Change of Control occurs, each Holder of notes will have the right to require LodgeNet to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer,

LodgeNet will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, LodgeNet will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. LodgeNet will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, LodgeNet will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

      On the Change of Control Payment Date, LodgeNet will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by LodgeNet.

      The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      LodgeNet will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      If a Change of Control Offer is made, there can be no assurance that we will have available funds that are sufficient to pay the Change of Control Payment for all of the notes that might be delivered by Holders seeking to accept the Change of Control Offer.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, LodgeNet will either repay all outstanding Senior Debt the terms of which require payment upon a Change of Control or otherwise restrict LodgeNet’s right to repurchase the notes, or obtain the requisite consents, if any, under all agreements governing such outstanding Senior Debt to permit the repurchase of notes required by this covenant.

      LodgeNet shall first comply with the covenant in the immediately preceding paragraph before it shall be required to repurchase notes pursuant to the provisions described above. A failure to comply with the covenant described in the immediately preceding paragraph will constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described under clause (2) under the caption “— Events of Default and Remedies.”

      Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that LodgeNet repurchase or redeem the notes in the event of a highly leveraged transaction or a takeover, recapitalization or similar transaction.

      LodgeNet will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by LodgeNet and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer conveyance or other disposition of “all or substantially all” of the properties or assets of LodgeNet and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require LodgeNet to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of LodgeNet and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

     Asset Sales

      LodgeNet will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) LodgeNet (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of or Equity Interests issued or sold;

(2) the fair market value is determined by LodgeNet’s Board of Directors and, in the case of Asset Sales in excess of $5.0 million, evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by LodgeNet or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on LodgeNet’s most recent consolidated balance sheet, of LodgeNet or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets who releases LodgeNet or such Restricted Subsidiary from further liability, provided that the amount of such liabilities shall not be deemed to be “cash” for purposes of the term “Net Proceeds”;

(b) any securities notes or other obligations received by LodgeNet or any such Restricted Subsidiary from such transferee that are within 90 days of their receipt, converted by LodgeNet or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent LodgeNet and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; provided, however, that the amount of the Indebtedness shall not be deemed to be cash for the purpose of the term “Net Proceeds.”

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, LodgeNet or a Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to reduce commitments with respect thereto;

(2) to repay pari passu Indebtedness with provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets; provided that LodgeNet will redeem a ratable principal amount of the notes if the notes are then redeemable or, if the notes may not then be redeemed, LodgeNet will make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase notes in an aggregate principal amount that would otherwise be required to be redeemed, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest to the date of purchase;

(3) to acquire assets that are used or useful in a Permitted Business or to make capital expenditures; or

(4) to acquire all or substantially all of the assets of, or all of the Voting Stock of, another Permitted Business.

      Pending the final application of any Net Proceeds, LodgeNet may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in cash or Cash Equivalents or in any other manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, LodgeNet will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, LodgeNet may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      LodgeNet will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, LodgeNet will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

      The agreements governing LodgeNet outstanding Senior Debt currently prohibit LodgeNet from purchasing any notes, and also provide that certain change of control or asset sale events with respect to LodgeNet would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which LodgeNet becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when LodgeNet is prohibited from purchasing notes, LodgeNet could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If LodgeNet does not obtain such a consent or repay such borrowings, LodgeNet will remain prohibited from purchasing notes. In such case, LodgeNet’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

     Restricted Payments

      LodgeNet will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(A) declare or pay any dividend or make any other payment or distribution on account of LodgeNet’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving LodgeNet or any of its Restricted Subsidiaries) or to the direct or indirect holders of LodgeNet or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of LodgeNet or to LodgeNet or a Restricted Subsidiary of LodgeNet);

(B) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving LodgeNet) any Equity Interests of LodgeNet or any direct or indirect parent of LodgeNet;

(C) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except (a) a payment of interest or principal at the Stated Maturity thereof, (b) any payment made by LodgeNet with its Equity Interests (other than Disqualified Stock) and (c) any payment made to LodgeNet or any of its Restricted Subsidiaries; or

(D) make any Restricted Investment (all such payments and other actions set forth in these clauses (A) through (D) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) LodgeNet would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by LodgeNet and its Restricted Subsidiaries since the date of issuance of the notes (excluding Restricted Payments permitted by clauses (2), (3), (4) (except to the extent such Restricted Payments are received by Persons other than LodgeNet or a Restricted Subsidiary) and (6) of the next succeeding paragraph) (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution delivered to the trustee), does not exceed the sum, without duplication, of:

(a) the remainder of (x) the aggregate amount of the Consolidated Cash Flow (or, if the Consolidated Cash Flow is negative, minus 100% of such negative amount) (determined by excluding income resulting from transfers of assets by LodgeNet or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2003 and ending on the last day of the last fiscal quarter preceding the Restricted Payment date for which reports have been filed pursuant to the covenant described below under the caption “— Reports” minus (y) the product of two multiplied by the aggregate amount of Fixed Charges for the period referred to in the preceding clause (x), plus

(b) the aggregate net cash proceeds received by LodgeNet since the date of issuance of the notes from:

(1) the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of LodgeNet,

(2) the issuance and sale of its Disqualified Stock or debt securities to a Person who is not a Subsidiary of LodgeNet that, in either case, has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of LodgeNet, or

(3) the issuance to a Person who is not a Subsidiary of LodgeNet of any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of LodgeNet, plus

(c) to the extent not otherwise included in the calculation of Consolidated Cash Flow for the purposes of clause (a) above, 100% of (x) any amount received in cash by LodgeNet or any Restricted Subsidiary as dividends or distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate net cash proceeds received by LodgeNet or any Restricted Subsidiary upon the sale or other disposition of the investee of, any Restricted Investment made by LodgeNet or any Restricted Subsidiary since the date of issuance of the notes, plus

(d) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or has been merged, consolidated or amalgamated with or into, transfers or conveys assets to, or is liquidated into, LodgeNet or any Restricted Subsidiary after the date of issuance of the notes, the fair market value of the Investment in such Subsidiary as of the date of such redesignation merger, consolidation, amalgamation, transfer or conveyance, plus

(e) to the extent that, after the date of issuance of the notes, a Restricted Subsidiary other than a Domestic Subsidiary becomes a Guarantor or is merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into LodgeNet or any Restricted Subsidiary that is a Guarantor (so long as the surviving corporation or the transferee of assets is a Restricted Subsidiary that is a Guarantor), the aggregate amount of Restricted Investments made in or to such Restricted Subsidiary by LodgeNet or one of its other Restricted Subsidiaries after the date of issuance of the notes, minus

(f) Attributable Debt in respect of Permitted Sale Leaseback Transactions, to the extent that such Attributable Debt exceeds $5.0 million.

      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of, or the declaration and payment of any dividends or other distributions on, any subordinated Indebtedness of LodgeNet or any Guarantor or of any Equity Interests of LodgeNet in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of LodgeNet) of, Equity Interests

of LodgeNet (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of LodgeNet or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value (or any dividend or distribution made to fund such repurchase, redemption or other acquisition or retirement for value) of any Equity Interests of LodgeNet or any Restricted Subsidiary held by any past, present or future director, officer or employee of LodgeNet or any Restricted Subsidiary pursuant to any equity subscription agreement, employment agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any 12-month period;

(6) repurchases of Equity Interests (or any dividend or distribution made to fund such repurchase) deemed to occur upon the cashless exercise of stock options and warrants; and

(7) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of issuance of the notes.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by LodgeNet or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, LodgeNet will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

      LodgeNet will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and LodgeNet will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that LodgeNet may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary that is a Guarantor may incur Indebtedness, if the Consolidated Leverage Ratio on the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been not greater than 5.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by LodgeNet of Indebtedness pursuant to the Bank Credit Agreement; provided, however, that immediately after giving effect to any such incurrence the aggregate principal amount of all Indebtedness incurred under this clause (1) and then outstanding does not exceed $225.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by LodgeNet or any of its Restricted Subsidiaries since the date of the issuance of the notes to repay any Indebtedness under the Bank Credit Agreement, to the extent that such amounts cannot immediately be reborrowed thereunder;

(2) the incurrence by LodgeNet and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by LodgeNet or any Restricted Subsidiary of Indebtedness represented by the notes and, if a Domestic Subsidiary is formed, created or acquired after the issuance of the notes and not designated an Unrestricted Subsidiary, the Subsidiary Guarantee to be made by such Domestic Subsidiary in accordance with the indenture;

(4) the incurrence by LodgeNet or any Restricted Subsidiary of Indebtedness constituting Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, improvement or lease of property, plant or equipment used in the business of LodgeNet or such Restricted Subsidiary, or incurred within 120 days after such purchase, lease, construction or improvement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $20.0 million and 5.0% of LodgeNet’s Consolidated Net Tangible Assets at the time of the incurrence thereof;

(5) the incurrence by LodgeNet or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (13) of this paragraph;

(6) the incurrence by LodgeNet or any of its Restricted Subsidiaries of intercompany Indebtedness between or among LodgeNet and any of its Restricted Subsidiaries; provided, however, that:

(a) if LodgeNet or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of LodgeNet, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than LodgeNet or a Restricted Subsidiary of LodgeNet and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either LodgeNet or a Restricted Subsidiary of LodgeNet will be deemed, in each case, to constitute an incurrence of such Indebtedness by LodgeNet or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by LodgeNet or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) any currency exchange risk or (b) any interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

(8) the guarantee by LodgeNet or any of the Guarantors of Indebtedness of LodgeNet or a Restricted Subsidiary of LodgeNet that was permitted to be incurred under another provision of this covenant;

(9) the incurrence by LodgeNet or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self insurance;

(10) the incurrence by LodgeNet or any of its Restricted Subsidiaries of obligations in respect of performance and surety bonds and completion guarantees provided by LodgeNet or such Restricted Subsidiaries in the ordinary course of business;

(11) the accretion of original issue discount or the payment of pay-in-kind interest;

(12) the incurrence by LodgeNet or any Restricted Subsidiary of contingent obligations in respect of purchase price adjustments or indemnification obligations set forth in agreements providing for the acquisition or disposition of any asset of LodgeNet or such Restricted Subsidiary so long as all such contingent obligations are discharged within 30 days of the date the amount thereof becomes absolute or liquidated; and

(13) the incurrence by LodgeNet or any Restricted Subsidiary that is a Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $25.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, LodgeNet will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Bank Credit Agreement outstanding on the date on which notes are first issued under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the preceding paragraph.

      Notwithstanding any other provision, the maximum amount of Indebtedness that LodgeNet or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to exceeded with respect to any outstanding Indebtedness due solely to the fluctuations in the exchange rates of currencies.

     Anti-Layering

      LodgeNet will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate in right of payment to any Senior Debt of LodgeNet and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Subsidiary Guarantee. No indebtedness shall be deemed to be subordinate to any secured indebtedness by virtue of the fact that it is unsecured.

     Liens

      LodgeNet will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     Sale and Leaseback Transactions

      LodgeNet will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that LodgeNet or any Guarantor may enter into a sale and leaseback transaction if:

(1) LodgeNet or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Consolidated Leverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by LodgeNet’s Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and LodgeNet applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

      This covenant will not apply to:

(1) transactions solely between LodgeNet and Wholly Owned Restricted Subsidiaries or between Wholly Owned Restricted Subsidiaries; or

(2) Permitted Sale Leaseback Transactions.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      LodgeNet will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to LodgeNet or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to LodgeNet or any of its Restricted Subsidiaries;

(2) make loans or advances to LodgeNet or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to LodgeNet or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Bank Credit Agreement or any other agreements as in effect on the date of the issuance of the notes and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of issuance of the notes;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law or regulations;

(4) any agreement or instrument binding a Person acquired by LodgeNet or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Acquired Debt, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary anti-assignment, subletting and transfer provisions in leases and licenses and other contracts entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) any agreement relating to a sale and leaseback transaction or Capital Lease Obligation, but only on the property subject to such transaction or Capital Lease Obligation and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or Capital Lease Obligation;

(9) any other agreement, instrument or document relating to or governing permitted Indebtedness hereafter in effect, provided that the terms and conditions of such encumbrances or restriction are not materially more restrictive, taken as a whole, than those encumbrances or restrictions imposed in connection with each of the Bank Credit Agreement and the indenture, in each case as in effect on the date of issuance of the notes;

(10) any agreement for the sale or other disposition of assets, including customary restrictions on a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition; and

(11) any agreement relating to Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens.

Merger, Consolidation or Sale of Assets

      LodgeNet may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not LodgeNet is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of LodgeNet and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) LodgeNet is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than LodgeNet) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) is a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than LodgeNet) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of LodgeNet under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) LodgeNet or the Person formed by or surviving any such consolidation or merger (if other than LodgeNet), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      LodgeNet will not be relieved of its Obligations to pay principal of, and interest on, the notes except in the case of a sale (but not lease) of all of its assets that meet the requirements of this covenant. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among LodgeNet and any of its Wholly Owned Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates

      LodgeNet will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction (if pursuant to a written agreement, at the time of execution of the agreement providing therefor) is on terms that are no less favorable to LodgeNet or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by LodgeNet or such Restricted Subsidiary with an unrelated Person; and

(2) LodgeNet delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to LodgeNet of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, consulting or similar agreement or other compensation arrangement or plan entered into by LodgeNet or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among LodgeNet or its Restricted Subsidiaries;

(3) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments”;

(4) payment of reasonable directors fees and expenses and the provision of customary indemnification to directors and officers of LodgeNet;

(5) sales of Equity Interests of LodgeNet (other than Disqualified Stock) to Affiliates of LodgeNet;

(6) any agreement (and payments with respect thereto) as in effect on the date of issuance of the notes or any transaction contemplated thereby; and

(7) any tax-sharing agreement between LodgeNet and any other Person which files a consolidated tax return in which LodgeNet is a part of the consolidated group for tax purposes, so long as the aggregate amount of all payments made by LodgeNet to such Person in any period is no greater than the amount that would have been paid by LodgeNet in such period if LodgeNet had been the taxpayer of its consolidated group.

Additional Subsidiary Guarantees

      If LodgeNet or any of its Subsidiaries acquires, creates or forms a Domestic Subsidiary after the date of issuance of the notes, then that newly acquired, created or formed Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created; provided, however, that any Domestic Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the indenture shall not be required to become a Guarantor so long as it continues to constitute an Unrestricted Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of LodgeNet may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by LodgeNet and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available (i) for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or (ii) under the definition of “Permitted Investments,” as determined by LodgeNet. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and immediately after giving effect to such designation, LodgeNet is able to incur at least $1.00 additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

Business Activities

      LodgeNet will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to LodgeNet and its Restricted Subsidiaries taken as a whole.

Payments for Consent

      LodgeNet will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission, so long as any notes are outstanding, LodgeNet will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms l0-Q and 10-K if LodgeNet were required to file such Forms; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if LodgeNet were required to file such reports.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by LodgeNet or any of its Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” or “— Repurchase at the Option of Holders — Asset Sales”;

(4) failure by LodgeNet or any of its Subsidiaries for 60 days after notice by the trustee or the Holders of at least 25% in principal amount of the then outstanding notes to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by LodgeNet or any of its Restricted Subsidiaries (or the payment of which is guaranteed by LodgeNet or any of its Restricted Subsidiaries)

whether such Indebtedness or guarantee now exists, or is created after the date of issuance of the notes, if that default:

(a) is caused by a failure to pay principal on such Indebtedness at the Stated Maturity thereof (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by LodgeNet or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7) except as permitted by the indenture, any Subsidiary Guarantee by a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to LodgeNet or any of its Restricted Subsidiaries.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to LodgeNet, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee (upon the request of the Holders of at least 25% in principal amount of the then outstanding notes) or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

      The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

      LodgeNet is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, LodgeNet is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of LodgeNet or any Guarantor, as such, will have any liability for any obligations of LodgeNet or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      LodgeNet may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due;

(2) LodgeNet obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and LodgeNet and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, LodgeNet may, at its option and at any time, elect to have the obligations of LodgeNet and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) LodgeNet must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and LodgeNet must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, LodgeNet has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) LodgeNet has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of issuance of the notes, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, LodgeNet has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which LodgeNet or any of its Subsidiaries is a party or by which LodgeNet or any of its Subsidiaries is bound;

(6) LodgeNet shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) LodgeNet must deliver to the trustee an officers’ certificate stating that the deposit was not made by LodgeNet with the intent of preferring the Holders of notes over the other creditors of LodgeNet with the intent of defeating, hindering, delaying or defrauding creditors of LodgeNet or others; and

(8) LodgeNet must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) waive a redemption or repurchase payment with respect to any note;

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) make any change in the preceding amendment and waiver provisions; or

(10) make any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes.

      Notwithstanding the preceding, without the consent of any Holder of notes, LodgeNet, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of LodgeNet obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of LodgeNet’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when LodgeNet or any Guarantor has paid or caused to be paid all sums payable by it under the indenture and either:

(1) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to LodgeNet, have been delivered to the trustee for cancellation; or

(2) (i) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and LodgeNet or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which LodgeNet or any Guarantor is a party or by which LodgeNet or any Guarantor is bound; and (iii) LodgeNet has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, LodgeNet must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the trustee becomes a creditor of LodgeNet or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

      Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

      The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

      The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them. LodgeNet takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised LodgeNet that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised LodgeNet that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, LodgeNet and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither LodgeNet, the trustee nor any agent of LodgeNet or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised LodgeNet that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or LodgeNet. Neither LodgeNet nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and LodgeNet and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised LodgeNet that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

      Redemption notices if any, will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither LodgeNet nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies LodgeNet that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, LodgeNet fails to appoint a successor depositary;

(2) LodgeNet, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

      LodgeNet will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by DTC. LodgeNet will make all payments of principal, interest and premium, if any, with respect to Certificated Notes, in the case of Holders of greater than $1,000,000 aggregate principal amount of Certificated Notes that request such payment, by wire transfer of immediately available funds to the accounts specified by such Holders and if no such account is specified or to any other Holder, by mailing a check to such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will therefore be required by DTC to be settled in immediately available funds. LodgeNet expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Governing Law

      The indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien on any asset acquired by LodgeNet or a Restricted Subsidiary, or Indebtedness assumed by LodgeNet or a Restricted Subsidiary in connection with the acquisition of any asset.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, equipment, receivables and other current, obsolete or other assets in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of LodgeNet and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests by any of LodgeNet’s Restricted Subsidiaries or the sale by LodgeNet or any of its Restricted Subsidiaries of Equity Interests in any Subsidiary, other than directors’ qualifying shares or shares required by applicable law to be held by a person other than LodgeNet or a Subsidiary.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

(2) a transfer of assets between or among LodgeNet and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to LodgeNet or to another Restricted Subsidiary;

(4) the sale or disposition of cash or Cash Equivalents;

(5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(6) the grant of non-exclusive licenses to third parties in respect of intellectual property in the ordinary course of business;

(7) the granting or existence of Liens not prohibited by the indenture; and

(8) the sale or disposition of equipment in connection with Permitted Sale Leaseback Transactions.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction is also a Capital Lease Obligation, it will be treated as such for all purposes under the indenture.

      “Bank Credit Agreement” means that certain Credit Agreement, dated as of August 29, 2001, as amended by the First Amendment to Credit Agreement dated as of August 2, 2002, and by the Second Amendment to Credit Agreement dated as of June      , 2003, among LodgeNet, the lenders from time to time party thereto and Canadian Imperial Bank of Commerce, as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time by any lender or group of lenders that makes, owns or participates in commercial loans in the ordinary course of business, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of LodgeNet as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) U.S. dollars;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Bank Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and rated “A-3” or higher by Moody’s Investors Service, Inc. (“Moody’s) or “A-” or higher by Standard & Poor’s Rating Services (“S&P);

(4) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating no lower than “A-1” from Moody’s or “P1” from S&P and in each case maturing within 12 months after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, in either case having one of the two highest rating categories obtainable from either Moody’s or S&P.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of LodgeNet and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of LodgeNet;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50.0% of the Voting Stock of LodgeNet, measured by voting power rather than number of shares; provided, however, that it is not a “Change of Control” if pursuant to such transaction all of the Voting Stock of LodgeNet is changed into or exchanged for securities of a parent corporation that, after such transaction, owns all of the Capital Stock of LodgeNet and no “person” (as defined above) is the Beneficial Owner, directly or indirectly, of more than 50.0% of the Voting Stock of such parent corporation; provided, further, that it shall be a “Change of Control” if, at any time after such transaction, any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50.0% of the Voting Stock of such parent corporation; or

(4) the first day on which a majority of the members of the Board of Directors of LodgeNet are not Continuing Directors.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Hedging Obligations), to the extent that such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation and amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income; plus

(4) transaction costs incurred in connection with the issuance of the notes, including without limitation, all charges in connection with the extinguishment of Indebtedness that are recorded within three months of the date of issuance of the notes, to the extent that such costs were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Leverage Ratio” means, at any date, the ratio of (i) the aggregate amount of Indebtedness of LodgeNet and its Restricted Subsidiaries on a consolidated basis as at such date to (ii) the aggregate amount of Consolidated Cash Flow for the four most recent fiscal quarters prior to such date for which financial statements of LodgeNet have been filed with the Securities and Exchange Commission pursuant to the provisions of the indenture governing the notes.

      In addition, for purposes of calculating the Consolidated Leverage Ratio:

(1) acquisitions that have been made by LodgeNet or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the Consolidated Leverage Ratio calculation is determined (the “Calculation Date”) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded from the four-quarter reference period on a pro forma basis (as provided above); and

(3) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into LodgeNet or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental or other approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any contract, agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (except to the extent of the amount of dividends or distributions that have actually been paid in the calculation period); and

(3) the cumulative effect of a change in accounting principles will be excluded.

      “Consolidated Net Tangible Assets” means the total amount of assets of LodgeNet and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in accordance with GAAP), after deducting therefrom (i) all current liabilities of LodgeNet and its Restricted Subsidiaries (excluding intercompany items and items that by their terms are extendible or renewable at the option of the obligor to a time more than twelve months after the time the amount of which is computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of LodgeNet and its Restricted Subsidiaries, prepared in accordance with GAAP and filed with the Securities and Exchange Commission pursuant to the provisions of the indenture governing the notes.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of LodgeNet who:

(1) was a member of such Board of Directors on the date of issuance of the notes; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board (or, in the case of a nominating committee of such Board, who constituted a majority of the members of such committee) at the time of such nomination or election.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Bank Credit Agreement; and

(2) after payment in full of all Obligations under the Bank Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by LodgeNet as “Designated Senior Debt.”

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of LodgeNet or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by LodgeNet or such Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s death or disability. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require LodgeNet to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that LodgeNet may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Domestic Subsidiary” means any Restricted Subsidiary of LodgeNet that was formed under the laws of the United States or any state of the United States or the District of Columbia.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means (1) a public offering of common equity securities or (2) a private placement of common equity securities yielding gross proceeds to the issuer of at least $20.0 million, in each case, as applicable, effected by LodgeNet.

      “Existing Indebtedness” means Indebtedness of LodgeNet and its Restricted Subsidiaries (other than Indebtedness under the Bank Credit Agreement) in existence on the date of issuance of the notes, including without limitation the Existing Notes, in each case until such amounts are repaid.

      “Existing Notes” means LodgeNet’s $30,000,000 original aggregate principal amount 11.5% Senior Notes issued pursuant to the Securities Purchase Agreement dated August 9, 1995, as amended by Amendment No. 1 to Securities Purchase Agreement dated as of December 19, 1996, in each case among LodgeNet and the Purchasers identified therein.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of LodgeNet (other than Disqualified Stock) or to LodgeNet or a Restricted Subsidiary of LodgeNet, in each case, on a consolidated basis and in accordance with GAAP;

      provided, however, that all transaction costs incurred in connection with the issuance of the notes, including without limitation, all charges in connection with the extinguishment of Indebtedness that are recorded within three months of the date of issuance of the notes, shall be excluded from the calculation of “Fixed Charges”.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary’ course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantors” means any Domestic Subsidiary formed, created or acquired after the date of issuance of the notes that is required to execute a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any specified Person:

(1) Interest Rate Hedging Obligations; and

(2) the obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

      “Interest Rate Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations but excluding receivables owing to LodgeNet or any Wholly-Owned Restricted Subsidiary created in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If LodgeNet or any Subsidiary of LodgeNet sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of LodgeNet such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of LodgeNet, LodgeNet will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of LodgeNet Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by LodgeNet or any Restricted Subsidiary of LodgeNet of a Person that holds an Investment in a third Person will be deemed to be an Investment by LodgeNet or such Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Joint Ventures” means any Person engaged in a Permitted Business (other than a Subsidiary of LodgeNet) in which any Person other than LodgeNet or any of its Restricted Subsidiaries has a joint or shared equity interest with LodgeNet or any of its Restricted Subsidiaries.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the extinguishments of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by LodgeNet or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding amounts under clauses (a) or (c) of the first paragraph under the caption “— Asset Sales”), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Bank Credit Agreement or other Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither LodgeNet nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of LodgeNet or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of LodgeNet or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means the lines of business conducted by LodgeNet and its Subsidiaries on the date of issuance of the notes and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

      “Permitted Investments” means:

(1) any Investment in LodgeNet or in a Restricted Subsidiary of LodgeNet that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment in (a) securities having maturities of not more than 12 months from the date of acquisition issued or directly and fully guaranteed or insured by (i) the government of Canada or any agency or instrumentality thereof, or (ii) by any Province of Canada rated at least “R-1” by the Dominion Bond Rating Services Limited; (b) deposits, certificates of deposit or acceptances with maturities of 180 days or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 180 days and overnight bank deposits, in each case, with any lender party to the Bank Credit Agreement or with any commercial bank to which the Bank Act (Canada) applies having capital and surplus in excess of $50.0 million; and (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, in an aggregate amount not to exceed $2.0 million at any time;

(4) any Investment by LodgeNet or any Subsidiary of LodgeNet in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of LodgeNet and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, LodgeNet or a Restricted Subsidiary of LodgeNet that is a Guarantor;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(6) any Investment the payment for which consists solely of Equity Interests (other than Disqualified Stock) of LodgeNet;

(7) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8) Hedging Obligations;

(9) any Investment existing on the date of the issuance of the notes;

(10) Investments consisting of the non-exclusive licensing of intellectual property to Joint Ventures;

(11) Investments in Capital Stock or other securities received in satisfaction of judgments;

(12) Investments received in compromise or settlement of claims against any other Person arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any Person;

(13) Investments made in Joint Ventures or Restricted Subsidiaries that are not Guarantors since the date of issuance of the notes in an aggregate amount not to exceed $10.0 million at any time outstanding; and

(14) other Investments in any Person other than an Affiliate of LodgeNet that is not also a Subsidiary of LodgeNet having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding not to exceed $20.0 million.

      “Permitted Liens” means:

(1) Liens securing Senior Debt and other obligations with respect thereto that were permitted by the terms of the indenture to be incurred;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with LodgeNet or any Subsidiary of LodgeNet; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with LodgeNet or the Subsidiary;

(3) Liens on property existing at the time of acquisition of the property by LodgeNet or any Subsidiary of LodgeNet, provided that such Liens were in existence prior to the contemplation of such acquisition;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness, and any Permitted Refinancing Indebtedness in respect thereof;

(6) Liens existing on the date of issuance of the notes;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in accordance with GAAP has been made therefor;

(8) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(9) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(10) judgment Liens not giving rise to an Event of Default;

(11) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of LodgeNet or any of its Restricted Subsidiaries, including rights of offset and set-off;

(14) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(15) Liens securing the notes and the Guarantees;

(16) banker’s Liens and rights of set-off;

(17) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(18) Liens in favor of LodgeNet or any Restricted Subsidiary;

(19) Liens securing Hedging Obligations that are permitted by the indenture to be incurred;

(20) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of LodgeNet or its Restricted Subsidiaries relating to such property or assets;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by LodgeNet or its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of LodgeNet and its Restricted Subsidiaries prior to the date of the issuance of the notes; and

(23) other Liens securing obligations (other than Indebtedness) incurred in the ordinary course in an aggregate amount not to exceed $5.0 million in the aggregate at any one time.

      “Permitted Refinancing Indebtedness” means any Indebtedness of LodgeNet or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of LodgeNet or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith and in connection with such refinancing);

(2) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by LodgeNet or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Permitted Sale Leaseback Transactions” means equipment sale leaseback transactions entered into by LodgeNet or any Restricted Subsidiary in the ordinary course of business in connection with its sales and marketing activities so long as the aggregate principal balance of Attributable Debt incurred in respect of such sale leaseback transactions does not exceed the sum of (x) $5.0 million in the aggregate at any one time plus (y) the amount available, at the time such Attributable Debt is incurred, to make Restricted Payments pursuant to clause (C) of the first paragraph under the caption “— Certain Covenants — Restricted Payments” (determined without giving effect to the incurrence of such Attributable Debt).

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Senior Debt” means:

(1) all Indebtedness of LodgeNet or any Guarantor outstanding under the Bank Credit Agreement, the Existing Notes and all Hedging Obligations with respect thereto, whether outstanding on the date of issuance of the notes or incurred thereafter;

(2) any other Indebtedness of LodgeNet or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by LodgeNet or any Guarantor;

(2) any intercompany Indebtedness of LodgeNet or any of its Subsidiaries to LodgeNet;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the indenture; or

(5) Non-Recourse Debt.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Unrestricted Subsidiary” means any Subsidiary of LodgeNet that is designated by the Board of Directors of LodgeNet as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with LodgeNet or any Restricted Subsidiary of LodgeNet unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to LodgeNet or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of LodgeNet;

(3) is a Person with respect to which neither LodgeNet nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of LodgeNet or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of LodgeNet or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of LodgeNet or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of LodgeNet as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of LodgeNet as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” LodgeNet will be in default of such covenant. The Board of Directors of LodgeNet may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of LodgeNet of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement dated                    , 2003, between the underwriters and us, each of the underwriters named below has severally agreed to purchase from us the aggregate principal amount of notes set forth opposite its name below.

Principal
Amount of
Underwriters	Notes

Bear, Stearns & Co. Inc.
UBS Warburg LLC
CIBC World Markets Corp.

Total	$185,000,000

      The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.

      The following table shows the per note and total underwriters’ discounts and commissions to be paid to the underwriters by us.

	Price to Investors		Underwriters’ Discount		Proceeds to the Company

Per Note		%		%		%
Total	$		$		$

      We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately                     and will be paid by us.

      The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and at such price less a concession not in excess of           % per note. The underwriters may allow, and such dealers may re-allow, concessions not in excess of           % per note on sales to other dealers. After the offering of notes, the public offering price, concessions and other selling terms may be changed by the underwriters. The notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

      We have agreed to indemnify the underwriters against certain liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect thereof.

      In order to facilitate the offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the notes for their own account by selling more notes than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing notes in the open market. In addition, the underwriters may stabilize or maintain the price of the notes by bidding for or purchasing notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the notes to the extent that it discourages resales thereof.

      From time to time, some of the underwriters or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to us and our affiliates, for which they have received, and expect to receive, customary compensation. Bear, Stearns & Co. Inc. is a co-lead arranger and a book runner under our senior credit facility and a lender under our senior credit facility. Canadian Imperial Bank of Commerce, an affiliate of CIBC World Markets Corp., is the administrative agent and a lender under our senior credit facility. Bear, Stearns & Co. Inc. and Canadian Imperial Bank of Commerce will each receive a proportionate share of the amounts to be repaid under our senior credit facility to the extent the net proceeds of the offering will be used to repay indebtedness thereunder. In addition, Bear, Stearns & Co. Inc. is acting as a dealer-manager in connection with our offer to purchase and consent solicitation relating to our outstanding 10.25% senior notes due 2006 for which it will receive a maximum fee of $375,000 and reimbursement of costs and expenses. See “Use of Proceeds” in this prospectus supplement.

LEGAL MATTERS

      Selected legal matters with respect to the validity of the notes offered by this prospectus supplement are being passed upon for us by Pillsbury Winthrop LLP, San Francisco, California, and for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

NOTICE REGARDING ARTHUR ANDERSEN LLP

      Effective May 31, 2002, our board of directors dismissed Arthur Andersen LLP, our former independent auditor, and appointed PricewaterhouseCoopers LLP to succeed Andersen as our independent auditors. Our audited consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 that are incorporated by reference included in this prospectus supplement were audited by Andersen as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. Andersen has not consented to the incorporation by reference of its audit reports in this prospectus supplement, and we have dispensed with the requirement to file Andersen’s consent in reliance on Rule 437a under the Securities Act. Since Andersen has not consented to the incorporation by reference of their audit reports in the registration statement, an investor’s ability to seek recoveries from Andersen as a result of the work performed by Andersen may be limited significantly by the lack of such consent and the lack of assets of Andersen that are or may be available to satisfy any such investor’s claims.

EXPERTS

      The consolidated financial statements of LodgeNet Entertainment Corporation incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, except as they relate to LodgeNet Entertainment Corporation as of and for the two years in the period ended December 31, 2001, which were audited by Arthur Andersen LLP.

$225,000,000

Offered by

LodgeNet Entertainment Corporation

Common Stock

Preferred Stock
Senior Debt Securities
Senior Subordinated Debt Securities
Subordinated Debt Securities

2,930,001 Shares of Common Stock

Offered by Selling Stockholders

          LodgeNet Entertainment Corporation intends to offer these securities from time to time in one or more series with an aggregate public offering price of $225,000,000, including the U.S. dollar equivalent if the public offering of any such securities is denominated in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

          Up to 2,930,001 shares of our common stock may be sold from time to time in one or more offerings by several of our stockholders pursuant to this registration statement. See “Selling Stockholders.” The selling stockholders are identified on page 27. We will not receive any proceeds from sales of shares of common stock by the selling stockholders.

          Our common stock is traded on The Nasdaq Stock Market’s National Market under the symbol “LNET.” The applicable prospectus supplement will contain information, where applicable, as to any other listing on any securities exchange of the securities covered by the prospectus supplement.

          Our principal executive offices are located at 3900 West Innovation Street, Sioux Falls, South Dakota 57107, and our telephone number is (605) 988-1000.

          We or the selling stockholders may offer these securities directly to investors, through agents, underwriters or dealers. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

          Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2002.

SUMMARY

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell any combination of common stock, preferred stock, senior debt securities, senior subordinated debt securities or subordinated debt securities, either separately or in units, in one or more offerings with a maximum aggregate offering price of $225,000,000. Upon exercise of outstanding warrants, up to 2,930,001 shares of our common stock may be sold from time to time in one or more offerings by several of our stockholders. See “Selling Stockholders.” We will not receive any proceeds from sales of common stock by the selling stockholders.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

      Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us” and “our” refer to LodgeNet Entertainment Corporation.

RISK FACTORS

      Before investing in our securities, you should carefully consider the risks described below and any risks contained in the accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus and the prospectus supplement. If any of these risks occurs, our business, prospects, results of operations and financial condition could be harmed. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

Company Risks

We are incurring significant losses and cannot give assurances that we will become profitable or generate positive cash flow, which could have a harmful effect on our results of operation, business and the value of our securities.

      We incurred net losses of $39.0 million in 2000 and $26.4 million in 2001 and as of December 31, 2001, we had an accumulated deficit of $212.4 million. During the first quarter of 2002 we incurred net losses of $6.7 million and as of March 31, 2002, we had an accumulated deficit of $219.1 million. We cannot give assurances that we will become profitable or generate positive cash flow or that, if we attain profitability or positive cash flow, we can maintain it. Our failure to become profitable or to remain profitable could have a harmful effect on our business and the value of our securities.

We cannot give assurances that we will have adequate capital resources to carry out our business plan, which could have a harmful effect on our business and prospects and the value of our securities.

      If our capital expenditure requirements increase, for example, due to unanticipated demand for our products and services or to research and development efforts relating to new technologies, and we are unable to access financing on acceptable terms to us, we may have insufficient capital resources to carry out our business plan. This would have, among others, the following adverse impacts on our business and prospects:

•	we may be unable to make the capital expenditures necessary to expand or maintain our customer base or to deploy our digital system and other technological advances throughout our installed room base;

•	we may have insufficient capital to make payments on our debt securities and credit facility as they become due;

•	we may have to delay or limit our research and development activities; and

•	we may have to seek capital in addition to what we are seeking in this offering through additional equity or debt financings, asset sales, collaborative arrangements or other sources, all or some of which may not be available to us on a timely basis, if at all, or may not be available on terms acceptable to us, or may cause dilution to existing stockholders.

We have substantial debt and have significant interest payment requirements.

      As of March 31, 2002, we had $331.9 million in long-term debt (including current portions) outstanding. Subject to restrictions in our senior credit facility and instruments governing our debt securities, we may also incur significant amounts of additional debt for working capital, for capital expenditures and for other purposes. Our high level of combined debt could have important consequences for our company, including the following:

•	we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes;

•	we will need to use a large portion of our cash flow to pay interest on borrowings under our senior credit facility and our senior notes, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

•	some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

•	borrowings under our senior credit facility are secured;

•	we are more vulnerable to economic downturns and adverse developments in our business;

•	we are less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services;

•	our various debt instruments contain cross-default provisions; if we default under any of these instruments, such default could constitute a default under our other debt instruments and may result in the acceleration of such indebtedness; and

•	we may not be able to implement our business plans.

Covenant restrictions under our senior credit facility and instruments governing our debt securities may limit our ability to operate our business.

      Our senior credit facility and instruments governing our debt securities contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Future borrowing instruments, such as credit facilities and indentures, are also likely to contain restrictive covenants and may require us to pledge assets as security under those future arrangements. The terms of our senior credit facility and debt securities restrict, among other things, our ability and the ability of our subsidiaries to:

•	borrow money;

•	pay dividends or make distributions;

•	purchase or redeem stock;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	engage in sale leaseback transactions;

•	consummate certain asset sales;

•	effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

•	create liens on our assets.

      In addition, our senior credit facility, debt securities and other material agreements require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that our senior lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facility, debt securities and other material agreements. If an event of default under our senior credit facility or debt securities occurs, our senior lenders or holder of our debt securities, as applicable, could elect to declare all amounts outstanding under such senior credit facility, together with accrued interest, to be immediately due and payable and such a default may cause a default under and/or an acceleration of our other outstanding indebtedness and some of our material agreements.

Our interactive services revenue is dependent on seasonality and other factors beyond our control.

      The revenue generated by our guest pay interactive services is dependent on the occupancy rate of the property, the “buy rate” or percentage of occupied rooms that buy movies or other services at the property and the price of the services. Occupancy rates vary based on the property’s location, its competitive position within the marketplace, and, over time, seasonal factors and general economic conditions. Higher occupancy rates usually occur during the summer months and lower occupancy rates occur during the winter. Buy rates also generally reflect the hotel’s guest mix profile, the popularity of the motion pictures, video games and other services available at the hotel and the guests’ other entertainment alternatives. Buy rates also vary over time with general economic conditions, and our business is closely related to the performance of the lodging industry. As a result, we may not be able to control negative trends in our revenue.

We are dependent on others for our programming content, and increases in our costs or license fees to obtain such programming could reduce our cash flow and gross profit.

      Our guest room programming content is provided primarily by major television networks, movie studios and other providers, aggregators and distributors of entertainment content. We currently pay each of these parties a fee for the right to broadcast their programming to our installed guest rooms. We may be exposed in the future to volatile or increased programming costs that may adversely affect our operating results. Our entertainment content providers may demand higher royalty rates or higher minimum payments than we are currently paying. In some cases, we are obligated to pay for programming on the basis of the number of guest rooms we serve, rather than the amount of revenue we earn from resales of the programming, and lower occupancy rates would therefore negatively impact our operating income. We do not have a formal agreement with some of our content providers so we cannot give assurances that content from these providers will be available in the future on terms that are acceptable to us, or at all. Increased licensing fees would negatively impact our operating income.

If our third party suppliers fail to provide us with key components and services on a timely basis, our costs could increase and our growth could be hindered.

      We currently rely on third parties to supply key components and services, which are available only from a limited number of suppliers, for the manufacture and assembly of our interactive systems. We have occasionally experienced delays and other problems in receiving the components and services and may, in the future, be unable to obtain the same on the scale and within the time frames required by us on terms we find acceptable, or at all. If we are unable to obtain, or if we experience a delay in the delivery of, such components or services, we may be forced to incur significant unanticipated expenses to secure alternative third party suppliers or adjust our operations. Additionally, certain electronic component parts used within our systems can be subject to temporary shortages because of general economic conditions. The occurrence of any of these events could increase our costs, hinder our growth and adversely affect our business and prospects.

Our success depends on new product development.

      We have a continuing research and development program designed to develop new products and to enhance and improve our existing products. The successful development of our products and product enhancements is subject to numerous risks, both known and unknown, including:

•	unanticipated delays;

•	access to capital;

•	budget overruns; and

•	technical problems.

      These difficulties could result in the abandonment or substantial change in the design, development and commercialization of these new products or product enhancements.

      Given the uncertainties inherent with product development and introduction, we cannot assure you that any of our product development efforts will be successful on a timely basis or within budget, or at all. Our failure to develop new products and product enhancements on a timely basis or within budget could harm our business and prospects.

We may have to incur significant capital expenditures in order to adapt to technological change.

      The television-based interactive services industry has been, and is likely to continue to be, subject to:

•	rapid and significant technological change, including continuing developments in technology that do not presently have widely accepted standards; and

•	frequent introductions of new services and alternative technologies, including new technologies for providing and displaying video services and Internet content.

      Our new digital system equipment, for example, is costlier to install than its predecessor tape-based system. We expect that new technologies will emerge that may be superior to, or may not be compatible with, some of our current technologies, which may require us to make significant capital expenditures to remain competitive. Many of our competitors, including cable and Internet service providers, may have greater financial and technical resources to adapt to and capitalize on any such technological changes more effectively than we can. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. We rely in part on third parties for the development of, and access to, communications and network technology. As a result, we may be unable to obtain access to new technology on a timely basis or on satisfactory terms. If we fail to adapt successfully to any technological change or obsolescence, or fail to obtain access to important technologies, our revenues and business could be harmed.

If our customers become dissatisfied with our services, our customers may elect not to renew or to terminate service agreements with us, and, in such circumstances, our ability to maintain or grow our revenue will be adversely affected.

      In the event our customers become dissatisfied with the scope or capability of our products and services, our customers may elect not to renew our service agreements upon expiration or, in certain instances, our customers may elect to terminate their existing agreements with us for our failure to perform under the terms of their contract.

Future acquisitions of companies or technologies may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

      As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including difficulties in assimilation of acquired personnel, operations, technologies or products which may adversely affect our ability to develop new products and services and to compete in our rapidly changing marketplace. In addition, if we consummate acquisitions through an exchange of our common stock, our existing stockholders could suffer significant dilution. Any future acquisitions may not generate any additional revenue or provide any benefit to our business.

Our business could be harmed if we are unable to protect our proprietary technology.

      We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our technology. Despite these precautions, unauthorized third parties may infringe, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. In addition, we have obtained or applied for corresponding patents and patent applications in several foreign countries for some of our patents and patent applications. There is a risk that these patent applications will not be granted or that the patent or patent application will not provide significant protection for our products and technology. Our competitors may independently develop similar technology that our patents do not cover. In addition, because patent applications in the United States can provide patent protection from the date of filing but are not publicly disclosed until eighteen months after the patent application has been filed, other patent applications may have been filed in the last eighteen months which relate to our technology and of which we are unaware. Moreover, there is a risk that foreign intellectual property laws will not protect our intellectual property rights to the same extent as United States intellectual property laws. In the absence of significant patent protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology, which could harm our business.

If our products employ technology that infringes the proprietary rights of others, we may be subject to infringement claims, forced to pay high prices to license technology or required to stop selling our products.

      Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against our intellectual property rights, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or to design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. A successful claim of infringement against us or our failure or inability to license infringed or similar technology could damage our business to the extent we are required to pay substantial monetary damages or if, as a result of a successful claim, we become unable to sell our products without redeveloping them or otherwise were forced to incur significant additional expense. As a result, any infringement claims by third parties or claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may harm our business and prospects.

Our dispute with InnMedia LLC may adversely affect our existing customer base and growth potential, could divert our management’s attention and could result in a material adverse effect on our financial condition and results of operations.

      In October of 2000, we created a joint venture with Hilton Hotels Corporation, named InnMedia LLC, to provide interactive television and television-based Internet access services for distribution to the lodging industry. At that time, we entered into various agreements with InnMedia pursuant to which we agreed to obtain interactive television and television-based Internet access services exclusively from InnMedia and to provide InnMedia with equipment and services necessary to distribute such content. InnMedia and Hilton also entered into an agreement whereby InnMedia became the exclusive provider of interactive television content and Internet access services to various Hilton hotels. At that time, we also entered into an agreement with Hilton pursuant to which we were named the exclusive guest-pay provider to Hilton owned hotels and the preferred guest pay provider to various Hilton managed and franchised hotels of movies, games and music content. On April 11, 2002, InnMedia filed a complaint in the Superior Court of the State of California, County of Los Angeles alleging that we failed to perform under our agreements with InnMedia, breached our implied covenant of good faith and fair dealing and our fiduciary duties, were unjustly enriched and committed conversion, unfair business practices and fraud. In its complaint, InnMedia is seeking in excess of $425 million in actual damages, punitive damages and specific performance of the agreements. On April 12, 2002, we terminated our agreements with InnMedia based on its repudiation of and failure to perform under the agreements. InnMedia has advised us that it disputes our right to terminate our agreements with it. While we believe that InnMedia’s claim for in excess of $425 million in damages is not supportable and that we have meritorious defenses to each of InnMedia’s allegations contained in its complaint and intend to defend ourselves vigorously, these claims could divert the attention of our management and key personnel, could be costly to defend, and, if decided against us, could require us to pay significant monetary damages which would have a material adverse effect on our financial condition and results of operations.

      Due to the dispute with InnMedia, Hilton may assert it has a right to terminate its agreements with us based on our alleged breach of the InnMedia agreements. While we believe that such an action is not authorized under our agreement with Hilton, if Hilton were to assert such a claim, it might nevertheless jeopardize our current installed base of approximately 21,000 Hilton owned hotel rooms. Furthermore, if Hilton attempts to terminate its agreement with us, Hilton managed and franchised hotels that are covered by our agreement with Hilton may each assert that their contracts are also terminable based on our alleged breach of the InnMedia agreements, which could jeopardize approximately an additional 22,000 Hilton franchised and 7,000 Hilton managed rooms that we currently serve. These Hilton owned, managed and franchised hotel rooms represent approximately 6% of our room base as of March 31, 2002. In addition, the Company estimates that over the next four years, there are approximately 160,000 rooms owned, managed and franchised by Hilton that could be available for service under our agreement with Hilton. Our dispute with Hilton could also impact our ability to secure these rooms for service, which could have a material adverse effect on our current and future customer base and result in a reduction of revenues.

      In addition, the Company currently serves approximately 90,000 rooms with interactive content and television-based Internet access that we have been sourcing from InnMedia. At this time we are not certain if and how we will secure replacement content. Any interruption in the distribution of this content could affect our relationships with these properties and could have a material adverse effect on our current and future customer base and could result in a reduction in revenues.

Industry Risks

We operate in a very competitive business environment, which could adversely affect our ability to attract and retain customers.

      Competition in our industry is very active and includes virtually all aspects of the entertainment industry. Many of our competitors have greater financial, technical and network resources than we do. Market participants include:

•	other interactive television service providers to the lodging industry such as On Command Corporation, Hospitality Networks, SeaChange, InRoom Video and other international providers, such as Quadriga;

•	cable television companies such as AT&T, AOL Time Warner, Cox Communications and Comcast;

•	direct broadcast satellite companies such as DirecTV and EchoStar Communications;

•	television networks and programmers such as ABC, NBC, CBS, FOX, HBO and Showtime;

•	Internet service providers and portals such as AOL Time Warner and Yahoo!;

•	companies offering web sites that provide on-demand movies;

•	rental companies that provide videocassettes and DVDs that can be viewed in hotel rooms; and

•	hotels that offer in-room laptops with Internet access.

      Lodging industry guests also obtain entertainment and information from print media such as newspapers, magazines and books, concerts, sporting events and movie theaters. Given the dynamism of communications technology, we expect to continue to confront new sources of competition, many of which have access to cheaper and more available financing.

      A number of competitors, including Cox Communications and Quadriga, as well as some of the aforementioned franchised and wireless cable operators, telecommunications companies, Internet service and direct broadcast satellite providers, can use their existing infrastructure to provide in-room entertainment services to the lodging industry. Some of these competitors are already providing free-to-guest or Internet-related services to the lodging industry and have announced plans to offer guest pay interactive services. Due to the capital commitment required to install our system equipment, it has not been cost-effective for us to install our system at hotels with fewer than 75 guest rooms or low occupancy rates. Our competitors that have substantially greater financial and other resources than we do may develop a technology that is more cost effective than ours or can absorb the costs of wide-scale system deployment better than we can. As a result, our competitors may be in a better position than we are to increase their market share in the lodging industry and could adversely affect our ability to attract and retain customers.

Competition could reduce our revenue and our cash flow.

      We operate in the interactive television services business, which is highly competitive. If we are unable to compete effectively with large diversified entertainment service providers that have substantially greater resources than we have, our operating margins and market share could be reduced, and the growth of our business inhibited. In particular, as discussed above, we compete directly for customers with a variety of other interactive service providers, including other interactive television service providers, cable television companies, direct broadcast satellite companies, television networks and programmers, Internet service providers and portals, companies offering web sites that provide on-demand movies, rental companies that provide videocassettes and DVDs that can be viewed in hotel rooms and hotels that offer in-room laptops with Internet access. We also compete, in varying degrees, with other leisure-time activities such as movie theaters, the Internet, radio, print media, personal computers and other alternative sources of entertainment and information. In addition, future technological developments may affect competition within this business. A continuing trend towards business combinations and alliances in both the domestic and foreign entertainment services industry may create significant new competitors for us. Many of these combined entities will have resources far greater than ours. These combined entities may provide bundled packages of programming, delivery and other services that compete directly with the products we offer. Our competitors may also offer services sooner and at more competitive rates than we do. We may need to reduce our prices or license additional programming to remain competitive, and we may be unable to sustain future pricing levels as competition increases. Our failure to achieve or sustain market acceptance of our offered services at desired pricing levels could impair our ability to achieve positive cash flow, which would harm our business.

Opportunities to expand our installed customer room base may be limited so we may be unable to grow our revenue.

      Due to the capital commitment required to install our system equipment, we may choose not to offer our services to some unserved hotels because we expect some hotels to generate an insufficient return on our investment. Further, while new hotel construction and hotel expansions offer an opportunity to expand our customer base, increases in unserved rooms due to the addition of new hotel rooms in any given year is incremental. Accordingly, in order to grow revenue, we must be successful in broadening the range of services provided to customers and securing contracts to serve both new hotel rooms and hotels that are currently served by competitors. However, we may not be successful in these efforts, which could adversely affect our ability to grow our revenue or to generate positive cash flow.

Our industry could be adversely impacted by conditions affecting the lodging industry’s performance.

      Our business is closely connected to the performance of the hotel industry where occupancy rates may fluctuate resulting from various factors, including general business and economic conditions and seasonality. Significant reductions in hotel occupancy resulting from business, economic or other events, such as in the case of the terrorist attacks on September 11, 2001, would adversely impact our revenues, which would harm our business, financial condition and results of operations. Overall occupancy rates for the lodging industry following the events of September 11, 2001, were down significantly from the same period in the prior fiscal year. While occupancy rates have been increasing in the months following September 11, 2001, occupancy rates continue to remain below historic levels.

Future terrorist attacks or threats of attack are likely to cause sharp declines in business and leisure travel, including lodging occupancy, which will decrease our revenue.

      Any future terrorist attack or threat of an attack is likely to adversely affect the travel industry, including lodging occupancy rates. Any reduction in occupancy rates, particularly if extended over a long period of time, will reduce our revenue opportunities which would have an adverse impact on our financial condition and results of operations.

New technologies, including the expansion of digital distribution in our markets, may fundamentally change the method and cost of distributing television-based content. This may increase competition and result in a decrease in our revenue.

      The advent of digital technology, including the introduction of digital television, is likely to accelerate the convergence of broadcast, telecommunications, Internet and other media and could result in material changes in the economics, regulations, intellectual property usage and technical platforms on which our business relies. These changes could lower cost barriers for our competitors desiring to enter into or expand their presence in the television-based interactive services business. Increased competition may adversely affect the scale, source and volatility of our revenue streams, cost structures and cash flow, and may require us to significantly change our operations. There is a risk that our business and prospects will be harmed by these changes or that we will not identify or adapt to them as quickly as our competitors.

Federal, state, local and foreign communications legislation and regulation may negatively impact our business and growth.

      As a multichannel video programming distributor, we are subject to various provisions of the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996. In addition, the Internet-based services offered by us may be affected by various laws and governmental regulations. While there are currently few laws or regulations directly applicable to access to or commerce on commercial online services, new laws and regulations are under debate by federal and local lawmakers and may be adopted. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet which may cause a decline for our Internet-based services and products or other adverse effects on our business. Federal, state, local and foreign laws and regulations are, or may be, the subject of a variety of judicial, administrative and legislative hearings and proceedings that could change in varying degrees the manner in which cable operators, video programming distributors and Internet service providers operate. We cannot predict the outcome of these proceedings or their impact on our operations at this time.

Risks Relating to an Offering of Our Securities

Our stock price and the trading price of our debt securities may fluctuate in response to market and other factors, which could depress the price of our common stock or result in substantial losses for investors purchasing our securities in an offering.

      The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume fluctuations, and the trading price of our debt securities may likewise fluctuate, in response to market and other factors, including the following, some of which are beyond our control:

•	variations in our quarterly operating results from the expectations of securities analysts or investors;

•	downward revisions in securities analysts’ estimates or changes in general market conditions;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	investor perception of our industry or our prospects;

•	insider selling or buying;

•	regulatory developments affecting our industry; and

•	general technological or economic trends.

      You may not be able to resell your securities at or above the public offering price, or at all, which could cause you to lose some or all of your investment. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Provisions of Delaware law and of our charter and by-laws and our Stockholder Rights Plan may make a takeover more difficult.

      Provisions in our certificate of incorporation and by-laws and in Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. We have also adopted a stockholder rights plan to impede a takeover event in the event an unsolicited offer to acquire us is received that is either inadequate or determined by our board of directors not to be in the best interest of our stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and board of directors.

Future sales of our common stock could adversely affect our stock price.

      Substantial sales of our common stock in the public market, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. As an example, we may decide to sell additional shares of common stock in one or more offerings pursuant to this prospectus and sales of our common stock at prices below the price paid by you for our common stock will dilute your stockholding interests.

      In addition, as of March 31, 2002, 3,976,792 shares of our common stock were required to be reserved for issuance under our stock option and other benefit plans and 2,930,001 shares of our common stock were required to be reserved for issuance pursuant to outstanding warrants. As of March 31, 2002, options to purchase 2,529,316 shares of our common stock were issued and outstanding under our stock option plans at a weighted average exercise price of $13.94 per share, of which options to purchase 1,570,208 shares had vested. Of the outstanding warrants to purchase shares of our common stock, as of March 31, 2002, warrants to purchase 2,039,848 shares of our common stock have vested. In addition, warrants to purchase 890,153 shares of our common stock will vest as certain milestones under an agreement with Hilton Hotels Corporation are achieved. If we issue shares of our common stock pursuant to the warrants below the market price, as determined under the agreement governing the issuance of these warrants, these warrant holders are entitled to dilution protection which will permit these warrant holders to purchase additional shares of common stock upon exercise of their warrants without payment of additional funds.

      All of our warrant holders referenced above have elected to include the shares of common stock issuable upon exercise of their warrants in this registration statement. By exercising their warrants and selling a large number of shares, these holders could cause the price of our common stock to fall. In addition, two of our executive officers have entered into stock sale agreements pursuant to which sales of our common stock are made automatically for the benefit of these officers consistent with applicable securities laws.

      We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

We do not pay dividends and do not anticipate paying any dividends in the future, so any short-term return on your investment will depend on the market price of our capital stock or our ability to make payments on our debt securities.

      We have never declared or paid cash dividends on our common stock. We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our 10.25% Senior Notes, 11.50% Senior Notes and bank credit facility each restrict and limit payments or distributions in respect of our capital stock. Therefore, we do not expect to pay any dividends. Any short-term return on your investment will depend on the market price for our shares or our ability to make payments on our debt securities.

Our management may apply the proceeds of an offering of securities pursuant to this prospectus and any accompanying prospectus supplement to uses that do not enhance our financial results or market value.

      Our management will have considerable discretion in the application of the net proceeds from offerings, pursuant to this prospectus, and you will not have the opportunity, as part of your investment decision, to assess how the proceeds will be used. The net proceeds may be used for corporate purposes that do not have the effect of enhancing our financial results or our market value. In addition, our senior credit facility requires that at least half, if not all, of the proceeds from the sale of our capital stock in one or more offerings under this registration statement be used to prepay any loans then outstanding under our senior credit facility. Pending any application of the net proceeds, they may be placed in investments that do not produce income or that lose value.

There may be risks related to our former use of Arthur Andersen LLP as our independent public accountants.

      On March 14, 2002, our former independent public accountants, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron. Arthur Andersen has indicated that it intends to contest vigorously the indictment. Trial began in these proceedings on May 7, 2002. As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent, certified public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. As a result, our financial statements audited by Arthur Andersen have been incorporated into this prospectus. However, relief which may be available to stockholders under the federal securities laws against auditing firms may not be available as a practical matter against Arthur Andersen should it cease to operate or if it becomes financially impaired.

LODGENET ENTERTAINMENT CORPORATION

      We are a leading provider of television-based broadband services to the hospitality industry, specializing in the delivery of interactive television and television-based Internet access services to the lodging industry throughout the United States, Canada and select international markets. As of March 31, 2002, we provided interactive and television services to more hotel properties than any other broadband service provider in the world. Our services are designed to serve the needs of the lodging industry and the traveling public and include on-demand movies, music and music videos, Nintendo® video games, high-speed Internet access, Internet-enhanced television which does not require a laptop for access and other interactive services, all of which we refer to as guest pay interactive services. Our guest pay interactive services are purchased by guests on a per-view, hourly or daily basis. We also offer service packages that may include satellite-delivered basic and premium cable television programming and other interactive entertainment and information services that are paid for by the hotel and provided to hotel guests at no charge, all of which we refer to as free-to-guest services.

      We provide our services to various corporate-managed hotel chains such as Sheraton, Ritz-Carlton, Harrah’s, Omni Hotels, Delta Hotels, Outrigger, La Quinta Inns, Wingate Inns, Grand Casinos, Hilton, Doubletree, Embassy Suites, Hampton Inns & Suites, Homewood Suites, Baymont Inns & Suites and Red Roof Inns, plus various major REITs and management companies such as MeriStar, Felcor, Flagstone, Prime, and WestCoast Hospitality, as well as many independent properties using the Marriott, Holiday Inn, Inter-Continental, Courtyard by Marriott, Prince, Radisson, W Hotel, Westin and other trade names.

      In 2001, we introduced our new interactive digital system that enhances and expands the delivery of content and services through our interactive television network, providing hotel guests with enhanced levels of choice, convenience and control in the guest room. Our new digital system generates increased revenue per room because it offers increased variety and availability of video selections, digital music and music videos, television-based Internet access, and access to Internet-sourced content. The new digital system also lowers our operating costs because the digital platform allows us to distribute video and music content via satellite, which eliminates tape duplication and shipping costs as well as the need for our technicians to visit hotels to manually load content on hotel servers. The on-line diagnostic capability of our digital system also enables us to identify and resolve a majority of reported system malfunctions from our service control center without visiting a hotel property. We plan to continue to install our new digital system in newly installed hotel properties and in existing sites as current service contracts are successfully renewed and extended.

      Our principal executive offices are located at 3900 West Innovation Street, Sioux Falls, South Dakota 57107, and our telephone number is (605) 988-1000.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement incorporates by reference additional information and exhibits. We are subject to the reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

      The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2001;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 2, 1993;

•	the description of our stockholder rights plan in our Form 8-A filed with the SEC on March 7, 1997;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	our Annual Report for the LodgeNet Entertainment Corporation 401(k) Plan on Form 11-K for the year ended December 31, 2001; and

•	our Current Reports on Form 8-K filed with the SEC on April 15, May 29 and June 3, 2002.

      We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Corporate Secretary, LodgeNet Entertainment Corporation, 3900 West Innovation Street, Sioux Falls, South Dakota 57107. Our telephone number is (605) 988-1000.

      You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus, any prospectus supplement and the documents incorporated in this prospectus by reference constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the prospectus supplement and the documents incorporated in the prospectus by reference, the words “expects,” “anticipates,” “estimates,” “believes,” “no assurance” and similar expressions and statements which are made in the future tense, are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following:

•	general economic and business conditions, and trends in the lodging and entertainment industries in particular;

•	changes in hotel occupancy rates, business and leisure travel rates and the “buy rate” of our customers;

•	our ability to access popular movies, video games, music and other content on terms that are acceptable to us;

•	the impact of regulations or competition on our products and services and changes to the competitive environment for our products and services, including the ability of our competitors to deliver on demand guest pay services through the Internet or cable;

•	the occurrence of one or more future terrorist attacks;

•	the ability of our suppliers to provide key components and services necessary for the manufacture and assembly of our interactive systems;

•	the outcome of any pending or future litigation, including, but not limited to, our dispute with InnMedia LLC;

•	our ability to transition and secure alternative sources for interactive television content and television-based Internet access services and/or to modify our existing contracts relating to these services;

•	uncertainties inherent in our business strategies, such as our recent efforts to expand our digital system to a broader segment of our customer base;

•	uncertainties inherent in our efforts to improve operating results by increasing revenue and decreasing costs;

•	our ability to secure additional capital on terms that are acceptable to us sufficient to execute our business plan, including expanding the installation of our digital system in our customers’ guest rooms, and to adapt to technological changes in our industry;

•	changes in the nature of our relationships with hotel chains and their franchisees, including our ability to obtain new customers and to retain existing customers;

•	the results of our research and development efforts relating to the development of new technologies and the enhancement of existing technologies; and

•	other factors discussed in this prospectus and any prospectus supplement and the documents incorporated in this prospectus by reference.

      These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated deficiency in the coverage of fixed charges for the periods indicated.

						Three Months
	Year Ended December 31,					Ended
						March 31,
	1997	1998	1999	2000	2001	2002

	(Dollar amounts in thousands)
Deficiency in the coverage of fixed charges(1)	(25,065)	(39,537)	(36,058)	(38,689)	(23,628)	(6,541)

(1)	We do not have any preferred stock outstanding and consequently the ratio of combined fixed charges and preference dividends to earnings is identical to the ratio of earnings to fixed charges as of the date of this prospectus.

      For purposes of calculating the deficiency in the coverage of fixed charges, (i) fixed charges consist of interest on debt, amortization of discount on debt and capitalized interest, and (ii) earnings consist of pre-tax income from operations and fixed charges (excluding capitalized interest) and include the amortization of capitalized interest.

USE OF PROCEEDS

      Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness, financing of capital expenditures, research and development of new technologies, future acquisitions and strategic investment opportunities. Our senior credit facility requires that at least half, if not all, of the proceeds from the sale of our capital stock in one or more offerings under this prospectus be used to prepay any loans then outstanding under our senior credit facility. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund our future capital and working capital requirements in excess of internally generated funds.

DIVIDEND POLICY

      We have paid no dividends to date on our common stock. We do not intend to pay any cash dividends on our common stock in the foreseeable future. We expect that we will retain any earnings to finance our operations and growth. The terms and conditions of our 10.25% Senior Notes, 11.50% Senior Notes and bank credit facility each restrict and limit payments or distributions in respect of our common stock. Therefore, we do not expect to pay cash dividends in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

      This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share and preferred stock, par value $0.01 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our by-laws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our by-laws for additional information before you buy any of our common stock. See “Where You Can Find More Information.”

Common Stock

      General. As of March 31, 2002, our authorized common stock was 50,000,000 shares, of which 12,344,934 shares were issued and outstanding.

      Voting Rights. A majority of the outstanding shares of common stock constitutes a quorum for the conduct of business at meetings of our stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

      Dividends. Holders of common stock will share ratably in any dividends declared by the board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

      Other Rights. In the event of liquidation, dissolution or winding up, after payment of liabilities and liquidation preferences on any shares of preferred stock then outstanding, the holders of common stock are entitled to share ratably in all assets available for distribution. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

      As of March 31, 2002, our authorized preferred stock was 5,000,000 shares, of which none were issued and outstanding. We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•	the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•	the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

      The particular terms of any series of preferred stock will be described in a prospectus supplement. Any material United Stated federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

Stockholder Rights Plan

      On February 28, 1997, we adopted a stockholder rights plan. The rights plan is intended to maximize stockholder value by providing flexibility to our board of directors in the event that an offer to acquire us is received that is either inadequate or not in the best interest of all stockholders.

      Under the rights plan, our board of directors declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on March 10, 1997.

Each right, when exercisable, entitles the registered holder to purchase one one-thousandth of a share of a new series of Series A Participating Preferred Stock, at a price of $60.00, subject to adjustment.

      Initially, the rights are “attached” to the common stock and trade with the common stock. They separate from the common stock (i) upon the public announcement that a person or group acquired 15% or more of the outstanding shares of common stock or (ii) 10 days, unless extended by our board of directors, following the public announcement of a tender offer or exchange offer which would result in someone becoming the owner of 15% or more of the outstanding common stock. Following a separation, the rights become exercisable, are separately tradable and we will mail separate rights certificates to stockholders.

      The rights expire on the earliest of February 28, 2007, the date of the consummation of a merger with a person who acquired common stock with the approval of our board of directors or the redemption of the rights by us.

      The number of rights are adjusted to prevent dilution in the event of a stock split or stock dividend. The purchase price and the number of shares of preferred stock issuable upon exercise of the rights are also adjusted for stock splits and dividends as well as for other events, including the issuance of preferred stock at less than the market price or the distribution of our assets to preferred stockholders.

      If we are acquired without the approval of the board of directors who are neither our officers nor related to the acquirer, the rights become exercisable for shares of common stock of the acquiring company with a market value of two times the exercise price. If there is merely an acquisition of at least 15% of our common stock without such approval, the rights become exercisable for common stock with a market value of two times the exercise price.

      Prior to a 15% acquisition or the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.01 per right. The rights are also redeemable in connection with a merger or other similar transaction not involving a 15% acquirer or if the acquirer has acquired less than 15% and there are no other acquirers.

      In addition, our board of directors may, after a 15% acquisition (but less than a 50% acquisition), exchange the rights for shares of common stock on a one for one basis or for cash or other assets or securities of ours.

      If issued, the preferred stock will be nonredeemable and junior to any other series of preferred stock we may issue, but will have a preferential quarterly dividend equal to 1,000 times the dividend, if any, declared on each share of common stock, but not less than $25.00 and, in the event of our liquidation, a preferred liquidation preference equal to the greater of $1,000 or 1,000 times the payment per share of common stock. Each share of preferred stock will have 1,000 votes and will vote together with the common stock.

      Until a right is exercised, the holder will have no rights as a stockholder of ours. We and the rights agent have broad discretion to amend the rights plan; however, following a separation, no amendment may adversely affect the rights holders.

Anti-Takeover Provisions

      Certain Provisions of Our Certificate of Incorporation and By-Laws May Have Anti-Takeover Effects. A number of provisions of our certificate of incorporation and by-laws cover matters of corporate governance and the rights of stockholders. Some of these provisions, including, but not limited to, the inability of stockholders to take any action by written consent, supermajority voting requirements to amend the provision prohibiting action by stockholders by written consent and the provision regarding amendments to the certificate of incorporation, the filling of vacancies on the board of directors by the affirmative vote of a majority of the remaining directors, and the ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. Our board of directors believes these provisions are appropriate to protect our interests and the interests of our stockholders. Our board of directors has no present plans to adopt any further measures or devices which may be deemed to have an “anti-takeover effect.”

      Delaware Anti-Takeover Provision. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•	upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•	at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

      The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or any amendment thereto. Our certificate of incorporation does not contain any such exclusion.

Transfer Agent

      The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

DESCRIPTION OF DEBT SECURITIES

      The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

      We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt, or Senior Debt Securities, our senior subordinated debt, or Senior Subordinated Debt Securities, or our subordinated debt, or Subordinated Debt Securities. We refer to the Subordinated Debt Securities and the Senior Subordinated Debt Securities together as, the Subordinated Securities. The debt securities we offer will be issued under an indenture between us and Wilmington Trust Company, acting as trustee, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of debt securities. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

      The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

      We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount”, or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

      The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title and authorized denominations of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•	the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, under which any debt securities will rank junior to any of our other debt;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	the nature and terms of any security for any secured debt securities; and

•	any other specific terms of any debt securities.

      The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

      Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

      Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities and any credit facility. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

      Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our Senior Debt Securities and Senior Subordinated Debt Securities. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

      Debt securities may be convertible into or exchangeable for shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

      We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

      This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

      The term “Event of Default,” when used in the indenture, unless otherwise indicated, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an event of default involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series (or, if the debt securities of that series are discount securities, such portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately.

      If an Event of Default with respect to any series of Senior Debt Securities occurs and is continuing with respect to covenants other than the payment of principal, interest and premium (if any), then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of Senior Debt Securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of Senior Debt Securities (or, if any of such Senior Debt Securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series of Senior Debt Securities.

      If an Event of Default with respect to any series of Subordinated Securities occurs and is continuing with respect to covenants other than the payment of principal, interest and premium (if any), then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of Subordinated Securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of Subordinated Securities (or, if any of such Subordinated Securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series of Subordinated Securities.

      The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving the series.

      If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

      The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

      We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

      The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

      Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

      The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

      So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

      Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

      We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

      We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

      If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

      We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary for Euroclear System and Cedel Bank, Société Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

      We can discharge or decrease our obligations under the indenture as stated below.

      We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

      Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities; and

•	in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

      In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

      Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

      The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	establish the forms or terms of debt securities of any series;

•	eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

•	make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

      The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or of Subordinated Securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

•	change the currency in which the principal, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

      The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of such series waive any default and its consequences under the indenture except:

•	a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

      The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

      If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

      The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

•	would not conflict with any rule of law or with the relevant indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.

      The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

      The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

SELLING STOCKHOLDERS

      The following table sets forth information relating to the selling stockholders’ beneficial ownership of our common stock:

Shares of
Selling Stockholders	Common Stock Owned(a)

Allstate Life Insurance Company	80,000
3075 Sanders Road, Suite G5D
Northbrook, IL 60062

Hilton Hotels Corporation	2,450,000
9336 Civic Center Drive
Beverly Hills, CA 90210

John Hancock Life Insurance Company	240,001
200 Clarendon Street
Boston, MA 02117

Massachusetts Mutual Life Insurance Company	160,000
1500 Main Street, Suite 2800
Springfield, MA 01115

(a)	Represents shares of common stock issuable upon exercise of warrant(s) to purchase common stock held by the selling stockholders and/or their affiliates.

      We have entered into an agreement with Hilton, one of the selling stockholders, pursuant to which we provide movies, games and music content to various Hilton owned, managed and franchised hotels. In connection with this agreement with Hilton, we granted Hilton a warrant, reflected in the table above, to purchase up to 2,100,000 shares of our common stock. As of March 31, 2002, 1,559,847 shares had vested. The remaining shares subject to this warrant will vest as certain milestones under our agreement with Hilton are achieved. If these milestones are achieved, Hilton will become eligible to purchase up to an additional 350,000 shares based on additional milestones. During the fourth quarter of 2000, we formed a joint venture with Hilton, InnMedia LLC, an interactive television and television-based Internet access services distributor.

      The remaining selling stockholders, together with their affiliates, are the holders of our 11.50% Senior Notes. As of March 31, 2002, there was an aggregate amount of approximately $24 million in principal outstanding under these notes.

      These shares may be sold by the selling stockholders only at such time or times as the selling stockholders are entitled to, and determine to, exercise their contractual right to have such shares sold pursuant to this prospectus. At the time of such sale, the number of shares of common stock, if any, being offered for the selling stockholders as well as the number of such shares and the percentage of the class, if greater than one percent, to be owned by a selling stockholder after completion of the offering will be set forth in the applicable prospectus supplement.

      All expenses incurred with the registration of the shares of common stock owned by the selling stockholders will be borne by us; provided that we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

PLAN OF DISTRIBUTION

      We may sell the securities and the selling stockholders may sell shares of common stock offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us or the selling stockholders from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

      Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us or the selling stockholders in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us, our subsidiaries or the selling stockholders in the ordinary course of business.

      Any underwriting discounts or other compensation that we or the selling stockholders pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us or the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

      Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on any securities exchange, except for our common stock, which is quoted on The Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in these securities. We cannot predict the activity or liquidity of any trading in these securities.

LEGAL MATTERS

      Selected legal matters with respect to the validity of any securities issued under this prospectus will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California and New York, New York.

EXPERTS

      The consolidated balance sheets of us and our subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

       We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus do not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

$185,000,000

LodgeNet

Entertainment
Corporation

   % Senior Subordinated

Notes Due 2013

PROSPECTUS SUPPLEMENT

                        , 2003

Bear, Stearns & Co. Inc.

UBS Warburg
CIBC World Markets